Registration Statement No. 333-221813

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GUARDION HEALTH SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	47-4428421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Address and telephone number of principal executive offices)

Michael Favish, Chief Executive Officer

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Name, address and telephone number of agent for service)

Copy to:

David I. Sunkin, Esq.

Jason R. Schendel, Esq.

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Telephone: (213) 620-1780

Facsimile: (213) 620-1398

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered (4)	Proposed Maximum Aggregate Offering Price per Security (1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	17,260,312	$1.15	(2)	$19,849,359	$2,471.25
Shares of Common Stock, par value $0.001 underlying Warrants (3)	60,000	$1.00	(5)	$60,000	$7.47
Shares of Common Stock, par value $0.001 underlying Warrants (3)	60,000	$0.75	(5)	$45,000	$5.60
Shares of Common Stock, par value $0.001 underlying Warrants (3)	140,000	$0.50	(5)	$70,000	$8.72
Shares of Common Stock, par value $0.001 underlying Warrants (3)	1,162,500	$0.25	(5)	$290,625	$36.18
Shares of Common Stock, par value $0.001 underlying Stock Options (6)	125,000	$1.15	(5)	$143,750	$17.90
TOTAL	18,807,812	$—		$20,458,734	$2,547.12	(7)

(1)	This offering price is solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Act”) and is based, in part, upon the last private sale of the Company’s common stock.
(2)	Based on the last sale price of the Company’s common stock.
(3)	Shares issuable upon exercise of warrants held by Selling Securityholders.
(4)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the warrants.
(5)	Pursuant to Rule 457(g) under the Act, the offering price is based upon the respective average exercise or conversion price.
(6)	Shares issuable upon exercise of stock options held by Selling Securityholders.
(7)	$2,529.22 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 21, 2017

18,807,812 Shares of Common Stock

GUARDION HEALTH SCIENCES, INC.

This prospectus relates to the sale by the selling securityholders named in this prospectus (the “Selling Securityholders”) of Guardion Health Sciences, Inc. (the “Company” or “Guardion”) of 17,260,312 shares of issued and outstanding common stock, 1,422,500 shares of common stock issuable upon exercise of common stock purchase warrants and 125,000 shares of common stock issuable upon exercise of stock options. We will not receive any of the proceeds from the sale by the Selling Securityholders of such securities. However, we will receive proceeds from the exercise of the warrants or stock options if they are exercised for cash by the Selling Securityholders.

The Selling Securityholders will sell their shares of common stock at $1.25 per share until our shares are quoted on the OTC Bulletin Board, OTCQX, OTCQB or listed on a national securities exchange, such as the NYSE American, and thereafter at prevailing market prices or in privately negotiated transactions. We provide more information about how a Selling Securityholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 78. We intend to apply to list our common stock on a national securities exchange, such as NYSE American, under the symbols “GHSI” or “GRD,” if available, subsequent to December 31, 2017. No assurance can be given that our application will be approved or that a public trading market for our common stock will ever develop.

The Selling Securityholders and any broker-dealers that participate in the distribution of the securities may be deemed to be “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and may elect to comply with certain reduced public company reporting requirements. See the section titled “Implications of Being an Emerging Growth Company.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus before making a decision to purchase our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2017.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, unless otherwise noted, references to “the Company,” “GHS,” “we,” “us,” and “our” refer to Guardion Health Sciences, Inc. and its consolidated subsidiaries.

This prospectus describes the specific details regarding this offering and the terms and conditions of the common stock being offered hereby and the risks of investing in our common stock. You should read this prospectus, any free writing prospectus and the additional information about us described in the section entitled ‘‘Where You Can Find More Information’’ before making your investment decision.

Neither we, nor any of our officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks which are protected under applicable intellectual property laws and are our property or the property of our subsidiaries. This prospectus also contains trademarks, service marks, trade names and/ or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including market position and market opportunity, is based on information from our management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that this information is accurate or complete. We have not independently verified any of the data from third-party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. Our internal company surveys are based on data we have collected over the past several years, which we believe to be reliable. Management estimates are derived from publicly available information, our knowledge of our industry, and assumptions based on such information and knowledge, which we believe to be reasonable and appropriate. However, assumptions and estimates of our future performance, and the future performance of our industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents we file with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in our estimates and assumptions being materially different from future results. You should read the information contained in, or incorporated by reference into, this prospectus completely and with the understanding that future results may be materially different and worse from what we expect. See the information included under the heading “Forward-Looking Statements.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus and incorporated hereby by reference. In this prospectus, unless otherwise noted, the terms “the Company,” “GHS,” “we,” “us,” and “our” refer to Guardion Health Sciences, Inc. and its consolidated subsidiaries.

The Company

Overview

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 in California as a limited liability company under the name P4L Health Sciences, LLC. The Company changed its name to Guardion Health Sciences, LLC in December 2009. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, and changed its name to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. The Company has limited commercial operations to date, and has primarily been engaged in research and development.

The Company has also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). The Company invented its own proprietary patented technology embodied in the MapcatSF. On November 8, 2016, the USPTO issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking the Lumega-Z medical food product. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function. The MapcatSF is intended to be the first device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

Lumega-Z has a patent-pending formula that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. We believe that medical foods will continue to grow in importance over the coming years.

By combining its MapcatSF medical device and Lumega-Z medical food, the Company has developed what it believes to be the only reliable two-pronged, evidence-based protocol for replenishing and restoring the macular protective pigment and increasing overall retinal health.

Recent Developments

VectorVision

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc., an Ohio corporation (“VectorVision Ohio”), in exchange for 3,050,000 shares of the Company’s common stock, pursuant to the terms of an Asset Purchase and Reorganization Agreement, dated September 29, 2017 (the “Asset Purchase Agreement”), which was entered into on an arm’s-length basis. The wholly-owned subsidiary that acquired the business is VectorVision Ocular Health, Inc., a Delaware corporation (“VectorVision”), doing business as VectorVision. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS (“Early Treatment Diabetic Retinopathy Study”) visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit.

VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. The Company believes VectorVision’s CSV-1000 device to be the standard of care for clinical trials. The acquisition of VectorVision expands the Company’s technical portfolio and the Company believes it further establishes the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

November Financing

On November 3, 2017 (the “Effective Date”), the Company completed the issuance and sale of an aggregate of 4,347,827 shares of common stock (the “Shares”) at a purchase price of $1.15 per Share (or a purchase price of $5,000,001.05 in the aggregate), in a private placement (the “Private Placement”) to certain purchasers (the “Purchasers”) pursuant to a Stock Purchase Agreement dated as of November 3, 2017 (the “Purchase Agreement”), by and among the Company and the Purchasers.

The Purchasers consist of Lianluo Smart Limited, a company listed on the NasdaqCM (trading symbol: LLIT) and based in Beijing, China (“LLIT”), and its affiliated company, Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”). Pursuant to the Purchase Agreement, LLIT purchased 1,304,348 Shares for a total investment of $1,500,000.20 and Digital Grid purchased 3,043,479 Shares for a total investment of $3,500,000.85. Hangzhou Lianluo Interactive Information Technology Co., Ltd., a company listed on the Shenzhen Stock Exchange (trading symbol: 002280), owns 64.18% of LLIT and 100% of Digital Grid.

Until the one year anniversary of the Effective Date, or earlier in the event that the Purchasers (including their affiliates) hold less than three percent (3%) of the issued and outstanding shares of common stock of the Company, the Company may not undertake a reverse stock split or equivalent reclassification of the Company’s shares of common stock without the prior written consent of the Purchasers holding a majority of the Shares issued pursuant to the Purchase Agreement which are then outstanding.

Pursuant to the Purchase Agreement, the Purchasers will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain such Purchaser’s pro rata ownership percentage in the Company’s securities, subject to customary exceptions. The preemptive rights shall terminate at the earlier of (i) 18 months from the Effective Date, (ii) such time as the Purchasers hold less than five percent (5%) of the issued and outstanding shares of the Company’s common stock, or (iii) such time as the shares of common stock of the Company shall become listed or approved for listing on a national securities exchange.

The Shares issued pursuant to the Purchase Agreement were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) and Rule 903 of Regulation S promulgated under the Securities Act.

Conversion of Preferred Stock

The Company had previously issued and had outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the “Preferred Stock”). The completion of the Private Placement triggered, at the Company’s election, the automatic conversion of the Preferred Stock into shares of common stock. Immediately following the completion of the Private Placement on November 3, 2017, the Company elected to effect the conversion of all outstanding shares of Preferred Stock into 6,981,938 shares of common stock (excluding accrued but unpaid dividends). The Company issued 205,242 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through the Effective Date, representing the payment in full of all Preferred Stock dividend obligations.

Going Concern

The Company’s financial statements have been prepared assuming it will continue as a going concern. We have utilized cash in operating activities of $1,914,745 and $1,196,415 during the nine months ended September 30, 2017 and 2016, respectively, and had a total stockholders’ deficiency of $345,574 as of December 31, 2016. We expect to continue to incur net losses and negative operating cash flows in the near-term. The Company has completed multiple capital financing transactions during 2017, resulting in cash on hand of $1,269,755 at September 30, 2017, and an additional $5,000,000 was received on November 3, 2017.

As of December 31, 2016, management had concluded that there was substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements were issued, and the Company’s independent registered public accounting firm also included explanatory going concern language in their report accompanying the Company’s audited financial statements for the year ended December 31, 2016. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its lead products Lumega-Z, the MapcatSF medical device, and the CSV-1000 and ESV-3000 testing devices, and with respect to efforts to continue to build its infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z, the MapcatSF or the CSV-1000 and ESV-3000 testing devices. The Company continues to attempt to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that it will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, it may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations. Any such event would have a material adverse effect on the Company’s financial results and the market value of its common stock.

Corporate Strategy

Since there are no research-validated pharmaceutical offerings for slowing the progression of adult macular degeneration (“AMD”), it is necessary for physicians to recommend Age-Related Eye Disease Study (“AREDS”)-based supplements to their AMD patients. However, more than 90% of all AREDS-based nutritional products currently on the market are in tablet, capsule and gel capsule form. Tablets, capsules and gel capsules are difficult to administer and have a low efficiency of absorption. For this reason, some doctors may hesitate to prescribe tablet, capsule or gel capsule AREDS-based nutraceuticals despite the fact that these currently may be the only option available to them.

The competitive landscape of supplements is crowded and confusing for physicians and patients looking to obtain an appropriate product for eye care. In October 2017, while searching walgreens.com for “AREDS” we found 10 results, all of which are in tablet, capsule or gel capsule form. When searching the same website for “Eye Health Supplements” (a common search term for this category of product) we found 204 products, of which 196 (96%) are in tablet, capsule or gel capsule form. The same search term on cvs.com returned over 110 products. These supplement products all have varying ingredients, varying levels of similar ingredients, varying claims regarding their effects, and varying price points.

Lumega-Z is designed to address this concern. In contrast, Lumega-Z is a liquid formulated using a proprietary molecular micronization process (“MMP”) designed to maximize efficiency of absorption and safety and to minimize compatibility issues. The MMP is a proprietary homogenization process whereby the molecular structure of the ingredients is reduced in size to facilitate more efficient absorption in the body.

Medical Foods Products Industry Overview

The Company believes that the science of nutrition was long overlooked and underdeveloped. The Company believes that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as a large and attractive segment in the food industry today.

A number of diseases are associated with metabolic imbalances. Patients in treatment for certain diseases have specific nutritional requirements. Some examples are ocular health, pain syndromes, insomnia, cognitive disorders, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are a medical product taken under the supervision of a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for patients who are seriously ill or who require~~s~~ the product as a major treatment modality according to FDA regulations.

Medical foods consist of food-based ingredients that are part of the normal human diet and are Generally Recognized as Safe (“GRAS”) under FDA standards. To be classified as a medical food, the foods must make disease claims for which there is scientific evidence for the nutrient deficiencies that cannot be corrected by normal diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and so have special, extra-rigorous guarantees of safety. All ingredients must be designated GRAS and used in therapeutic concentrations to address the particular nutritional needs of the patient. Medical foods are taken under the supervision of a physician or professional healthcare provider who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and congressionally approved laws, medical foods do not require FDA preapproval but undergo continuous FDA monitoring and approval of label claims. Even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for dietary supplements, including the requirements for solid scientific support for the formula as a whole. For these reasons, we believe that medical foods have greater guarantees of efficacy. In contradistinction, dietary supplements, such as vitamins, minerals and botanicals, do not require FDA preapproval, cannot make disease claims, are intended for average people without disease, and cannot legally claim that they prevent, mitigate or treat a given disease. Dietary supplements do not require physician supervision and can be administered to a person that can self-administer the supplement without supervision.

Prior to 2015, Lumega-Z was categorized and sold as a dietary supplement. We believe that Lumega-Z is properly categorized as a medical food. While it is unlikely the FDA would conclude otherwise, if the FDA were to determine Lumega-Z should not be defined as a medical food, we would need to relabel and rebrand that product. We believe there would be a non-material impact on the Company’s operations and financial condition if we were required to change labeling and packaging back to that of a dietary supplement. While reclassification and the subsequent relabeling and rebranding would be an added cost to operations, we do not believe it would change the use or effectiveness of Lumega-Z. Although, we believe it is unlikely the FDA would make such a determination that Lumenga-Z is not a medical food, there is a chance that certain physicians may choose not to recommend Lumega-Z to their patients or that certain consumers may choose not to buy Lumega-Z if it is not classified as a medical food.

Vision Testing Industry Overview

We believe that repeatable, consistent results for visual acuity testing is of paramount importance for effective eye health care and for accurately establishing and enforcing the vision performance criteria for certain professions. Variance in test lighting is a major cause of inconsistency in vision testing results. Standards for testing luminance, have been in place for more than three decades. However, recently, vision testing has evolved from the use of projection systems and charts to the use of digital displays. We believe that the variance in luminance provided by digital displays is large, and clinicians are now obtaining highly inconsistent results from practice to practice. We believe more than 250,000 eye care examination rooms are in use in the United States today.

VectorVision is the only company that offers fully standardized vision testing products that are designed to ensure consistent, repeatable and highly accurate results. The CSV-1000 and ESV-3000 devices offer auto-calibrated tests designed to ensure the correct testing luminance and contrast levels for consistent, highly accurate and repeatable results, which is why the VectorVision instruments can detect and quantify subtle changes in vision, and why the VectorVision CSV-1000 instrument is used worldwide by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. For the same reasons, the Company believes that the ESV-3000 ETDRS testing device will become the worldwide standard for ETDRS visual acuity testing. The Company’s research has revealed no competing products that offers auto-calibration of ambient illumination. Competitive devices do not allow for variations in ambient light levels, resulting in variability of test results due to the environment in which the testing is performed. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and the intellectual property is protected under copyright and trade secret law. Both CSV-1000 and ESV-3000 are currently sold in multiple countries, and the Company expects this global distribution to continue. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, as such amount is indexed for inflation every five years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers during its most recently completed fiscal year, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in our initial registration statement;

•	we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	we may provide reduced disclosure about our executive compensation arrangements; and

•	we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Corporate History and Information

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December, 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences, LLC (“GHS”) in December 2009. In June 2015, GHS became a Delaware “C” corporation. The Company’s address is 15150 Avenue of Science, Suite 200, San Diego, California 92128. Our telephone number is 858-605-9055. Our website is: www.guardionhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

THE OFFERING

Shares of common stock offered by the Selling Securityholders	An aggregate of 18,807,812 shares are being offered by the Selling Securityholders; consisting of 17,260,312 shares issued and outstanding, 1,422,500 shares underlying common stock purchase warrants and 125,000 shares underlying stock options.

Shares of common stock outstanding (1)	40,545,947

Terms of the Offering

The Selling Securityholders will sell their shares of common stock at $1.25 per share until our shares are quoted on the OTC Bulletin Board, OTCQX, OTCQB or listed on a national securities exchange, such as the NYSE American, and thereafter at prevailing market prices or in privately negotiated transactions.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares by the Selling Securityholders. Any proceeds received from the exercise of warrants or stock options by Selling Securityholders will be used by the Company for working capital purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol	The Company intends to pursue a listing of its common stock on the NYSE American under the symbol “GHSI” or “GRD” if available. There are no assurances that such a listing will be accomplished.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 14 of this prospectus before deciding whether or not to invest in the Company’s common stock.

(1) The number of shares of common stock outstanding is based on 40,545,947 shares of common stock issued and outstanding as of December 18, 2017 and excludes the following: options to purchase 1,375,000 shares of common stock and warrants to purchase 2,983,666 shares of common stock.

Summary Financial Information

The following summary financial and operating data set forth below should be read in conjunction with our financial statements, the notes thereto and the other information contained in this prospectus. The summary statement of operations data for the years ended December 31, 2016 and 2015 have been derived from our audited financial statements appearing elsewhere in this prospectus. The summary balance sheet data as of September 30, 2017, and the statement of operations data for the nine months ended September 30, 2017 and 2016, have been derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial statements were prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Statement of Operations Data:

	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)	(unaudited)
Revenue	$178,610	$92,195	$141,029	$112,811

Cost of goods sold	82,420	50,127	75,702	50,072

Gross profit	96,190	42,068	65,327	62,739

Operating expenses:
Research and development	131,330	43,062	64,026	401,909
Sales and marketing	294,774	293,979	389,111	180,133
General and administrative	2,758,331	2,282,354	3,308,144	5,610,830
Loss on settlement of promissory notes and accounts payable	-	-	249,739	258,606

Total operating expenses	3,184,435	2,619,395	4,011,020	6,451,478

Loss from operations	(3,088,245)	(2,577,327)	(3,945,693)	(6,388,739)

Other expenses:
Interest expense and financing costs	20,817	863,548	1,104,557	752,948
Change in fair value of note	-	-	698,147	-
Cost to induce conversion of notes payable	-	-	-	1,699,609

Total other expenses	20,817	863,548	1,802,704	2,452,557

Net loss	(3,109,062)	(3,440,875)	(5,748,397)	(8,841,296)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	(335,337)	(212,200)	(760,011)	-
Dividend declared	(159,798)	(13,059)	(35,018)	-

Net loss attributable to common shareholders	$(3,604,197)	$(3,666,134)	$(6,543,426)	$(8,841,296)
Basic and diluted net loss per common share	$(0.14)	$(0.17)	$(0.30)	$(0.54)
Basic and diluted weighted average common shares outstanding	25,469,112	21,352,995	21,800,719	16,391,665

Balance Sheet Data:

	As of September 30,	As of December 31,
	2017	2016	2015
	(Unaudited)

Cash	$1,269,755	$62,520	$13,850
Property, plant, and equipment, net	100,813	114,020	170,795
Working capital	782,904	(470,064)	(892,240)
Total assets	3,878,345	262,045	245,764
Current portion of convertible note payable	46,567	44,323	41,315
Current portion of promissory notes payable	15,605	10,251	64,407
Current portion of promissory notes payable related party	-	16,805	149,233
Convertible notes payable	-	-	516,575
Stockholders’ equity (deficit)	$3,121,847	$(345,574)	$(1,227,550)

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it has filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information that the Company incorporates by reference is an important part of this prospectus, and information that it files later with the SEC will automatically update and supersede this information. The documents the Company is incorporating by reference are:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016, along with the financial statements and related notes thereto, filed with the SEC on March 30, 2017;

●	Our Quarterly Reports on Form 10-Q, filed with the SEC on May 11, 2017, August 10, 2017 and November 13, 2017;

●	Our Current Reports on Form 8-K, filed with the SEC on January 5, 2017 (as amended on January 18, 2017, February 15, 2017, March 2, 2017, March 23, 2017, June 20, 2017, July 25, 2017 (as amended on August 4, 2017), October 5, 2017 (as amended on November 21, 2017) and November 7, 2017; and

●	The description of our common stock contained in our registration on Form 8-A12B (File No. 000-55723) filed with the SEC on December 16, 2016, including any amendment or report filed for the purpose of updating such description.

All documents the Company subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Vincent J. Roth, the Company’s General Counsel, at Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, CA 92128; Tel: 858-605-9055. We maintain a website at https://guardionhealth.com/sec-filings/. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of the Company’s common stock. There are numerous and varied risks that may prevent the Company from achieving its goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to the Company’s Business

The Company’s recurring operating losses have raised substantial doubt regarding its ability to continue as a going concern.

The Company has sustained recurring operating losses, which raises substantial doubt about its ability to continue as a going concern. The perception of the Company’s ability to continue as a going concern may make it more difficult for it to obtain financing for the continuation of its operations and could result in the loss of confidence by investors, suppliers and employees. The Company’s financial statements for all periods have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the Financial Statements, the continuation of the Company as a going concern is dependent upon the Company raising additional debt and/or equity financing to fund future operations and to provide additional working capital. The Company has completed multiple capital financing transactions during 2017, resulting in cash on hand of $1,269,755 at September 30, 2017, and an additional $5,000,000 was received on November 3, 2017 in connection with the private placement transaction referred to elsewhere in this prospectus.

As of December 31, 2016, management had concluded that there was substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements were issued, and the Company’s independent registered public accounting firm also included explanatory going concern language in their report accompanying the Company’s audited financial statements for the year ended December 31, 2016.

Although recent capital transactions have significantly improved our current cash position, we will continue to incur significant expenses for commercialization activities related to our lead product Lumega-Z, the MapcatSF medical device, the CSV-1000 and ESV-3000 devices, and with respect to efforts to build our infrastructure. If the Company is unable to raise additional capital, the Company will be forced to suspend or terminate operations and, in all likelihood, cause investors to lose their entire investment.

The Company has significant working capital requirements and has historically experienced negative working capital balances. If the Company continues to experience such negative working capital balances in the future, it could have a material adverse effect on its business, financial condition and results of operations.

As a result of its continued losses, the Company’s current liabilities often significantly exceed current assets.  The Company is dependent upon obtaining additional financing to meet working capital needs and repay outstanding debt. Since its formation, the Company has relied on convertible notes and direct stock purchases from unrelated parties to fund its operating cash flow deficits. There is no assurance that it will generate the necessary net income or operating cash flows to meet its working capital requirements and pay its debts as they become due in the future due to a variety of factors and other factors discussed in this “Risk Factors” section. There can be no assurance, however, that it will be able to successfully take any of these actions, including adjusting expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing a financing on any terms or on terms that are acceptable to it. The Company’s inability to take these actions as and when necessary would materially adversely affect its liquidity, results of operations, financial condition and ability to operate.

The Company’s future success is largely dependent on the successful commercialization of Lumega-Z® and the MapcatSF® medical device and the CSV-1000 and ESV-3000 testing devices and the successful integration of VectorVision into the Company’s business.

The future success of the Company’s business is largely dependent upon the successful commercialization of its medical food, Lumega-Z, and its medical device, the MapcatSF and the VectorVision CSV-1000 and ESV-3000 testing devices. The Company is dedicating a substantial amount of its resources to advance Lumega-Z and certain resources to advance MapcatSF as aggressively as possible. If the Company encounters difficulties in the commercialization of Lumega-Z or the MapcatSF, the Company will not have the resources necessary to continue its business in its current form. If the Company is unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, it may be unable to successfully commercialize its products. The Company believes it is creating an efficient commercial organization, taking advantage of outsourcing options where prudent to maximize the effectiveness of its commercial expenditures. However, it may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues the Company may be able to generate on sales of Lumega-Z or licensing fees or sales of the MapcatSF device or the CSV-1000 and ESV-3000 testing devices. If this occurs, it will have an adverse impact on operations and the Company’s ability to fund any future development.

We may fail to realize all of the anticipated benefits of the VectorVision acquisition or those benefits may take longer to realize than expected. We may also encounter significant difficulties in integrating VectorVision into the existing business and VectorVision may underperform relative to our expectations.

Our ability to realize the anticipated benefits of the VectorVision acquisition will depend, to a large extent, on our ability to integrate the business of VectorVision with our legacy business, which may be a complex, costly and time-consuming process. We may be required to devote significant management attention and resources to integrate the VectorVision business practices into our existing operations. The integration process may disrupt our business and, if implemented ineffectively, could restrict the realization of the full expected benefits of the acquisition. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the VectorVision acquisition could cause an interruption of, or a loss of momentum in, our operations and could adversely affect our business, financial condition and results of operations.

In addition, the integration of VectorVision may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management’s attention. Additional integration challenges may include, among other things:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	difficulties in the integration of operations and systems;

•	difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a larger and more complex company; and

•	the impact of potential liabilities we may be inheriting from VectorVision.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could adversely affect our business, financial condition and results of operations. In addition, even if VectorVision is integrated successfully, the full anticipated benefits of such acquisition may not be realized, including the synergies, cost savings or sales or growth opportunities that are anticipated. These benefits may not be achieved within the anticipated time frame, or at all. Additionally, we may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we or VectorVision have achieved prior to the acquisition or might have achieved separately.

We have limited experience in developing medical foods and medical devices, and we may be unable to commercialize some of the products we develop.

Development and commercialization of medical foods and medical devices involves a lengthy and complex process. We have limited experience in developing products and have only one commercialized medical food product on the market, Lumega-Z. In addition, no one has ever developed or commercialized a medical device like the MapcatSF, and we cannot assure you that it is possible to further develop or successfully commercialize the MapcatSF or that we will be successful in doing so. While the CSV-1000 and ESV-3000 visual acuity testing devices are commercialized, there is no guarantee that they will continue to be marketable or enjoy commercial success.

Even if we develop products for commercial use, these products may not be accepted by the medical and pharmaceutical marketplaces or be capable of being offered at prices that will enable us to become profitable. We cannot assure you that our products will be approved by regulatory authorities, if required, or ultimately prove to be useful for commercial markets, meet applicable regulatory standards, or be successfully marketed.

We and our suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change. If it is determined that we or our suppliers or manufacturers are not in compliance with the laws and regulations to which we are subject, our business, financial condition and results of operations may be adversely affected.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities and our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Because of our business relationships with physicians and professional healthcare providers, and since our product, Lumega-Z is believed to be a medical food and the MapcatSF and the CSV-1000 and ESV-3000 are medical devices, a number of regulations are implicated. For example, from the FDA’s perspective, a drug cures, treats, or mitigates the effects or symptoms of a specific disease. A medical food manages a specific disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. While we believe Lumega-Z is a medical food, if the FDA was to determine Lumega-Z to be a drug, the Company and the product would be subject to considerable additional FDA regulation. Similarly, while we believe the MapcatSF is a safe medical device, with a very low potential risk of injury to a patient, we believe the MapcatSF is correctly classified as a Class I medical device, which does not require any premarket approval. The CSV-1000 and ESV-3000 are currently classified with the FDA as Class I medical devices. If, however, the FDA were to determine that the MapcatSF, the CSV-1000 or ESV-3000 is a Class II medical device, the Company and the particular product or products would be subject to considerable additional regulatory requirements.

In addition, we cannot anticipate how changes in regulations or determinations by regulatory agencies may evolve. Thus, application of many state and federal regulations to our business operations is uncertain. Further, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals and laws related to off-label promotion of prescription drugs that may or may not be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that may adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting the use of our products as a drug.

Our business and future growth depend on the development, use and ultimate sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for treatment of a condition or disease. This means that we may not make claims about the usefulness or effectiveness or expected outcome of use of our products for any particular condition or disease and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA.

There is a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales and marketing activities may constitute the promotion of our products for use as a drug in violation of applicable law. We also face the risk that the FDA or other regulatory authorities might pursue enforcement based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations are typically expensive, disruptive, burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and would likely be required to substantially change our sales, promotion and educational activities. In addition, were any enforcement actions against us or our senior officers to arise, we could be excluded from participation in U.S. government healthcare programs such as Medicare and Medicaid.

Lumega-Z may not qualify as a medical food as defined by the FDA.

If the FDA makes a determination that Lumega-Z should not be defined as a medical food (and does not qualify as a drug), we would need to relabel and rebrand that product. While reclassification and the subsequent relabeling and rebranding would be an added cost to operations, it would not change the use or effectiveness of Lumega-Z. Although, Management believes it is unlikely the FDA would make such a determination, there is a chance that certain physicians may choose not to recommend Lumega-Z to their patients or that certain consumers may choose not to buy Lumega-Z if it is not classified as a medical food. While there is no insurance coverage for Lumega-Z as a medical food, if insurance companies would otherwise pay for Lumega-Z because of it being a medical food, a determination by the FDA that Lumega-Z should not be defined as a medical food could limit or eliminate such potential insurance coverage which might adversely impact the sales of Lumega-Z.

A key part of our business strategy is to establish collaborative relationships to commercialize and develop our product candidates. We may not succeed in establishing and maintaining collaborative relationships, which may significantly limit our ability to develop and commercialize our products successfully, if at all.

A key part of our business strategy is to establish collaborative relationships to commercialize and fund development of our product candidates. We are currently a party to several collaborative relationships. The Illinois College of Optometry, for example, has included the MapcatSF prototype in its curriculum to instruct students on how to measure the macular pigment. The New York Eye and Ear Infirmary is currently evaluating Lumega-Z on glaucoma patients. The Rosenberg School of Optometry at the University of the Immaculate Word is conducting research on patients with a MapcatSF prototype. Moreover, our Science Advisory Board, each member of whom is displayed on the Company website, includes world renowned experts in macular carotenoids who are developing the peer review markets by conducting research and furthering the understanding of the relevance of the macular pigment in ocular health. Our Medical Advisors includes thought-leading clinicians in retina, glaucoma and the anterior segment of the eye, providing guidance on understanding the clinical applications of Lumega-Z and the MapcatSF and understanding the market opportunities and assisting in driving our strategic goals. Furthermore, there is no guarantee that we will be successful in negotiating similar collaborative relationships with regard to the CSV-1000 and ESV-3000.

While that these collaborative relationships help further validate the MapcatSF and Lumega-Z, we believe these relationships are not material to the Company because none of these relationships is exclusive, there are many potential collaborative partners available, and the Company is free to enter into other collaborative relationships as needed. No sales of Lumega-Z are generated directly from Illinois College of Optometry because the MapcatSF is part of its teaching curriculum and not used for direct patient care. However, the other collaborative relationships, as a result of using the MapcatSF on patients, periodically put patients on Lumega-Z if a physician determines it appropriate to do so. The majority of sales of Lumega-Z primarily come from clinicians outside of these collaborative relationships.

We believe that we may not be able to negotiate collaborations on acceptable terms, if at all, and if we do enter into collaborations, these collaborations may not be successful. Our current and future success depends in part on our ability to enter into successful collaboration arrangements. If we are unable to establish and maintain collaborative relationships on acceptable terms or to successfully transition terminated collaborative agreements, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of capital. Consequently, if we are unable to enter into, maintain or extend successful collaborations, our business may be harmed.

Our long-term success may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF medical device and the CSV-1000 and ESV-3000 testing devices.

Our long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. Product development and commercialization is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Product development is a complex, time-consuming and expensive process. If we fail to adequately manage the research, development, execution and regulatory aspects of new product development we may fail to launch new products altogether.

Government agencies may establish usage guidelines that directly apply to our products or proposed products or change legislation or regulations to which we are subject.

Government usage guidelines typically address matters such as usage and dose, among other factors. Application of these guidelines could limit the use of our products and products that we may develop. In addition, there can be no assurance that government regulations applicable to our products or proposed products or the interpretation thereof will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent, delay or change the regulatory approval required of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries.

Patent litigation is common in the pharmaceutical and biopharmaceutical industries. Any litigation or claim against us may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

While we are not a pharmaceutical or a biopharmaceutical company, as a health sciences company, our medical foods or our medical device may come into competition with products in the medical foods and related industries, such as pharmaceuticals, biologics or dietary supplements. There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability and infringement of patents. We expect that we will rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We may find it necessary to initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may issue to third parties which our technology may infringe. Because patent applications can take many years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products may infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, and could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. If such a dispute were to be resolved against us, we may be required to pay substantial damages, including treble damages and attorney’s fees to the party claiming infringement if we were to be found to have willfully infringed a third party’s patent. We may also have to develop non-infringing technology, stop selling any products we develop, cease using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Modification of any products we develop or development of new products thereafter could require us to become subject to other requirements of the FDA and other regulatory bodies, which could be time-consuming and expensive. In addition, parties making infringement claims may be able to obtain an injunction that would prevent us from selling any products we develop, which could harm our business.

Our competitors may develop products similar to Lumega-Z, and we may therefore need to modify or alter our business strategy, which may delay the achievement of our goals.

Competitors may develop products with similar characteristics to Lumega-Z. Such similar products marketed by larger competitors could hinder our efforts to penetrate the market. As a result, we may be forced to modify or alter our business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving our goals.

Our competitors may develop products similar to the CSV-1000 and ESV-3000 devices, and we may therefore need to modify or alter our business strategy, which may delay the achievement of our goals.

While we believe that VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results, its competitors may introduce similar products that may compete with the CSV-1000 and ESV-3000 devices. These devices offer auto-calibrated tests to ensure the correct testing luminance and contrast levels for consistent, highly accurate and repeatable results, which is why the VectorVision instruments can detect and quantify subtle changes in vision, and why the VectorVision CSV-1000 instrument is used by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. For the same reasons, the Company believes that the ESV-3000 ETDRS testing device will become the worldwide standard for ETDRS visual acuity testing. The Company’s research has revealed no competing products that offers auto-calibration of ambient illumination. Competitive devices do not allow for variations in ambient light levels, resulting in variability of test results due to the environment in which the testing is performed. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and the intellectual property is protected under copyright and trade secret law. Both CSV-1000 and ESV-3000 are currently sold worldwide, and the Company expects this global distribution to continue. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy. Competitors currently exist, and while the Company believes its market penetration and intellectual property protection are barriers to entry, competitors may invent around the Company’s intellectual property or otherwise overcome barriers to entry and introduce similar products to compete with either the CSV-1000 or ESV-3000.

If we are unable to develop our own sales, marketing and distribution capabilities, or if we are not successful in contracting with third parties for these services on favorable terms, or at all, revenues from any products we develop could be limited.

We currently have limited sales, marketing and distribution capabilities. To commercialize our products successfully, we have to develop more robust capabilities internally or collaborate with third parties that can perform these services for us. In the process of commercializing our products, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations capable of successfully launching new products and generating sufficient product revenues. In addition, establishing such operations takes time and involves significant expense.

If we decide to enter into co-promotion or other licensing arrangements with third parties, we may be unable to identify acceptable partners because the number of potential partners is limited and because of competition from others for similar alliances with potential partners. Even if we are able to identify one or more acceptable partners, we may not be able to enter into any partnering arrangements on favorable terms, or at all. If we enter into any partnering arrangements, our revenues are likely to be lower than if we marketed and sold our products ourselves.

In addition, any revenues we receive would depend upon our partners’ efforts which may not be adequate due to lack of attention or resource commitments, management turnover, and change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our agreements, the remedies we have against an under-performing partner may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement partner on acceptable terms, or at all.

If we cannot compete successfully for market share against other companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our products and product candidates is characterized by competition and technological advances. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete for market share against fully integrated medical food and medical device companies or other companies that develop products independently or collaborate with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater capital resources, larger research and development staffs and facilities, and greater financial resources than we do, as well as significantly greater experience in:

●	developing medical foods and medical devices;

●	conducting product testing and studies;

●	complying with regulatory requirements;

●	formulating and manufacturing products; and

●	launching, marketing, distributing and selling products.

Our competitors may:

●	develop and patent processes or products earlier than we will;

●	develop and commercialize products that are less expensive or more efficient than our products;

●	comply with regulatory requirements more rapidly than us; or

●	improve upon existing technological approaches or develop new or different approaches that render our technology or products obsolete or uncompetitive.

If we are unable to compete successfully against current or future competitors, we may be unable to obtain market acceptance for any product candidates that we create, which could prevent us from generating revenues or achieving profitability and could cause the market price of our common stock to decline.

We may be unsuccessful in expanding our product distribution outside the United States.

To the extent we begin to offer our products outside the United States, we expect that we may be dependent on third-party distribution relationships. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.

Additionally, our products may require regulatory clearances and approvals from jurisdictions outside the United States. We expect that we will be subject to and required to comply with local regulatory requirements before selling our products in those jurisdictions. We are not certain that we will be able to obtain these clearances or approvals or compliance requirements on a timely basis, or at all.

Manufacturing risks and inefficiencies may adversely affect our ability to produce products.

We engage third parties to manufacture our products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require. If we are unable to obtain from one or more of our vendors the needed materials or components that meet our specifications on commercially reasonable terms, or at all, we may not be able to meet the demand for our products. We have not arranged for alternate suppliers, and it may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and business partners, including personally identifiable information of our customers, some of which is stored on our network and some of which is stored with our third-party E-commerce vendor. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to operator error, malfeasance or other disruptions. Any such breach could compromise our network and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation, which could adversely affect our business.

Our products and facility and the facilities of our manufacturers are subject to federal laws and regulations and certain requirements in the State of California. Failure to comply with any law or regulation could result in penalties and restrictions on our manufacturers’ ability to manufacture and our ability to distribute products. If any such action were to be imposed, it could have a material adverse effect on our business and results of operations.

Although medical foods do not require pre-market approval by the FDA, manufacturers of medical foods must be registered with the FDA under a provision promulgated by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”). Manufacturers of medical foods are subject to periodic inspection by the FDA. The manufacture of our medical foods is outsourced in its entirety to a third-party manufacturer. We are evaluating additional manufacturers for selection as second source or back-up providers. Our medical foods have not been reviewed by the FDA. There is no certainty that the FDA will favorably review our medical food products or our manufacturers’ facilities. If the outcome of an inspection is negative or if we or our manufacturers fail to comply with any law or regulation, we could be subject to penalties and restrictions on our manufacturers’ ability to manufacture and distribute products. Any such action may result in a material adverse effect on our business and results of operations. For a more complete discussion of the laws and regulations to which we are subject, see the section of this report titled “Description of Business - Government Regulation.”

Prior to the acquisition of VectorVision, all of the Company’s billings and revenues have been derived from the sale of a single product.

For the nine months ended September 30, 2017 as well as the years ended December 31, 2016 and 2015, the Company derived 100% of its revenues from the sale of Lumega-Z®. While we continue to see an increasing demand for Lumega-Z from our customers, we cannot assure you that the demand will continue. A decline in sales of Lumega-Z to our customers may have an immediate adverse effect on our financial results. After September 30, 2017, the Company expects to realize revenues from sales of the CSV-1000 or ESV-3000 products, however, there is no assurance that such sales will continue at historical levels or that any of our products will otherwise continue to be commercially viable.

The Company’s billings and revenues are derived from a limited number of customers and the loss of any one or more of them may have an immediate adverse effect on our financial results.

For the nine months ended September 30, 2017 as well as the years ended December 31, 2016 and 2015, the Company’s billings were derived from a limited number of individual customers. The Company does not receive volume commitments from its customers. Customers may stop purchasing our products with little or no warning. After September 30, 2017, the Company expects to encounter additional customers due to sales of the CSV-1000 and ESV-3000 products. However, VectorVision also does not receive volume commitments from its customers. Customers may stop purchasing CSV-1000 or ESV-3000 products with little or no warning. Loss of customers may have an immediate adverse effect on our financial results.

If we are forced to reduce our prices, our business, financial condition and results of operations may suffer.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of health insurance companies, healthcare providers and competition in the marketplace. If our pricing experiences significant downward pressure, our business could be less profitable and our results of operations may be adversely affected. In addition, because cash from sales funds our working capital requirements, reduced profitability could require us to raise additional capital to support our operations.

If we are unable to successfully introduce new products or fail to keep pace with medical advances and developments, our business, financial condition and results of operations may be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule may have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the healthcare industry is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products, develop new technology that addresses the needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business may suffer.

If customers do not accept our products, or delay in deciding whether to recommend our products and services, our business, financial condition and results of operations may be adversely affected.

Our business model depends on our ability to sell our products. Acceptance of our products requires physicians to use our MapcatSF to measure the macular protective pigment in their patients’ eyes, understand and appreciate the benefits of Lumega-Z in order to recommend it to their patients and to understand the benefits of visual acuity testing so that they order CSV-1000 or ESV-3000 devices. We cannot assure you that physicians will integrate our products into their treatment plans or patient recommendations. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products by physicians, and other healthcare industry participants or if we fail to position our products as an ocular health remedy, our business, financial condition and results of operations may be adversely affected.

If our principal suppliers fail or are unable to perform their contracts with us, we may be unable to meet our commitments to our customers. As a result, our reputation and our relationships with our customers may be damaged and our business and results of operations may be adversely affected.

We currently purchase all our medical food ingredients and products from three vendors – one for carotenoids, one for Omega 3, and one for all other supplements. These companies are subject to FDA regulation and they are responsible for compliance with current Good Manufacturing Practices (“cGMP” as defined by the FDA). Although our agreements provide that our suppliers will abide by the FDA manufacturing requirements, we cannot control their compliance. If they fail to comply with FDA manufacturing requirements, the FDA could prevent our vendors from manufacturing our ingredients and products. Although we believe that there are a number of other sources of supply of ingredients and manufacturers of medical food products, if these suppliers are unable to perform under our agreements, particularly at certain critical times such as when we add new physician clients that will require a large production of one or more products, we may be unable to meet our commitments to our customers. If this were to happen, our reputation as well as our relationships with our customers may suffer and our business and results of operations may be adversely affected. We are evaluating several additional manufacturers for selection as second source or back-up providers.

If we incur costs exceeding our insurance coverage in lawsuits that are brought against us in the future, it would be expected to adversely affect our business, financial condition and results of operations.

If we were to become a defendant in any lawsuits involving the manufacture and sale of our products and if our insurance coverage were inadequate to cover or satisfy these liabilities, it would be expected to have an adverse effect on our business, financial condition and results of operations.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and if our products or the functionality of our products overlap with patents of our competitors. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims whether or not such claims are ultimately successful. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. Our goal is to protect our proprietary rights through a combination of patent, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position.

The Company has one issued patent and three pending patent applications related to its products. There currently are no issued patents relating to Lumega-Z and the CSV-1000 and EVS-3000 devices. Our success, competitive position, and future revenues will depend, in part, on our ability to obtain and maintain patent protection for our products, methods, processes, and other technologies; to preserve our trade secrets; to obtain trademarks for our name, logo and products; to prevent third parties from infringing our proprietary rights; and to operate without infringing the proprietary rights of third parties. To counter infringement or unauthorized use by third parties, we may be required to file infringement claims, which can be expensive and time-consuming. If we infringe the rights of third parties, we could be prevented from selling our products, forced to pay damages, and forced to incur substantial costs in defending litigations.

The patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

●	Claims of issued patents, and the claims of any patents which may be issued in the future and be owned by or licensed to the Company may be challenged by third parties, resulting in patents being deemed invalid, unenforceable, or narrowed in scope, a third party may circumvent any such issued patents, or such issued patents may not provide any significant commercial protection against competing products.

●	Our competitors, many of which have substantially greater resources than we do and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.

●	The legal systems of some foreign countries do not encourage the aggressive enforcement of patents, and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products. Thus, the Company’s foreign patents may not be enforceable to the same extent as the counterpart U.S. patents.

In addition, the USPTO, and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or any of our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic collaborative relationships. Our failure to establish and maintain these relationships could make it more difficult to expand the reach of our products, which may have a material adverse effect on our business.

To be successful, we must continue to maintain our existing strategic relationships, such as our relationship with our vendors who manufacture our medical food products. We also must continue to establish additional strategic relationships with healthcare leaders. This is critical to our success because we believe that these relationships contribute towards our ability to extend the reach of our products and services to a larger number of physicians, professional healthcare providers and physician groups and to other participants in the healthcare industry; develop and deploy new products and services; and generate additional revenue and cash flows. Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors.

We must attract quality management in order to manage our growth. Failure to do so may result in slower expansion.

In order to support the growth of our business, we will need to expand our senior management team. There is no assurance that we will be capable of attracting quality managers and integrating those individuals into our management system. Without experienced and talented management, the growth of our business may be adversely impacted.

Competition for qualified employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business. Without skilled employees, the quality of our product development and services could diminish and the growth of our business may be slowed, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to provide high-quality products and services to our clients depends, in large part, upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the pharmaceutical and healthcare information technology industries. In addition, we will invest significant time and expense in training our employees, increasing their value to clients as well as to competitors who may seek to recruit them, which will increase the cost of replacing them. If we fail to retain our employees, the quality of our product development and services could diminish and the growth of our business may be slowed. This may have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our Chief Executive Officer and other key personnel, we may be unable to replace them, and our business, financial condition and results of operations may be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Michael Favish, our founder, President and Chief Executive Officer, and David Evans, director of the Company and Chief Executive Officer of VectorVision, are integral to the execution of our business strategy. We believe that the loss of the services of Mr. Favish or Dr. Evans could adversely affect our business, financial condition and results of operations. We cannot assure you that Mr. Favish, Dr. Evans or our other executive officers will continue to provide services to the Company. We do not maintain key man insurance for any of our key personnel.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors, which include major pharmaceutical companies with alternatives to our products, may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. We compete on the basis of several factors, including distribution of products, reputation, scientific validity, reliability, client service, price, and industry expertise and experience. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

We may consider acquiring other companies or product lines in an effort to expand our business in exchange for cash and/or stock of the Company (or a combination thereof), which may not be successful or which may cause dilution to investors.

The Company will consider acquiring other companies or product lines that may be complementary or supplementary as part of our future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof. In either event, there is no guarantee that any such acquisition will be successful or that an acquired company’s products, operations or corporate culture will mesh with our Company, integrate well, or that any economies of scale will be realized. In addition, any such transaction that involves the Company’s stock would cause dilution to investors. In addition, any such transaction that involves cash would result in a reallocation of funds on hand that would be needed to support an acquired company or acquired product line.

In order to expand our business into additional states, we may need to comply with regulatory requirements specific to such states and there can be no assurance that we will be able to initially meet such requirements or that we will be able to maintain compliance on an on-going basis.

While we believe our product, Lumega-Z®, to be a medical food and not a drug, it is only available under the supervision of a physician. While it is not available in pharmacies, we are mindful that the act of physicians prescribing, particularly if conducted across state lines, could potentially be subject to certain pharmacy regulations. Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kickback and false claims. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require a physician to obtain a license to dispense prescription products. While we do not believe these pharmacy requirements are applicable should a pharmacy board or medical board determine otherwise, there can be no assurance that we will be able to comply with the regulations of particular states into which we may expand or that we will be able to maintain compliance with the states in which we currently distribute our products. We currently have Lumega-Z customers in California, Massachusetts, Connecticut, New York, Pennsylvania, New Jersey, Georgia, North Carolina, South Carolina, Florida, Kentucky, Tennessee, Kansas, Indiana, Illinois, Minnesota, Oklahoma, Texas, New Mexico, Mississippi, Idaho, Utah, Nevada, Arizona, Washington, Hawaii and Alberta, Canada. Our inability to maintain compliance with the regulations of California and these other jurisdictions, or expand our business into additional states may adversely affect our results of operations.

Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, a director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. This means a shareholder has a limited forum in which to bring one of the above causes of action, which can be inconvenient for the shareholder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided. Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. It also means a shareholder’s ability to bring a claim in a forum it believes is favorable to shareholders in disputes with directors, officers or other employees is limited and may discourage shareholders from bringing such claims. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

Risks Related to the Company’s Industry

Any failure to comply with all applicable federal and state confidentiality requirements for the protection of patient information may result in fines and other liabilities, which may adversely affect our results of operations.

When a physician recommends our medical food, Lumega-Z, to a patient we typically receive an order from the customer, but we do not usually receive medical information. As part of the operation of our business, it is possible, however, that during communication with customers or with physicians we might receive patient-identifiable medical information. The Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”), and related regulations promulgated by the Secretary (“HIPAA Regulations”) grant a number of rights to individuals as to their identifiable confidential medical information (called “Protected Health Information”) and restrict the use and disclosure of Protected Health Information. Failure to comply with these confidentiality requirements may result in penalties and sanctions. In addition, certain state laws may impose independent obligations upon us with respect to patient-identifiable medical information. Moreover, various new laws relating to the acquisition, storage and transmission of patient medical information have been proposed at both the federal and state level. Any failure to comply may result in fines and other liabilities, which may adversely affect our results of operations.

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Our products are neither prescription drugs nor are they reimbursable under any federal program at present. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our medical device, the MapcatSF, or recommend our medical food, Lumega-Z, to their patients are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our medical device or prescribe medical foods purchased from us were not in compliance with Stark II, it could potentially have an adverse effect on our business, financial condition and results of operations.

The federal anti-kickback statute applies to Medicare, Medicaid and other state and federal programs. At present, our products are not prescription drugs, nor are they reimbursable under any federal program. The federal anti-kickback statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The federal anti-kickback statute provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. At present, we do not participate in any federal programs and our products are not reimbursed by Medicare, Medicaid or any other state or federal program. If, however, that changes in the future and it were determined that we were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010 and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Additionally, new safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to such law may alter the competitive landscape.

Risks Related to Our Common Stock

We are an “emerging growth company” and we have elected to comply with certain reduced reporting and disclosure requirements which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). For as long as we continue to be an emerging growth company, we have elected to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. As a result of these reduced reporting and disclosure requirements our financial statements may not be comparable to SEC registrants not classified as emerging growth companies. We may be an emerging growth company for up to five years following the first sale of our equity securities in a public offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would immediately cease to be an emerging growth company. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act.  We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other SEC registrants that are not emerging growth companies.

Investors may find our common stock less attractive as a result of our election to utilize these exemptions, which could result in a less active trading market for our common stock and/or the market price of our common stock may be more volatile.

Our directors and executive officers beneficially own a significant number of shares of our common stock.  Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this prospectus, our executive officers and directors beneficially own approximately 23.4% of our shares of common stock.  As a result, our executive officers and directors may be able to: affect the election or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders and do not foresee doing so as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation.  As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

We require additional capital to support our current operations, and this capital has not been readily available.

We require additional debt or equity financing to fund our current operations, including, but not limited to, working capital. As a publicly-owned reporting company, we expect that it may facilitate our ability to secure additional funds. Our limited operating history makes it difficult to evaluate our current business model and future prospects. Accordingly, investors should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, as we have, in fact, encountered. Potential investors should carefully consider the risks and uncertainties that a new company with a limited operating history and with limited funds, will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

●	implement or execute our current business plan, which may or may not be sound;
●	maintain our anticipated management and advisory team; and
●	raise sufficient funds in the capital markets to effectuate our business plan.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing capital stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our current operations and to respond to business challenges would be significantly limited. If we cannot access the capital necessary to support our business, we would be forced to curtail our business activities or even shut down operations. If we cannot execute any one of the foregoing or similar matters relating to our business, the business may fail, in which case you would lose the entire amount of your investment in the Company.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002 (“SOX”).  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. SOX requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Chief Accounting Officer need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of SOX requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of SOX, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to be quoted or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition, we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of SOX.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to Our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

SOX and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile and you may not be able to resell your shares at or above the purchase price.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common stock;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are not publicly traded and there can be no assurance that there will be an active market for our shares of common stock in the future.

Our shares of common stock are not currently publicly traded and timing for the commencement of trading is uncertain. There can be no assurance that there will be an active market for our shares of common stock in the future. If we are able to establish a public market for our securities, the market liquidity will be dependent on the perception of our operating business, among other things.  We intend to take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. If there is a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rules.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We will be subject to the SEC’s penny stock rules.

Since our common stock will be deemed to be penny stock, trading in the shares of our common stock will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt from the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of the Company’s stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the penny stock rules. In any event, even if our common stock was exempt from the penny stock rules, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Forward Looking Statements

This prospectus contains forward-looking statements.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions.  They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “forecast,” “project,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  We will update or revise the forward-looking statements to the extent required by applicable law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholders. However, we will receive proceeds from the exercise of the warrants or stock options if they are exercised for cash by the Selling Securityholders, and will use such proceeds for working capital purposes.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our shares of common stock.

We intend to seek a listing of our common stock on a national securities exchange, such as the NYSE American, under the symbol “GHSI” or “GRD” if available, however, we cannot assure you that our listing will be approved or that a public trading market for our common stock will ever develop.

Dividend Policy

Guardion Health Sciences, Inc. has not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquisition of VectorVision, Inc.

On September 29, 2017, Guardion Health Sciences, Inc. (the “Company”) completed the acquisition of VectorVision Ohio, whereby we acquired substantially all the assets and assumed certain liabilities of VectorVision in exchange for 3,050,000 shares of our common stock, pursuant to an Asset Purchase and Reorganization Agreement. The shares issued to VectorVision Ohio stockholders represented approximately 11% of the Company’s issued and outstanding common stock immediately following the transaction. The Company acquired substantially all VectorVision Ohio assets, including inventory, equipment, trademarks and copyrights, and assumed certain outstanding line of credit and accounts payable liabilities.

We will account for the VectorVision acquisition using the acquisition method of accounting for business combinations under GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. Once we complete our final valuation processes for the VectorVision acquisition, we may report changes to the value of the assets acquired, as well as the amount of goodwill, and those changes could differ materially from what we present here.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and VectorVision’s historical financial statements as adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the acquisition. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the 12 months ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. A pro forma balance sheet for the period ended September 30, 2017 is not being furnished herein because the balance sheet of VectorVision, Inc. as of September 30, 2017 is consolidated with the Company’s balance sheet as of September 30, 2017 that is included in the Company’s Quarterly Report on Form 10-Q for the quarter period ended September 30, 2017, which was filed with the SEC on November 13, 2017.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein. The pro forma condensed combined financial statements should be read together with the Company’s and VectorVision’s historical financial statements included herein.

Guardion Health Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

	Guardion	VectorVision	Pro Forma
	Historical	Historical	Adjustments	Notes	Pro Forma
	(Unaudited)	(Unaudited)
Revenue	$178,610	$386,679	$-		$565,289

Cost of goods sold	82,420	121,748	-		204,168

Gross profit	96,190	264,931	-		361,121

Operating expenses
Research and development	131,330	34,000	-		165,330
Sales and marketing	294,774	21,821	-		316,595
General and administrative	2,758,331	173,947	235,978	(a)	3,168,256

Total operating expenses	3,184,435	229,768	235,978		3,650,181

(Loss) income from operations	(3,088,245)	35,163	(235,978)		(3,289,060)

Other expenses:
Interest expense	20,817	5,367	-		26,184

Net (loss) income	(3,109,062)	29,796	(235,978)		(3,315,244)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	(335,337)	-	-		(335,337)
Dividend declared	(159,798)	-	-		(159,798)
Net (loss) income attributable to common shareholders	$(3,604,197)	$29,796	$(235,978)		$(3,810,379)

Net loss per common share – basic and diluted	$(0.14)				$(0.13)
Weighted average common shares outstanding – basic and diluted	25,469,112		3,050,000		28,519,112

(a)	Adjustment reflects intangible assets amortization expense, consulting fees earned, and incremental salary costs earned during the nine-month period ending September 30, 2017, as follows:

Adjustment	Amount
Amortization expense	$160,978
Consulting fees	67,500
Salary increase	7,500
$235,978

Guardion Health Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

	Guardion	VectorVision	Pro Forma
	Historical	Historical	Adjustments	Notes	Pro Forma

Revenue	$141,029	$231,458	$-		$372,487

Cost of goods sold	75,702	84,520	-		160,222

Gross profit	65,327	146,938	-		212,265

Operating expenses
Research and development	64,026	-	-		64,026
Sales and marketing	389,111	12,353	-		401,464
General and administrative	3,308,144	164,003	329,637	(b)	3,801,784
Loss on settlement of promissory notes and accounts payable	249,739	-	-		249,739

Total operating expenses	4,011,020	176,356	329,637		4,517,013

Loss from operations	(3,945,693)	(29,418)	(329,637)		(4,304,748)

Other expenses:
Interest expense and financing costs	1,104,557	8,224	-		1,112,781
Change in fair value of note	698,147	-	-		698,147

Total other expenses	1,802,704	8,224	-		1,810,928

Net loss	(5,748,397)	(37,642)	(329,637)		(6,115,676)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	(760,011)	-	-		(760,011)
Dividend declared	(35,018)	-	-		(35,018)
Net loss attributable to common shareholders	$(6,543,426)	$(37,642)	$(329,637)		$(6,910,705)

Net loss per common share – basic and diluted	$(0.30)				$(0.28)
Weighted average common shares outstanding – basic and diluted	21,800,719		3,050,000		24,850,719

(b)	Adjustment reflects intangible assets amortization expense, consulting fees earned, and incremental salary costs earned during the twelve-month period ending December 31, 2016, as follows:

Adjustment	Amount
Amortization expense	$214,637
Consulting fees	105,000
Salary increase	10,000
$329,637

November Financing Transactions

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 4,347,827 shares of common stock, par value $0.001 per share, at a purchase price of $1.15 per share. Total gross proceeds were $5,000,001. These shares were sold in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017 as more fully set forth in the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2017 and the exhibits attached thereto.

The completion of the private placement triggered, at the Company’s election, the automatic conversion of the preferred stock into shares of common stock. Accordingly, immediately following the completion of the private placement, the Company effected the conversion of all outstanding shares of preferred stock into 6,981,938 shares of common stock (excluding accrued but unpaid dividends) effective November 3, 2017. The Company issued 205,242 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through November 3, 2017, representing the payment in full of all Preferred Stock dividend obligations.

The following table sets forth the unaudited condensed consolidated balance sheet of the Company as of September 30, 2017 on an as reported basis and on an unaudited pro forma basis, giving effect to the sale on November 3, 2017, of 4,347,827 shares of the Company’s Common Stock at a price of $1.15 per share, representing an aggregate purchase price of $5,000,001, the conversion on November 3, 2017 of 4,810,154 shares of the Company’s Series A and Series B Preferred Stock into 6,981,938 shares of Common Stock, and the issuance on November 3, 2017 of 205,242 shares of Common Stock as payment in full for all accrued but unpaid dividends associated with the Preferred Stock:

	Actual As Reported	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)
Assets

Total current assets	$1,539,402	$6,539,405
Total long-term assets	2,338,943	2,338,943

Total assets	$3,878,345	$8,878,346

Liabilities and Stockholders’ Equity

Total liabilities	$756,498	$756,498

Stockholders’ Equity

Series A preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,705,154 shares issued and outstanding as reported, and 0 shares, as adjusted	1,705	-
Series B preferred stock, $0.001 par value; 8,000,000 shares authorized; 3,105,000 shares issued and outstanding as reported, and 0 shares, as adjusted	3,105	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 28,961,058 shares issued and outstanding as reported, and 40,496,065 shares, as adjusted	28,961	40,496
Additional paid-in capital	27,342,480	31,920,310
Accumulated deficit	(24,254,404)	(23,838,958)

Total stockholders’ equity	3,121,847	8,121,848

Total liabilities and stockholders’ equity	$3,878,345	$8,878,346

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Presentation of Information

As used in this prospectus, the terms “we,” “us” “our” and the “Company” mean Guardion Health Sciences, Inc. unless the context requires otherwise. The following discussion and analysis should be read in conjunction with our audited (and unaudited) financial statements and the related notes that are incorporated by reference into this prospectus. All dollar amounts in this registration statement refer to U.S. dollars unless otherwise indicated.

Overview

Guardion Health Sciences, Inc. was formed in December 2009 in California as a limited liability company under the name P4L Health Sciences, LLC and we subsequently changed our name to Guardion Health Sciences, LLC. On June 30, 2015, we converted from a California limited liability company to a Delaware corporation, changing our name to Guardion Health Sciences, Inc.

We are a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. We have had limited operations to date, and have primarily been engaged in research, development, commercialization and capital raising.

We have also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). We invented our own proprietary patented technology embodied in the MapcatSF. On November 8, 2016, the USPTO issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that is designed to accurately measure the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function. The MapcatSF is intended to be the first device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

Lumega-Z has a patent-pending formula that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. We believe that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. We believe that medical foods will continue to grow in importance over the coming years.

By combining our MapcatSF medical device and Lumega-Z medical food, we have developed, based on our management’s knowledge of the industry, what we believe to be the only reliable two-pronged, evidence-based protocol for replenishing and restoring the macular protective pigment and increasing overall retinal health.

Recent Developments

Acquisition of VectorVision, Inc.

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision Ohio, in exchange for 3,050,000 shares of the Company’s common stock, pursuant to the terms of an Asset Purchase and Reorganization Agreement, which agreement was entered into on an arm’s-length basis. The wholly-owned subsidiary that acquired the business is called VectorVision Ocular Health, Inc., a Delaware corporation, doing business as “VectorVision”. VectorVision Ohio’s assets acquired by the Company pursuant to the agreement included, among others, accounts receivable, fixed assets, inventories, trademarks and copyrights. VectorVision Ohio’s liabilities assumed by the Company included, among others, certain trade accounts payable to third parties and accrued liabilities, and amounts owed under an outstanding line of credit.

With respect to the 3,050,000 shares of common stock referred to above, 250,000 shares were held back as security for VectorVision Ohio’s indemnification obligations to the Company and the remaining 2,800,000 shares were issued to VectorVision Ohio at the closing of the transaction. The shares represented approximately 11% of the Company’s issued and outstanding common stock immediately following consummation of the acquisition. The shares held back as security are included in our weighted average common shares outstanding for purposes of calculating net loss per common share.

Sale of Common Stock and Conversion of Preferred Stock into Common Stock

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 4,347,827 shares of common stock, par value $0.001 per share, at a purchase price of $1.15 per share. Total gross proceeds were $5,000,001. These shares were sold in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017 as more fully set forth in the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2017 and the exhibits attached thereto.

The completion of the private placement triggered, at the Company’s election, the automatic conversion of the preferred stock into shares of common stock. Accordingly, immediately following the completion of the private placement, the Company effected the conversion of all outstanding shares of preferred stock into 6,981,938 shares of common stock (excluding accrued but unpaid dividends) effective November 3, 2017. The Company issued 205,242 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through November 3, 2017, representing the payment in full of all Preferred Stock dividend obligations.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $3,109,062 and utilized cash in operating activities of $1,914,745 during the nine months ended September 30, 2017. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. The Company has completed multiple capital financing transactions during 2017, resulting in cash on hand of $1,269,755 at September 30, 2017, and an additional $5,000,000 was received on November 3, 2017 in connection with the private placement of common stock referred to above.

As of December 31, 2016, management had concluded that there was substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements were issued, and the Company’s independent registered public accounting firm also included explanatory going concern language in their report accompanying the Company’s audited financial statements for the year ended December 31, 2016. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Although recent capital transactions have significantly improved our current cash position, we will continue to incur significant expenses for commercialization activities related to our lead product Lumega-Z, the MapcatSF medical device and the CSV-1000 and CSV-3000 devices, and with respect to efforts to build our infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, our long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z, the MapcatSF and the CSV-1000 and CSV-3000 devices. We are continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that we will be able to secure such additional financing in the amounts necessary to fully fund our operating requirements on acceptable terms or at all. If we are unable to access sufficient capital resources on a timely basis, we may be forced to reduce or discontinue our technology and product development programs and curtail or cease operations.

Recent Accounting Pronouncements

See Note 2 to the condensed financial statements for our managements’ discussion of recent accounting pronouncements.

Concentration of Risk

Cash balances are maintained at large, well-established financial institutions. At times, cash balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Insurance coverage limits are $250,000 per depositor at each financial institution.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Our financial statements included herein include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Intangible Assets

In connection with our acquisition of VectorVision, Inc., we identified and allocated estimated fair values to intangible assets including goodwill and customer relationships.

In accordance with Accounting Standard Codification (“ASC”) 350 – Intangibles – Goodwill and Other, we determined whether these assets are expected to have indefinite (such as goodwill) or limited useful lives, and for those with limited lives, we established an amortization period and method of amortization. Our goodwill and other intangible assets are subject to periodic impairment testing.

We utilize the services of an independent third party valuation firm to assist us in identifying intangible assets and in estimating their fair values. The useful lives for our intangible assets other than goodwill are estimated based on Management’s consideration of various factors, including assumptions that market participants might use about sales expectations as well as potential effects of obsolescence, competition, technological progress and the regulatory environment. Because the future pattern in which the economic benefits of these intangible assets may not be reliably determined, amortization expense is generally calculated on a straight-line basis.

Stock-Based Compensation

We periodically issue stock-based compensation to officers, directors, and other consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers and directors, consultants, contractors, and to employees in the future which will include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until we have established a trading market for our common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date; we have never declared or paid dividends on our common stock and have no plans to do so for the foreseeable future.

The fair value of common stock was determined based on management’s judgment. In order to assist management in calculating such fair value, the Company retained an independent third-party valuation firm whose input was utilized in determining the related per unit or share valuations of the Company’s equity instruments. Management used valuations of $1.00 per unit or share in its fair value calculations for the periods between January 1, 2016 and September 30, 2016, and $0.88 per share for periods between October 1, 2016 and June 30, 2017. Per share valuations are based on various inputs, including valuation reports prepared by third-party valuation firms and are impacted by the dilutive effect of the issuance of common shares as compensation during the periods. There are numerous acceptable ways to estimate company value, including using net tangible assets, a market-based approach, or discounted cash flows. The Company considered alternative methods and concluded that due to the lack of suitably comparable market data, the discounted cash flows method was the most appropriate. A discounted cash flows (i.e. free cash flows to equity) methodology was applied by the third-party valuation firm using multiple years of balance sheet and income statement projections along with the following primary assumptions:

	Nine Months Ended September 30,
	2017	2016
Discount rate	16%	16%
Risk free rate	2.48%	2.27%
Rate of return	16%	16%
Sustainable growth rate	5%	5%
Company survival probability	65%	63%
Liquidation value	$0	$0

Due to the availability of historical data from the Company’s recent preferred stock sales, Management used a valuation of $0.75 for accounting purposes beginning in the third quarter of 2017. Management considered business and market factors affecting the Company during the nine-month periods ended September 30, 2017 and 2016, including capital raising efforts, its proprietary technology, and other factors. Based on this evaluation, management believes that its valuations are appropriate for accounting purposes for the periods ending September 30, 2017 and 2016, respectively.

We account for stock and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

We recognize stock compensation expense on stock issued to consultants and other service providers for the excess of fair value of the stock over the price paid for the stock.

We recognize the fair value of stock-based compensation within our statements of operations with classification depending on the nature of the services rendered. We issue new shares to satisfy warrant exercises.

During the nine months ended September 30, 2017 and 2016, we recognized aggregate stock-compensation expense of $1,183,983 and $1,323,869, respectively, based upon deemed stock values ranging from $0.75 to $1.14 per share, of which $1,162,997 and $1,198,835 was recorded in general and administrative expense, $20,357 and $120,785 was recorded in sales and marketing expense, and $629 and $4,249 was recorded in research and development expense, respectively.

Plan of Operations

General Overview

Based on the availability of sufficient funding, we intend to increase our commercialization activities and:

•	further the commercial production of the MapcatSF, starting with the manufacture of at least ten new units for sale or lease to our customers and for use in our internal clinics;

•	expand our domestic sales and marketing efforts, which include revamping our web site and new promotional materials;

•	increase production of Lumega-Z as is necessary to support the additional sales resulting from the deployment of additional MapcatSF units and increased marketing and promotional activity;

•	commence certain FDA electrical safety testing of the MapcatSF; and

•	increase our focus on intellectual property protection and strategy.

The FDA and other regulatory bodies require electronic medical devices to comply with IEC 60601 standards. The International Electrical Commission (“IEC”) established technical standards for the safety and effectiveness of medical electrical equipment. Adherence to these standards is required for commercialization of electrical medical equipment. As a medical device powered by electricity, the MapcatSF will need to undergo testing to demonstrate compliance with the IEC 60601 standards. This testing is typically conducted by a Nationally Recognized Testing Laboratory (“NRTL”), which is an independent laboratory recognized by the Occupational Safety and Health Administration (“OSHA”) to test products to the specifications of applicable product safety standards. We are in discussions with our contract manufacturer of the MapcatSF to engage an NRTL at the appropriate juncture prior to commercialization of the MapcatSF. The relevant predicate device for the MapcatSF is the MPS II, the applicable Class I product code for the MapcatSF is HJW and the applicable Code of Federal Regulation is 886.1050. The FDA does not require test documents to be submitted to the FDA for a Class I medical device, but that the evidence of such testing be placed in a Design History file and be kept internally at the company or manufacturer and readily available should the FDA or other regulatory bodies request to review the testing documents. While the FDA does not require that a Class I medical device have formal validation, we expect to complete applicable IEC 60601-1 testing prior to commercialization as we believe in marketing a product that has evidence that it is safe and effective.

Results of Operations of Guardion Health Sciences, Inc.

Through September 30, 2017, we had limited operations and have primarily been engaged in research, development, commercialization and raising capital. We have incurred significant expenditures for the development of our products and intellectual property, which includes research and development of both medical foods and medical diagnostic equipment for the treatment of various eye diseases. We had limited revenue during the nine-month periods ended September 30, 2017 and 2016, all of which was generated by the sale of our proprietary product, Lumega-Z. In late 2014, we changed our focus from the dietary supplement category to the medical food category based on consultation with our intellectual property counsel and regulatory affairs consultants, as a result of which Lumega-Z is now categorized and sold as a medical food.

Comparison of Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
	2017	2016	Change
Revenue	$178,610	$92,195	$86,415	94%
Cost of goods sold	82,420	50,127	32,293	64%
Gross Profit	96,190	42,068	54,122	129%
Operating Expenses:
Research and development	131,330	43,062	88,268	205%
Sales and marketing	294,774	293,979	795	-%
General and administrative	2,758,331	2,282,354	475,977	21%
Total Operating Expenses	3,184,435	2,619,395	565,040	22%
Loss from Operations	(3,088,245)	(2,577,327)	(510,918)	20%
Other Expense:
Interest expense	20,817	863,548	(842,731)	(98)%
Net Loss	$(3,109,062)	$(3,440,875)	$331,813	(10)%

Revenue

For the nine months ended September 30, 2017, revenue from the sale of Lumega-Z was $178,610 compared to $92,195 for the nine months ended September 30, 2016, resulting in an increase of $86,415 or 94%. The increase is reflective of an increased customer base as we expand into new clinics.

Cost of Goods Sold

For the nine months ended September 30, 2017, cost of goods sold from the sale of Lumega-Z was $82,420 compared to $50,127 for the nine months ended September 30, 2016, resulting in an increase of $32,293 or 64%. The increase corresponds to the additional sales recorded in 2017.

Research and Development

For the nine months ended September 30, 2017, research and development costs were $131,330 compared to $43,062 for the nine months ended September 30, 2016, resulting in an increase of $88,268 or 205%. The increase resulted primarily from research associated with our MapcatSF® medical device.

Sales and Marketing

For the nine months ended September 30, 2017, sales and marketing expenses were $294,774 compared to $293,979 for the nine months ended September 30, 2016. The increase in sales and marketing expenses of $795 compared to the prior period was due primarily to increases in consulting, marketing and promotional costs of $101,000, mostly offset by a decrease in non-cash stock compensation expense of approximately $100,000.

General and Administrative

For the nine months ended September 30, 2017, general and administrative expenses were $2,758,331 compared to $2,282,354 for the nine months ended September 30, 2016. The increase of $475,977 or 21% compared to the prior period was primarily due to a $414,000 increase in legal, professional and travel costs.

Interest Expense

For the nine months ended September 30, 2017, interest expense was $20,817 compared to $863,548 for the comparable period of 2016. The decrease in interest expense of $842,731 or 98% compared to the prior year was due to the repayment or conversion of the majority of promissory notes and convertible debt that had been outstanding during 2016. Included in the $20,817 amount is $2,984 that relates to notes that are past due as of September 30, 2017.

Net Loss

For the nine months ended September 30, 2017, we incurred a net loss of $3,109,062, compared to a net loss of $3,440,875 for the nine months ended September 30, 2016. The decrease in net loss of $331,813 or 10% compared to the prior year period was primarily due to the reduction of $842,731 in interest expense related to promissory notes and convertible debt that were repaid or converted in late 2016. This reduction was partially offset by increased legal, professional, and travel costs of $414,000 in the current year.

Comparison of Twelve Months Ended December 31, 2016 and 2015

	Year Ended December 31,
	2016	2015	Change
Revenue	$141,029	$112,811	$28,218	25%
Cost of goods sold	75,702	50,072	25,630	51%
Gross Profit	65,327	62,739	2,588	4%
Operating Expenses:
Research and development	64,026	401,909	(337,883)	(84)%
Sales and marketing	389,111	180,133	208,978	116%
General and administrative	3,308,144	5,610,830	(2,302,686)	(41)%
Loss on settlement of promissory notes and accounts payable	249,739	258,606	(8,867)	(3)%
Total Operating Expenses	4,011,020	6,451,478	(2,440,458)	(38)%
Loss from Operations	(3,945,693)	(6,388,739)	2,443,046	(38)%
Other Expense:
Interest expense	1,802,704	752,948	1,049,756	139%
Cost to induce conversion of notes payable	-	1,699,609	(1,699,609)	(100)%
Net Loss	$(5,748,397)	$(8,841,296)	$3,092,899	(35)%

Revenue

For the year ended December 31, 2016, revenue from the sale of Lumega-Z was $141,029 compared to $112,811 for the year ended December 31, 2015, reflecting an increase of $28,218 or 25%. The increase is reflective of an increased customer base as we expand into new clinics.

Cost of Goods Sold

For the year ended December 31, 2016, cost of goods sold from the sale of Lumega-Z was $75,702 compared to $50,072 for the year ended December 31, 2015, reflecting an increase of $25,630 or 51%. We incurred certain inventory adjustments of approximately $11,000 related to the disposal of packaging materials that were determined to be obsolete during 2016 and approximately $(9,000) related to the transition from the dietary supplement category to the medical foods category in 2015. These inventory adjustments were identified and recorded in 2016 and 2015 based on decisions made by management in response to business developments occurring during the respective periods. As a result of these adjustments, cost of goods sold was 54% of revenue for the year ended December 31, 2016 compared to 44% of revenue for the year ended December 31, 2015.

Research and Development

For the year ended December 31, 2016, research and development costs were $64,026 compared to $401,909 for the year ended December 31, 2015. The decrease in research and development costs of $337,883 or 84% compared to the prior year was due primarily to stock-based compensation expense in 2015 of $342,000 for shares of common stock issued to a Science Advisor to the Company for services rendered.

Sales and Marketing

For the year ended December 31, 2016, sales and marketing expenses were $389,111 compared to $180,133 for the year ended December 31, 2015. The increase in sales and marketing expenses of $208,978 or 116% compared to the prior year was due primarily to the engagement of a Vice President of Sales and Marketing in 2016.

General and Administrative

For the year ended December 31, 2016, general and administrative expenses were $3,308,144 compared to $5,610,830 for the year ended December 31, 2015. The decrease in general and administrative expenses of $2,302,686 or 41% compared to the prior year was primarily due to the fair value of stock issued to consultants and service providers during 2015 of $4,419,959. During 2016, we recognized $1,811,990 in comparable stock compensation expense. This decrease was partially offset by an increase of $229,941 for legal and professional fees incurred primarily related to our SEC registration activities.

Loss on Settlement of Promissory Notes and Accounts Payable

In December 2016, the Company issued 534,154 shares of preferred stock valued at $784,888 upon the voluntary conversion of $535,149 of outstanding principal and interest. The Company recognized a loss on settlement of the promissory notes of $249,739.

In August 2015, the Company issued 441,358 shares of common stock valued at $503,149 upon the conversion of $260,900 of outstanding principal and interest. The Company recognized a loss on settlement of the promissory notes of $242,249.

In August 2015, the Company issued warrants to purchase 28,176 shares of common stock at an exercise price of $0.01 per share and a 3-year term in settlement of $15,497 of accounts payable. The warrants were valued at $31,853, based upon the Black-Scholes option pricing model with a stock price of $1.14, volatility of 105% and a risk-free rate of 1.09%. The Company recognized a loss on settlement of accounts payable of $16,357.

Interest Expense

For the year ended December 31, 2016, interest expense was $1,802,704 compared to $752,948 for the year ended December 31, 2015. The increase in interest expense of $1,049,756 or 139% compared to the prior year was due to an increase in non-cash interest expense resulting from the amortization of debt discount related to the beneficial conversion features and warrants issued with our convertible notes as well as from the valuation of post-maturity warrants issued in 2016.

Cost to induce conversion of notes payable

Costs to induce conversion of our notes payable was $1,699,609 for the year ended December 31, 2015. There was no such comparable cost in 2016. In connection with the May 1, 2015 conversion of notes payable, we issued 995,926 membership units valued at $1,135,356 or $1.14 per share to the holders of the notes as an inducement to convert their notes payable. In addition, we offered certain holders 146,000 warrants valued at $165,072 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option pricing model with a stock price of $1.14, volatility of 113% and risk-free rate of 0.97%. In connection with the May 1, 2015 conversion of related party notes payable, we issued 350,001 warrants valued at $341,785 to certain holders to acquire membership units as inducement to convert the notes. The fair value of the warrants was based on a Black-Scholes option pricing model with a stock price of $1.14, volatility of 113% and risk-free rate of 0.97%. In connection with the August 10, 2015 conversion of notes payable, the Company issued 50,348 shares of its common stock valued at $57,396 to the holders of the notes as an inducement to convert their notes payable.

Net Loss

For the year ended December 31, 2016, the Company incurred a net loss of $5,748,397, compared to a net loss of $8,841,296 for the year ended December 31, 2015. The decrease in net loss of $3,092,899 or 35% compared to the prior year period was primarily due to the stock issued to consultants and service providers during 2015, resulting in stock compensation expense of $4,885,589 (versus $1,962,311 during 2016), and inducement expense of $1,699,609 recognized in 2015 to convert notes payable. These year over year decreases were partially offset by the $1,049,756 increase in interest expense.

Results of Operations of VectorVision, Inc.

The following discussion and analysis of the results of operations of VectorVision should be read in conjunction with the financial statements of VectorVision and related notes included elsewhere in this prospectus.

Comparison of Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
	2017	2016	Change
Revenue	$386,679	$185,165	$201,514	109%
Cost of goods sold	121,748	44,167	77,581	176%
Gross Profit	264,931	140,998	123,933	88%
Operating Expenses:
Research and development	34,000	-	34,000	-%
Sales and marketing	21,821	10,817	11,004	102%
General and administrative	173,947	121,893	52,054	43%
Total Operating Expenses	229,768	132,710	97,058	73%
Income (Loss) from Operations	35,163	8,288	26,875	324%
Other Expense:
Interest expense	5,367	6,079	(712)	(12)%
Net Income (Loss)	$29,796	$2,209	$27,587	1,249%

Revenue

For the nine months ended September 30, 2017, revenue from the sale of vision testing products was $386,679 compared to $185,165 for the nine months ended September 30, 2016, resulting in an increase of $201,514 or 109%. The increase is reflective of an increased customer base and significant distributor sales.

Cost of Goods Sold

For the nine months ended September 30, 2017, cost of goods sold from the sale of vision testing products was $121,748 compared to $44,167 for the nine months ended September 30, 2016, resulting in an increase of $77,581 or 176%. The increase corresponds to the additional sales recorded in 2017.

Research and Development

For the nine months ended September 30, 2017, research and development costs were $34,000 compared to $0 for the nine months ended September 30, 2016, resulting in an increase of $34,000. The increase resulted from calibration testing work and research related to the effect of luminance on visual acuity.

Sales and Marketing

For the nine months ended September 30, 2017, sales and marketing expenses were $21,821 compared to $10,817 for the nine months ended September 30, 2016. The increase in sales and marketing expenses of $11,004, or 102% compared to the prior period was due primarily to additional costs for sales and marketing exhibitions in 2017.

General and Administrative

For the nine months ended September 30, 2017, general and administrative expenses were $173,947 compared to $121,893 for the nine months ended September 30, 2016. The increase of $52,054 or 43% compared to the prior period was primarily due to increased travel and labor costs.

Interest Expense

For the nine months ended September 30, 2017, interest expense was $5,367 compared to $6,079 for the comparable period of 2016. Interest expense was consistent in both periods.

Net Loss

For the nine months ended September 30, 2017, VectorVision earned net income of $29,796, compared to $2,209 for the nine months ended September 30, 2016. The increased net income of $27,587 or 1,249% change compared to the prior year period was primarily due to increased sales in 2017.

Comparison of Twelve Months Ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015	Change
Revenue	$231,458	$258,263	$(26,805)	(10)%
Cost of goods sold	84,520	90,368	(5,848)	(6)%
Gross Profit	146,938	167,895	(20,957)	(12)%
Operating Expenses:
Sales and marketing	12,353	7,159	5,194	73%
General and administrative	164,003	173,076	(9,073)	(5)%
Total Operating Expenses	176,356	180,235	(3,879)	(2)%
Income (Loss) from Operations	(29,418)	(12,340)	(17,078)	138%
Other Expense:
Interest expense	8,224	8,060	164	2%
Net Income (Loss)	$(37,642)	$(20,400)	$(17,242)	85%

Revenue

For the year ended December 31, 2016, revenue from the sale of vision testing products was $231,458 compared to $258,263 for the year ended December 31, 2015, resulting in a decrease of $26,805 or 10%. The was due primarily to a one-time sale to a biopharmaceutical company in 2015.

Cost of Goods Sold

For the year ended December 31, 2016, cost of goods sold from the sale of vision testing products was $84,520 compared to $90,368 for the year ended December 31, 2015, resulting in a decrease of $5,848 or 6%. The decrease corresponds to the reduced sales recorded in 2016.

Sales and Marketing

For the year ended December 31, 2016, sales and marketing expenses were $12,353 compared to $7,159 for the year ended December 31, 2015. The increase in sales and marketing expenses of $5,194, or 73% compared to the prior period was due primarily to additional costs for sales and marketing exhibitions in 2016.

General and Administrative

For the year ended December 31, 2016, general and administrative expenses were $164,003 compared to $173,076 for the year ended December 31, 2015. The decrease of $9,073 or 5% compared to the prior period was primarily due to decreased travel and supplies costs.

Interest Expense

For the year ended December 31, 2016, interest expense was $8,224 compared to $8,060 for the comparable period of 2015. Interest expense was consistent in both periods.

Net Loss

For the year ended December 31, 2016, VectorVision incurred a net loss of $37,642, compared to $20,400 for the year ended December 31, 2015. The increased loss of $17,242 or 85% was primarily due to reduced sales in 2016.

Liquidity and Capital Resources

Since our formation in 2009, we have devoted substantial effort and capital resources to the development and commercialization activities related to our lead product Lumega-Z and our MapcatSF medical device. As a result of these activities we utilized cash in operating activities of $1,914,745 during the nine months ended September 30, 2017. We had positive working capital of $782,904 at September 30, 2017 due primarily to our sale of preferred stock in 2017. As of September 30, 2017, we had cash in the amount of $1,269,755 and no available borrowings. Our financing has historically come from the issuance of convertible notes, promissory notes and from the sale of common and preferred stock and exercise of warrants. Some of our notes have remained outstanding beyond their stated maturity dates, resulting in additional interest charges due upon settlement.

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $3,109,062 and utilized cash in operating activities of $1,914,745 during the nine months ended September 30, 2017. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. The Company has completed multiple capital financing transactions during 2017, resulting in cash on hand of $1,269,755 at September 30, 2017, and an additional $5,000,000 was received on November 3, 2017.

As of December 31, 2016, management had concluded that there was substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements were issued, and the Company’s independent registered public accounting firm also included explanatory going concern language in their report accompanying the Company’s audited financial statements for the year ended December 31, 2016. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

We will continue to incur significant expenses for commercialization activities related to our lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build our infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, our long-term viability and growth will depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. We are continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that we will be able to secure such additional financing in the amounts necessary to fully fund our operating requirements on acceptable terms or at all. If we are unable to access sufficient capital resources on a timely basis, we may be forced to reduce or discontinue its technology and product development programs and ultimately curtail or cease operations.

Sources and Uses of Cash

The following table sets forth our major sources and uses of cash for each of the following periods:

	Nine Months Ended September 30,
	2017	2016
Net cash used in operating activities	$(1,914,745)	$(1,196,415)
Net cash used in investing activities	(20,308)	(3,195)
Net cash provided by financing activities	3,142,288	1,575,800
Net increase (decrease) in cash	$1,207,235	$376,190

Operating Activities

Net cash used in operating activities was $1,914,745 during the nine months ended September 30, 2017, versus $1,196,415 used during the comparable prior year period. The increase in 2017 was due primarily to higher sales, marketing, travel, and legal costs, in addition to paydown of our accrued rent liability and the buildup of inventory stock.

Investing Activities

Net cash used in investing activities was $20,308 for the nine months ended September 30, 2017 and $3,195 for the nine months ended September 30, 2016, and consisted primarily of investment in office and computer equipment. Also reflected is the cash balance received in connection with our acquisition of VectorVision, Inc., on September 29, 2017.

Financing Activities

Net cash provided by financing activities was $3,142,288 for the nine months ended September 30, 2017. Financing activities for the period provided proceeds of $100,000 from the issuance of short-term loans, offset by payments of principal and interest on loans of $124,000, $3,105,000 in proceeds from the issuance of Series B Preferred Stock, and $61,288 in amounts due to related parties on a net basis.

Net cash provided by financing activities was $1,575,800 for the nine months ended September 30, 2016. Financing activities for the period provided proceeds of $496,000 from the issuance of convertible notes and promissory notes partially offset by payments on those loans of $137,000, $1,045,000 in proceeds from the issuance of Series A Preferred Stock, and $171,800 in amounts due to related parties on a net basis.

See Unaudited Pro Forma Condensed Combined Financial Information section for information with respect to the sale and issuance of 4,347,827 shares of our common stock for $5,000,001 in gross proceeds and the associated conversion of our outstanding preferred stock into common stock on November 3, 2017.

Off-Balance Sheet Arrangements

At September 30, 2017 and December 31, 2016, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Plan of Operations

General Overview

Based on the availability of sufficient funding, we intend to increase our commercialization activities and:

•	further the commercial production of the MapcatSF, starting with the manufacture of at least ten new units for sale or lease to our customers and for use in our internal clinics;

•	expand our domestic sales and marketing efforts, which include revamping our web site and new promotional materials;

•	increase production of Lumega-Z as is necessary to support the additional sales resulting from the deployment of additional MapcatSF units and increased marketing and promotional activity;

•	commence certain FDA electrical safety testing of the MapcatSF; and

•	increase our focus on intellectual property protection and strategy.

The FDA and other regulatory bodies require electronic medical devices to comply with IEC 60601 standards. The International Electrical Commission (“IEC”) established technical standards for the safety and effectiveness of medical electrical equipment. Adherence to these standards is required for commercialization of electrical medical equipment. As a medical device powered by electricity, the MapcatSF will need to undergo testing to demonstrate compliance with the IEC 60601 standards. This testing is typically conducted by a Nationally Recognized Testing Laboratory (“NRTL”), which is an independent laboratory recognized by the Occupational Safety and Health Administration (“OSHA”) to test products to the specifications of applicable product safety standards. We are in discussions with our contract manufacturer of the MapcatSF to engage an NRTL at the appropriate juncture prior to commercialization of the MapcatSF. The relevant predicate device for the MapcatSF is the MPS II, the applicable Class I product code for the MapcatSF is HJW and the applicable Code of Federal Regulation is 886.1050. The FDA does not require test documents to be submitted to the FDA for a Class I medical device, but that the evidence of such testing be placed in a Design History file and be kept internally at the company or manufacturer and readily available should the FDA or other regulatory bodies request to review the testing documents. While the FDA does not require that a Class I medical device have formal validation, we expect to complete applicable IEC 60601-1 testing prior to commercialization as we believe in marketing a product that has evidence that it is safe and effective.

BUSINESS

Overview

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina-based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. This risk may be modified by taking Lumega-Z to maintain a healthy macular protective pigment. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. The Company has had limited commercial operations to date, and has primarily been engaged in research and development and marketing.

The Company invented a proprietary technology, embodied in the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). On November 8, 2016, the United States Patent and Trademark Office (“USPTO”) issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking our Lumega-Z medical food product. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function.

For the past three years, the clinical prototypes of the MapcatSF have been tested on patients, allowing for frequent modifications of the device’s algorithms and retesting for accuracy, as well as to provide the inclusion of additional features not previously in the initial prototype. The alpha prototype, which is the pre-commercial production version, was unveiled for the first time in July 2013 in Cambridge, United Kingdom, to researchers and scientists from around the world. The MapcatSF is manufactured and assembled in Irvine, California, and will be distributed from our national headquarters in San Diego. The marketing of the device will be implemented through continuing education presentations conducted by key opinion leaders in the industry. The MapcatSF device is a Class I medical device under the U.S. Food and Drug Administration (“FDA”) classification scheme for medical devices, which the Company has determined does not require pre-market approval.

Lumega-Z is a medical food product that has a patent-pending formula that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Management believes, based on review of products on the market and knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified as a medical food (as defined in Section 5(b) of the “Orphan Drug Act”) based on the Company’s determination. However, the FDA has not monitored nor approved Lumega-Z as a medical food. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. The current formulation has been delivered to patients and used in clinics since 2014.

Medical foods are not considered to be either dietary or nutritional supplements. The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. The Company believes that medical foods will continue to grow in importance over the coming years.

Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. In order to reach the large, expanding AMD patient population, the Company primarily markets Lumega-Z to patients through ophthalmologists and optometrists.

Over 1,700 patients have been treated with Lumega-Z since the Company began selling the formulation in October 2011. The patients come from a combination of the three initial testing sites, healthcare provider sites where the MapcatSF has been demonstrated, patients that have found Lumega-Z online and through other patient referrals, healthcare provider sites administering Lumega-Z to their patients without use of the MapcatSF, and MapcatSF devices recently placed in additional healthcare facilities. Patients take Lumega-Z under the supervision of their physician. Lumega-Z is typically ingested in the patient’s home on a daily basis. Patients are typically between 50 and 80 years old. Patients are mixed ethnically and socioeconomically. Patients typically have insurance, whether private insurance or Medicare. Physicians have determined that the patient is experiencing or is at a high risk of developing retinal disease and decide based on their medical determination that the patient is a candidate for Lumega-Z.

As the MapcastSF is specifically designed to measure the MPOD, the Company and the physicians are able to observe changes in that density in patients who are taking Lumega-Z. The Company encourages sites using the MapcatSF® to provide us anonymized data on the MPOD readings. Anecdotal reports from physicians indicate improvements in their patients such as increased visual function, a noticeable halt in the progression of the patient’s AMD, improvement in glare and contrast sensitivity, and stabilization and improvement of vision. No adverse effects of taking Lumega-Z have been reported by any of the physicians administering Lumega-Z to their patients.

The number of patients regularly ordering Lumega-Z has steadily increased as new healthcare providers have begun working with the Company, with a concurrent rise in patients set on an auto-ship program for delivery every four weeks. Automatic shipment has an added benefit in that it aids physicians because it increases patient compliance in using Lumega-Z on a regular basis. The Company’s operations, to date, indicate that each MapcatSF deployed in a clinic generates an average of 75 new customers for our Lumega-Z product over a period of approximately 90 days when a MapcatSF is deployed in a small, low volume clinic. A larger, higher volume clinic is expected to generate a larger number of patients in a shorter period of time. All of the Company’s revenue is derived from a limited number of individual customers.

AMD is the leading cause of blindness in the world. More than 10 million people in the United States suffer from various forms of this incurable disease, according to the American Macular Degeneration Foundation. As the population ages, that number is expected to triple by 2025. Congress, the Food and Drug Administration, the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (the branch of the pharmaceutical industry which assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences.

The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term “medical food” as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered internally (by mouth) under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market. Until 1972, medical foods were categorized as drugs and then until 1988 as “foods for special dietary purposes.” The field of candidates for development into medical foods is expanding due to continuing advances in the understanding of the science of nutrition and disease, coupled with advances in food technology thereby increasing the number of products that can be formulated and commercialized.

We recently acquired VectorVision. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit.

VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. We believe VectorVision’s CSV-1000 device to be the standard of care for clinical trials. Similarly, we believe the ESV-3000 device will become the worldwide standard for ETDRS testing. The acquisition of VectorVision expands our technical portfolio and we believe it further establishes our position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

The Company distributes its products through E-commerce in an online store that is operated at www.guardionhealth.com.

Competitive Advantage

By combining the Company’s MapcatSF medical device and Lumega-Z medical food, Management believes the Company has developed the only reliable two-pronged evidence-based protocol for replenishing and restoring the macular protective pigment and increasing overall retinal health. The MapcatSF is intended to be the first device to use a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data. Historically, a number of specialized densometers used by research groups within the medical community have been known to produce unreliable data; due in part to the fact that they are not Troxler-free. The Troxler effect is an optical illusion affecting visual perception where an unchanging stimulus away from a fixation point will fade away and disappear as one stares at a fixation point consistently. A device that is Troxler-free does not have this fading of images that otherwise would occur as a result of the Troxler effect. Being Troxler-free is thought to be an important function in being able to accurately complete the testing using these devices.

The MapcatSF has been installed in several teaching and ocular research facilities, such as the Illinois College of Optometry (“ICO”), the New York Eye and Ear Infirmary, and the Rosenberg School of Optometry at the University of the Immaculate Word. While these collaborative relationships help further validate the MapcatSF and Lumega-Z, these relationships are not material to the Company because none of these relationships is exclusive. There are many potential collaborative partners available. The Company is free to enter into other collaborative relationships as needed. No sales of Lumega-Z are generated directly from Illinois College of Optometry because the MapcatSF is part of its teaching curriculum and not used for direct patient care. However, the other collaborative relationships, as a result of using the MapcatSF on patients, periodically put patients on Lumega-Z if a physician determines it appropriate to do so. The majority of sales of Lumega-Z primarily come from clinicians outside of these collaborative relationships.

VectorVision specializes in the standardization of vision tests, specifically, contrast sensitivity, glare testing and early treatment diabetic retinopathy study, or ETDRS, acuity. The variability in test lighting has caused the FDA and other agencies to require standardized test lighting for vision tests. VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results. These qualities are why the VectorVision instruments can detect and quantify subtle changes in vision, and why our VectorVision CSV-1000 instrument is used worldwide by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. We believe the CSV-1000 is the standard of care for clinical trials. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which we plan to provide as part of our commercialization strategy.

Similarly, we believe that our ESV-3000 device will become the worldwide standard for ETDRS visual acuity testing. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and protected intellectual property. Both CSV-1000 and ESV-3000 are currently sold worldwide, and we expect this global distribution to continue. We believe the acquisition of VectorVision, adding the CSV-1000 and ESV-3000 to our product portfolio, further establishes our position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

Medical Foods Products Industry Overview

The science of nutrition was long overlooked and underdeveloped and has now shown that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as a large and attractive segment in the food industry today.

A number of diseases are associated with metabolic imbalances, and patients in treatment for such diseases have specific nutritional requirements. Some examples are ocular health, pain syndromes, insomnia, cognitive disorders, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are still considered a medical product that should be taken under the supervision of a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for patients who are seriously ill or who require the product as a major treatment modality according to FDA regulations.

Medical foods consist of food-based ingredients that are part of the normal human diet and are Generally Recognized as Safe (“GRAS”) under FDA standards. Medical foods must make disease claims for which there is scientific evidence that nutrient deficiencies cannot be corrected by normal diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and therefor have special, extra-rigorous guarantees of safety. All ingredients must be designated GRAS and used in therapeutic concentrations to address the particular nutritional needs of the patient. Medical foods are taken under the supervision of a physician or professional healthcare provider who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and congressionally approved laws, medical foods do not require FDA preapproval but undergo continuous FDA monitoring and approval of label claims. Even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for dietary supplements, including solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy. In contradistinction, dietary supplements, such as vitamins, minerals and botanicals, do not require FDA preapproval, cannot make disease claims, are intended for average people without disease, and cannot claim that they prevent, mitigate or treat a given disease. Dietary supplements do not require physician supervision and can be administered to a person that can self-administer the supplement without supervision.

Based on the advice of intellectual property counsel and regulatory affairs consultants, the Company believes Lumega-Z is properly categorized as a medical food. While the Company believes it is unlikely the FDA would conclude otherwise, if the FDA were to determine Lumega-Z should not be defined as a medical food, the Company would need to relabel and rebrand that product. The Company believes there would be minimal impact on its operations and financial condition if it were required to change labeling and packaging back to that of a dietary supplement. While reclassification and the subsequent relabeling and rebranding would be an added cost to operations, it would not change the use or effectiveness of Lumega-Z, although there is a chance that certain physicians may choose not to recommend Lumega-Z to their patients or that certain consumers may choose not to buy Lumega-Z if it is not classified as a medical food.

Vision Testing Industry Overview

We believe that repeatable, consistent results for visual acuity testing is of paramount importance for effective eye health care and for accurately establishing and enforcing the vision performance criteria for certain professions. Variance in test lighting is a major cause of inconsistency in vision testing results. Standards for testing luminance, have been in place for more than three decades. However, recently, vision testing has evolved from the use of projection systems and charts to the use of digital displays. We believe that the variance in luminance provided by digital displays is large, and clinicians are now obtaining highly inconsistent results from practice to practice. Conservatively, we believe more than 250,000 eye care examination rooms are in use in the United States today.

VectorVision specializes in the standardization of vision tests, specifically, contrast sensitivity, glare testing and early treatment diabetic retinopathy study, or ETDRS, acuity. The variability described above has caused the FDA and other agencies to require standardized test lighting for vision tests. VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results. The CSV-1000 and ESV-3000 devices offer auto-calibrated tests to ensure the correct testing luminance and contrast levels for consistent, highly accurate and repeatable results, which is why the VectorVision instruments can detect and quantify subtle changes in vision, and why the VectorVision CSV-1000 instrument is used worldwide by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. For the same reasons, the Company believes that the ESV-3000 ETDRS testing device will become the worldwide standard for ETDRS visual acuity testing. The Company’s research has revealed no competing products that offers auto-calibration of ambient illumination. Competitive devices do not allow for variations in ambient light levels, resulting in variability of test results due to the environment in which the testing is performed. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and the intellectual property is protected under copyright and trade secret law. Both CSV-1000 and ESV-3000 are currently sold worldwide, and the Company expects this global distribution to continue. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy.

Competitive Strategy

Since there are no research-validated pharmaceutical solutions for slowing the progression of adult macular degeneration (“AMD”), it is necessary for physicians to recommend Age-Related Eye Disease Study (“AREDS”)-based supplements to AREDS-based AMD patients. However, more than 90% of all AREDS-based nutritional products currently on the market are in tablet, capsule and gel capsule form. As previously discussed, tablets, capsules and gel capsules have a low efficiency of absorption. For this reason, some doctors may hesitate to prescribe tablet, capsule and gel capsule form AREDS-based nutraceuticals despite the fact that these are currently the only options available to them.

The competitive landscape of supplements is crowded and confusing for physicians and patients looking to obtain an appropriate product for eye care. These supplement products all have varying ingredients, varying levels of similar ingredients, varying claims regarding their effects, and varying price points.

Lumega-Z addresses this concern. In contrast, Lumega-Z is a liquid formulated using a proprietary molecular micronization process (“MMP”) to maximize efficiency of absorption and safety and to minimize compatibility issues. The MMP is a proprietary homogenization process whereby the molecular structure of the ingredients is reduced in size to facilitate more efficient absorption in the body.

An important part of our competitive strategy lies in combining Lumega-Z with technology to demonstrate its effects.  As well as our proprietary MapcatSF device, the acquisition of VectorVision provides a second opportunity to baseline the vision of patients, and monitor changes in vision performance over time while administering Lumega-Z.  The VectorVision CSV-1000 is a highly accurate means of measuring and monitoring contrast sensitivity, a vision performance parameter that can be improved by increasing levels of macular pigment in the eye.

Growth Strategy

Our Company believes that marketing its products is critical in ensuring its success. The Company has several marketing initiatives and will implement them according to the success and product feedback that the Company and products create. The Company will also consider acquiring other companies and product lines that may be complementary or supplementary as part of its future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof.

Management believes that there is a significant unmet need in everyday clinical practice to provide a vision assessment protocol that improves upon the current standard of visual acuity. Contrast sensitivity with the VectorVision CSV-1000 is a highly sensitive and repeatable method of measuring vision performance, and can be utilized to monitor the vision performance of patients undergoing treatment with Lumega-Z, as well as for the general patient population. The CSV-1000 is currently the worldwide standard for contrast sensitivity testing in clinical trials, and there is a growing understanding of the importance of contrast sensitivity in general clinical practice. The Company’s intention is to penetrate the market by promotion of the CSV-1000 as the leading contrast sensitivity device available. The Company believes it can grow its business using the following sales and marketing strategies:

Sales and Marketing

Based on Management’s knowledge of the industry, the Company believes that Lumega-Z is the only medical food in the ocular health space. The most analogous products on the market are dietary supplements. While the medical food category is well established and growing for certain diseases or disorders (for example, inborn errors of metabolism, metabolic syndrome, gastrointestinal disorders, neurological disorders), there are currently no medical foods other than Lumega-Z specifically addressing ocular health. Thus, with regard to the ocular health market no such data is available regarding medical foods. The most comparable industry is dietary supplements. In an attempt to effectively illustrate the market potential for Lumega-Z, the Company has examined ocular health products in the dietary supplement market as the closest appropriate data set available. The use of dietary supplements to enhance health and well-being is a longstanding and increasing trend. According to industry sources, up to 52% of adults in the United States have reported taking nutritional supplements. Worldwide sales of supplements surpassed $53 billion in 2007. Supplementation has recently generated much interest among health professionals in a relatively new area, the prevention and slowing of the AMD epidemic.

U.S. Statistics

●	AMD is one of the leading causes of blindness in the developed world, responsible for 50% of blindness.
●	The United States has an estimated 15 million AMD cases.
●	One in three people in the U.S. will develop AMD or some vision-reducing eye disease by age 65.

Worldwide Statistics

●	AMD is the third leading cause of blindness throughout the entire world, exceeded only by cataracts and glaucoma.
●	Overall, the prevalence of AMD appears to be lower and more variable in the developing nations as compared to more developed countries. Healthcare experts believe this will likely change for the worse with increasing life expectancy, changing lifestyles and increase in viewing computer monitors.

Marketing Lumega-Z to Practitioners

In order to reach the large, expanding AMD patient population, the Company will primarily market Lumega-Z to the patients through ophthalmologists and optometrists. In the U.S. alone, there are more than 18,515 ophthalmologists and over 34,000 optometrists currently practicing. There are over 213,000 ophthalmologists worldwide. This marketing reach will be achieved through a combination of collaboration with industry-specific publishers, peer-to-peer promotion using Key Opinion Leader clinicians, organic and paid search engine optimization and marketing, and other content-driven & educational tactics.

Marketing the CSV-1000 to Practitioners

Contrast sensitivity is currently one of the standard tests for clinical trials relating to ocular surgeries and treatments, and the CSV-1000 is considered the benchmark for these applications. In addition, there is an increasing need for functional vision assessment in everyday clinical practice, as a means of measuring the effect of disorders such as cataract and macular degeneration on the patient’s functional vision, and the impact of treatment of these conditions on the patient’s vision. The company will concentrate its efforts on increasing the use of contrast sensitivity in everyday clinical practice, as a means of targeting the optometry and ophthalmology markets, which consists of over 34,000 and over 18,000 doctors, respectively, in US.

Sales Channel

Lumega-Z is a regulated Medical Food and therefore must be administered under the supervision of a physician or professional healthcare provider. Once the healthcare provider has determined that the patient requires Lumega-Z, they will follow the following procedures:

●	The Company will provide all clinicians a DAC number (Doctor Authorization Code)
●	Patients will be given a customized recommendation from the clinician, including the DAC number; this will enable them to order Lumega-Z either online or by calling the 800 number
●	Patients will be able to take advantage of using their Health Care Flexible Spending Accounts (“HCFSA”) or Health Savings Account (“HSA”) dollars (pre-tax)

The Company will support the clinicians by making available Online Ocular Nutrition courses to train their technicians.

Proprietary Technology and Intellectual Property

Patents

The Company currently owns and has exclusive rights to the following patent and pending patent application:

Number	Title	Owner	Product	File Date
Patent 9,486,136	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	08/11/14

Patent Application 14/028,104	EMULSION OF CAROTENOIDS AND OCULAR ANTIOXIDANTS	GHS	Lumega-Z®	09/16/13

Patent Application 15277849	METHOD AND APPARATUS FOR VISION ACUITY TESTING	VectorVision	CSV-1000 And ESV-3000	09/27/16

Patent Application 15445586	METHOD AND APPARATUS FOR VISION ACUITY TESTING	VectorVision	CSV-1000 and ESV-3000	02/28/17

The MapcatSF® patent describes an apparatus for use in the measurement of the optical density of the macular protective pigment in the human eye, as well as an apparatus for the use in measuring the lens optical density of a human eye. The apparatus is particularly applicable to flicker photometers, which are used to measure the macular protective pigment in the human eye. On November 8, 2016, the United States Patent and Trademark Office (“USPTO”) issued patent number 9,486,136 for the MapcatSF invention.

The Lumega-Z® patent filing describes a daily liquid supplement for ocular and body health containing at least one of the following: lutein, zeaxanthin, meso-zeaxanthin and astaxanthin for a human subject and for nutritionally supplementing macular pigments in the human eye. The micronized nutrients in a lipid based emulsion described in the patent application are more efficiently absorbed into the bloodstream than conventional supplement formulations resulting in higher serum levels and increased macular protective pigment.

Patent Application 15277849 describes a methodology to calibrate display monitors to automatically hold display luminance constant for vision testing. The method includes a measurement device that is placed on the peripheral areas of the display monitor and feedback software to communicate with a computer and automatically control display luminance. Manual control of luminance based on the output of the measurement device is also included.

Patent Application 15445586 describes a methodology to continuously calibrate display monitors to automatically hold display luminance constant for vision testing. The method includes a measurement device that is placed on the peripheral areas of the display monitor and feedback software to communicate with a computer and automatically control display luminance. Manual control of luminance based on the output of the measurement device is also included. Calibration of the luminance provided by mirrors, if patients view the display monitors through mirrors, is also embodied in the invention.

Trade Secrets

The MapcatSF® device employs a proprietary algorithm for correcting macular pigment optical density measurements with respect to lens density effects.  More particularly, the proprietary algorithm adjusts the photopic luminosity function for the age equivalence of the subject’s lens using a relationship disclosed by Sagawa and Takahashi (J. Opt. Soc. Am. 18, 2659-2667).  The algorithm is embedded in an integrated circuit block designed in such a way as to make it difficult to reverse engineer.

VectorVision’s CSV-1000 has proprietary testing charts that are not only copyright protected, but can only be reproduced accurately by using special lithographs. These lithographs are kept secure, with very limited access, and are closely guarded trade secrets.

Trademarks

The Company utilizes trademarks on all current products and believes that having distinguishing marks is an important factor in marketing its products. The Company has five U.S. registered trademarks on the principal register at the USPTO. These marks are listed below. The Company has not sought any foreign trademark protection for its products or product candidates at this time. U.S. trademark registrations are generally for fixed, but renewable, terms.

The Company currently owns and has exclusive rights to the following registered trademarks:

Registration No.	Mark	Owner	Product
5,025,658	GUARDION	GHS	Guardion Health Sciences, Inc.
3,978,935	LUMEGA-Z	GHS	Lumega-Z
4,997,319	MAPCAT SF	GHS	MapcatSF
4,341,403	VECTORVISION	VectorVision	VectorVision
4,500,241	CSV-1000	VectorVision	CSV-1000

Copyrights

In addition to patent protection, VectorVision relies on copyright protection and has common law copyright protection on the testing charts contained in the CSV-1000, which includes Vision Testing Chart #1, Vision Testing Chart #2 and Vision Testing Chart #3.

Medical Foods and Medical Device Manufacturing and Sources and Availability of Raw Materials

The Company outsources the manufacturing of its medical food products and medical devices to contract manufacturers. The Company processes orders through purchase orders and invoices with each manufacturer. Healthy Solutions, LLC in Scottsdale, Arizona manufactures Lumega-Z for the Company. Device Labs in Irvine, California manufactures the MapcatSF for the Company.

Government Regulation

Medical Food Statutory Definition and One FDA Regulation

Under the Federal Food, Drug, and Cosmetic Act of 1938 (“FDCA”), products are regulated on the basis of their intended use. Their intended use is determined by the objective factors surrounding their use. Numerous categories and subcategories of products exist under the FDCA that could relate to our products, such as food, food additive, dietary supplement, GRAS food component, new drug, GRAS and Effective (“GRAS/E”) drug for over the counter use, and GRAS/E drug for use under the supervision of a physician. The categories overlap and products can fall within more than one category depending on their intended use.

The FDA has provided little guidance on the regulation of medical foods, as it is still a relatively new and evolving category of product under the FDCA.

Our medical food products are defined and regulated by the FDA. The term medical food is a “food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” The FDA advises that it considers the statutory definition of medical foods to “narrowly” constrain the types of products that fit within the category of food (see May 2007 Guidance, and Food Labeling; Reference Daily Intakes and Daily Reference Values; Mandatory Status of Nutrition Labeling and Nutrition Content Revision proposed rule.) This is a Final Rule and binding regulation on nutrition labeling for conventional foods.

The only FDA regulation pertaining to medical foods exempts them from the nutrition labeling requirements that apply to conventional foods, but they are subject to special labeling requirements, as noted in the following excerpt:

(j) The following foods are exempt from this section or are subject to special labeling requirements:

(8) Medical foods as defined in section 5(b) of the Orphan Drug Act. A medical food is a food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. A food is subject to this exemption only if: (i) It is a specially formulated and processed product (as opposed to a naturally occurring foodstuff used in its natural state) for the partial or exclusive feeding of a patient by means of oral intake or enteral feeding by tube; (ii) It is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb, or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) It provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical evaluation; (iv) It is intended to be used under medical supervision; and (v) It is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.

Unlike regulation for drugs and for dietary supplements, there is no overall regulatory scheme for medical foods, or even a pending proposed rule, meaning that no FDA rulemaking is in progress. However, a very detailed Advanced Notice of Proposed Rulemaking (“ANPR”) entitled “Regulation of Medical Foods,” was published in the Federal Register on Nov. 29, 1996 (“ANPR 1996”). This ANPR never progressed to a proposed rule, or through the Notice and Comment procedure, or to an eventual Final Rule (binding regulation). However, the ANPR, in conjunction with the May 2007 and August 2013 Draft Guidance still represents the FDA’s position and policy on medical foods. This ANPR was in effect withdrawn, because on April 22, 2003, the FDA published a proposal to withdraw numerous long-pending proposed rules, including this ANPR. The FDA cited as its reasons for withdrawal, first, that the subjects are not a regulatory priority, and agency resources are limited; second, the proposed rules have become outdated due to advances in science or changes in the products or the industry regulated, or changes in legal or regulatory contexts; and, third, to eliminate uncertainty, so that the FDA or the private sector may resolve underlying issues in ways other than those in the proposals. In May 2007, the FDA issued its Guidance to Industry relating to medical foods (“2007 Guidance”), presumably because the medical foods sector was growing, but it did not engage in a formal rulemaking procedure, either because it did not have the resources and/or because the medical foods category is still lower priority than drugs and medical devices. A third draft guidance was issued in August 2013 further attempting to clarify the FDA’s position on medical foods (“August 2013 Draft Guidance”). The guidance has not been formalized, however, the Company maintains compliance with this draft guidance.

Medical Food Regulatory Requirements

Overview:  Medical foods are FDA-regulated, but there is no complete set or scheme of regulations. There is no pre-market approval, or even pre-market notification required. Rather, it is the responsibility of the manufacturer and marketer to test for safety and efficacy before marketing and selling. The developer of a medical food must adhere closely to the statutory definition, and to the descriptions of a medical food in the sole FDA regulation regarding exemption from nutrition labeling, and in the 2007 Guidance and the August 2013 Draft Guidance.

Threshold Issue: The manufacturer must demonstrate that the disease or condition to be targeted, scientifically and medically, is a disease with distinctive or unique nutritional requirements. The FDA has stated that this is a “narrow category,” and that whether a product is valid for this category depends on the published medical science of the disease and its origins. The targeted disease or condition may be, or caused by, a metabolic imbalance or deficiency or the accelerated requirements for a certain nutrient caused by a disease state. We and our Scientific Advisory Board examine the distinctive nutritional requirements of a disease.

Formulation: A medical food may not be a single ingredient formula. Otherwise, that product would be a dietary supplement for a nutrient deficiency. A medical food formula must go beyond a mere modification of the diet. The formula must meet and satisfy the distinctive nutritional requirements, not merely ameliorate the symptoms. For example, Glucosamine or MSM, or an herb’s “active” constituent may indeed help osteoarthritis. One must demonstrate that these nutrients are the distinctive nutritional requirements for osteoarthritis.

Safety: There is no particular or mandated FDA pre-market safety studies required of the formula as a whole. However, all ingredients must be either GRAS or approved food-additives. Since medical foods are typically taken with prescription drugs, the developer must assess whether any medical food/drug interactions pose a risk. Many ingredients have been determined by the FDA to be GRAS and are listed as such by regulation. Other ingredients may achieve self-affirmed GRAS status through a panel of experts on that particular substance that author a GRAS Report. The standard for an ingredient to achieve GRAS status requires not only technical demonstration of non-toxicity and safety, but also general recognition and agreement on that safety by experts in the field. All ingredients used in the Company’s medical foods are either FDA-approved food additives or have GRAS status. The GRAS requirement for ingredients is arguably a higher safety standard than the risk/benefit analysis required for pharmaceuticals. Like any evolving area, especially where no premarket approval is required, the FDA reserves the right to raise questions about the qualification of products within any category as well as the labeling and manufacturing safety of those products.

Efficacy: No particular FDA pre-market efficacy studies are required by the FDA or by Congressional statute, similar to or comparable to Phase 2 & 3 trials for prescription drugs. However, a company must have data to demonstrate that the formula, when taken as directed, meets the distinctive nutritional requirements of the particular disease.

Manufacturing: There are no GMP regulations for medical foods in particular. Drug GMPs are not required, nor are the relatively new dietary supplement GMPs required; only food GMPs are required. The manufacture of the Company’s medical foods is outsourced in its entirety. The Company engages state of the art facilities that manufacture only nutritional supplements and medical foods.

Labeling: As for all food labels, printing must be legible, and many required elements must be conspicuous, such as a statement of identity, which is the name of the food; the statement: “Must be administered under the supervision of a physician or professional healthcare provider;” the quantity; the ingredients listing; the name and address of the distributor among other requirements.

Marketing: A medical food is a food product, thus the FDA does not regulate advertisements and promotional activities according to the pharmaceutical statutes and regulations; there is no side effects disclaimer or fair balancing required, as in direct to consumer (“DTC”) advertising of drugs on television. However, the FDA has a very broad definition of “labeling”; thus all promotional materials, including websites, are under the authority, monitoring and enforcement of FDA. The Federal Trade Commission (“FTC”) also has joint jurisdiction with the FDA over food products, per a 1983 Memorandum of Understanding. Thus, all advertising claims, both express and implied, must be true, accurate, well-substantiated, and not misleading.

Enforcement: Enforcement is post-market, mostly via annual FDA inspections of food facilities, including packaging, distribution facilities, and fulfillment houses, as well as the manufacturer. The FDA also gathers material at trade shows and conferences, and examines websites. The FTC has joint jurisdiction, and performs sophisticated Internet searches, both randomly and at the request of the FDA or of a competitor.

Medical Device Regulatory Requirements

To fall within the purview of the FDA, a product must first meet the definition of a medical device, whereby it is then subject to regulation before and after it is marketed. Section 201(h) of the FDCA defines a device as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is ... intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals.” If the product in question is not a medical device, then no regulation applies. If it is a medical device, then one must evaluate applicable regulation.

Since 1976, the FDA’s paradigm has categorized medical devices in three distinct classes based on the potential health risks to the public – Class I, Class II, and Class III. Medical devices are assigned a classification based on the level of control needed in order to provide the FDA reasonable assurance of the product’s safety and effectiveness. If a device represents a very low risk of injury, it is considered Class I and does not require any premarket approval. While most Class I devices are exempt from premarket notification requirements and regulations for good manufacturing practices, there are some general controls that companies must conduct such as registering the company with the FDA, listing the device, paying an annual registration fee and tracking device activity.

Devices that present an intermediate level of risk of injury to people are considered Class II. The FDA’s perspective is that for Class II devices “general controls alone are insufficient to assure safety and effectiveness.” In addition to general controls, Class II devices also require special controls such as specified content on labels, adherence to performance standards and surveillance of the product in the marketplace. Some medical devices are also subject to a “Premarket Notification” under Section 510(k) of the FDCA. Most Class I and some Class II devices are exempt from the 510(k) Premarket Notification requirement. If a Class II device is subject to the 510(k) requirement, the manufacturer must file a premarket notification with the FDA to demonstrate that the device is “substantially similar” to another Class II device already on the market. Establishing substantial similarity provides the FDA reasonable assurance that the device is safe and effective.

High risk devices are Class III. These are devices that either sustain human life or present an unreasonable risk of injury to humans. Because of the risks involved, the FDA does not believe that general or special controls are sufficient to assure safety and effectiveness. The FDA requires general controls and premarket approval (“PMA”) for Class III devices.

VectorVision Ohio is registered with the FDA and the CSV-1000 and the ESV-3000 medical devices are listed with the FDA as Class I medical devices. As Class I medical devices, the CSV-1000 and the ESV-3000 are safe medical devices each with a very low potential risk of injury to a patient. These devices do not require any premarket approval.

With the assistance of regulatory affairs consultants, the Company has determined the relevant predicate device for the MapcatSF is the MPS II, the applicable product code for the MapcatSF is HJW and the applicable Code of Federal Regulation is 886.1050. The FDA has determined that this particular predicate device, and related product code, is a Class I medical device. Based on this, the Company believes the MapcatSF is correctly classified as a Class I medical device, is a safe medical device with a very low potential risk of injury to a patient and does not require any premarket approval.

Stark II

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Our product, Lumega-Z, is not a prescription drug, nor do we participate in Medicare, Medicaid or any other federal or state-funded program. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception. We are mindful that if our Lumega-Z product becomes eligible for reimbursement from any such program or if Lumega-Z were deemed to be a prescription drug, Stark laws could potentially become applicable with regard to Lumega-Z.

Anti-Kickback Statute and HIPAA Criminal Laws

While we do not yet participate in any federal or state-funded healthcare programs, we are mindful that should we participate in such programs or should our customers receive reimbursement or subsidy from a federal or state healthcare program, certain laws may become applicable to us. The federal Anti-Kickback Statute makes it illegal for any person, including a pharmaceutical, biologic, or medical device company (or a party acting on its behalf), to knowingly and willfully solicit, offer, receive or pay any remuneration, directly or indirectly, in exchange for, or to induce, the referral of business, including the purchase, ordering or prescription of a particular item or service, or arranging for the purchase, ordering, or prescription of a particular item or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid. In 1996, under the Health Insurance Portability and Accountability Act (“HIPAA”), the Anti-Kickback Statute was expanded to be made applicable to most federal and state-funded health care programs.

HIPAA Compliance and Privacy Protection

HIPAA established comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities”: (1) health plans, (2) health care clearing houses, and (3) health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact the Company’s business in the future.

HITECH Act

The Health Information Technology for Economic and Clinical Health (“HITECH”) Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules.

State Regulatory Requirements

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kickback and false claim regulations. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require that a physician obtain a license to dispense prescription products. When considering the commencement of business in a new state, the Company consults with healthcare counsel regarding the expansion of operations and utilizes local counsel when necessary.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. In addition, we may be subject to federal and state laws requiring the disclosure of financial arrangements with health care professionals.

Foreign Regulatory Requirements

While not yet applicable to us, we may eventually be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacturing, product registration and approval, and sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

Corporate History

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December, 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences, LLC in December 2009. In June 2015, the Company converted into a Delaware “C” corporation.

Employees

As of December 18, 2017, the Company had a staff of nine, consisting of four officers, four full-time staff and one part-time staff person. In addition, VectorVision has a staff of four, consisting of two officers, one full-time employee and one part-time staff member.

Legal Proceedings

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s condensed financial statements at September 30, 2017 with respect to such matters, including the matter noted below.

On or about July 26, 2017, the Company received a payment demand from a former consultant to the Company alleging that he is owed approximately $192,000 for services rendered. The Company has disputed this demand and the resolution of this matter is uncertain. The Company intends to vigorously protect its rights.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our Board of Directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our Board of Directors and our executive officers:

Name	Age	Position

Michael Favish	68	President, Chief Executive Officer and Chairman of the Board of Directors

Robert Weingarten	65	Director

Mark Goldstone	54	Director

David Evans	61	Director

Gordon Bethwaite	42	Vice President of Sales and Marketing

John Townsend	56	Controller, Chief Accounting Officer

Vincent J. Roth	49	General Counsel and Corporate Secretary

Management Team

Michael Favish has been Chief Executive Officer, President and Chairman of the Board since the Company’s formation in 2009. He has more than 30 years’ experience in founding, developing and managing private and public companies, all of which we believe contribute to his qualifications as a director. He is an acknowledged and respected leader and innovator with hands-on experience in strategic marketing, brand building and product development. Mr. Favish founded Fotoball USA, Inc. (“Fotoball”), a pioneer in retail licensed products and marketing, in 1984. In 1994, Mr. Favish transformed Fotoball into a publicly held company with 200 employees and was listed on the Nasdaq Stock Market. After growing revenues from $7 million in 1994 to $50 million in 2003, Fotoball was acquired in January 2004 by an industry leading NYSE company. We believe that Mr. Favish’s experience in an entrepreneurial environment such as Fotoball is particularly suitable for the Company because it was a small, developing and entrepreneurial company introducing products of a kind that did not currently exist. Mr. Favish’s team building skills from his track record at Fotoball, are also applicable as the Company is still building its departments and leadership team. Mr. Favish developed familiarity with the capital markets and obligations of a public reporting company through his experience at Fotoball which is also pertinent to the Company as it engages in fund raising efforts and pursues its endeavor to become a public reporting company. These experiences collectively make Mr. Favish suitable to serve the Company as Chief Executive Officer and a director.

Robert N. Weingarten has been a Director of the Company effective June 30, 2015. He is an experienced business consultant and advisor with an ongoing consulting practice. Since 1979, he has provided financial consulting and advisory services and served on boards of directors of numerous public companies in various stages of development, operation or reorganization, which we believe qualifies him to serve on our Board of Directors. Mr. Weingarten was appointed as a director of Staffing 360, Inc. on February 25, 2014 and resigned this position on April 20, 2014. Mr. Weingarten was the Non-Executive Chairman of New Dawn Mining Corp. (“New Dawn”) from August 31, 2005 through September 30, 2010, and was named the Executive Chairman of New Dawn in October 2010. On July 8, 2010, Mr. Weingarten was appointed to the Board of Directors of Central African Gold Limited (formerly known as Central African Gold Plc and listed on the Alternative Investment Market of the London Stock Exchange at that time). Central African Gold Limited was an indirect, wholly-owned subsidiary of New Dawn. Both New Dawn and Central African Gold Limited have ceased to be publicly traded and reporting companies in their respective jurisdictions. On April 29, 2013, Mr. Weingarten was appointed to the Board of Directors of RespireRx Pharmaceuticals Inc., formerly known as Cortex Pharmaceuticals, Inc. (“RespireRx”), and was named Vice President and Chief Financial Officer of RespireRx. He resigned from those positions on February 17, 2017. On July 10, 2017, Mr. Weingarten was appointed Chief Financial Officer of Alltemp, Inc., a public reporting company. Mr. Weingarten received a B.A. Degree in Accounting from the University of Washington in 1974, and an M.B.A. Degree in Finance from the University of Southern California in 1975. Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California. Mr. Weingarten has considerable accounting and finance acumen, particularly with regard to public reporting requirements. He also has considerable experience in the pharmaceutical industry, which has many similar regulatory requirements supplement as the medical foods and medical device markets in which the Company operates. These skills and experiences make Mr. Weingarten particularly suitable to serve as a director and offer guidance to the Company.

Mark Goldstone has been a Director since June 2015. Mr. Goldstone has over 25 years of experience in the healthcare industry, encompassing operations, commercialization and consulting. He has executed numerous M&A, financing and strategic partnership transactions, for a broad array of middle market and emerging growth companies in technology, life sciences and healthcare services, which qualifies him to serve on our Board of Directors. Mr. Goldstone was the global President of DDB Worldwide Communications Group Inc.’s healthcare business, where he was responsible for a global communications business spanning 40+ offices in over 36 markets. The business covered advertising, digital, integrated communications, healthcare professional promotion, branding, naming, design, market shaping, medical education and scientific communications. Mr. Goldstone has previously held senior positions at Publicis Healthcare Communications Group where he was responsible for the global Sanofi-Aventis business and at Interbrand where he was CEO of its global Healthcare business.

Mr. Goldstone moved from the United Kingdom to New York with Havas Group, where he held senior positions at Robert A. Becker, Euro RSCG and Jordan McGrath Case & Partners, Euro RSCG and ultimately at Euro RSCG Worldwide Headquarters, where he helped devise and build their global healthcare business – Euro RSCG Life Worldwide (Now Havas Life). Mr. Goldstone holds a BSc (Hons) in Pharmacy. He is a board member of the prestigious Galien Foundation and a board member of G3 Global Genomics Group. He is a member of the Royal Pharmaceutical Society of Great Britain and is a past Co-Chairman of New York Corporate Development for the American Diabetes Association. Mr. Goldstone’s breadth of experience in sales, marketing and strategic transactions in the healthcare industry is particularly useful to the Company as it develops its business, commercializes products and builds its marketing channels. We believe that these experiences make Mr. Goldstone particularly suitable to serve as a director and guide the Company in the complexities of the life science and healthcare services industries.

David Evans has been a Director since September 2017. Dr. Evans is the founder of VectorVision, and was appointed to the Company’s Board of Directors on September 29, 2017, the closing of the VectorVision acquisition. Dr. Evans is recognized as the leading expert in clinical contrast sensitivity and glare testing. He has provided his testing expertise and data analysis capability to a wide range of leading ophthalmic companies. Dr. Evans has published more than 30 scientific articles and 3 book chapters in the areas of refractive surgery, glaucoma, ocular blood flow and visual function, and is the inventor of 5 patents related to vision testing devices. Dr. Evans received his Bachelor of Science degree in Human Factors Engineering from the United States Air Force Academy, a Master of Science degree and Masters in Business Administration from Wright State University in Dayton, Ohio, and a Ph.D. in Ocular Physiology from Indiana University. Dr. Evans also serves as a consultant to the Company to further the Company’s planned development and commercialization of its portfolio of products.

Gordon Bethwaite has been Vice President of Sales and Marketing since December 2015. He is a senior figure in the ophthalmic space, with over 15 years of experience in the sales and marketing of diagnostic, surgical and optical products. After graduating with a degree in Applied Biology from Liverpool John Moores University, Gordon transitioned into the corporate healthcare environment. Throughout his career, Gordon has held senior management positions in both the ophthalmology & optometry, and audiology industries. From October 2012 to December 2015, he served as Market Development Manager and subsequently, Director of Marketing for the ophthalmic diagnostic and surgical portfolio at Carl Zeiss Meditec, a global leader and innovator in the industry.

Through his collaborations with thought leading doctors in cataract, refractive, retina and glaucoma specialties, Mr. Bethwaite brings a wealth of expertise and knowledge to the table. A passion for the technological, clinical and surgical application, and business environment of the industry, coupled with an in-depth understanding of the dynamics of the eye care market and years of collaboration with his customers, all combine to provide Mr. Bethwaite with a rich skill set invaluable to his role as Vice President of Sales and Marketing for the Company.

John Townsend has served as Controller since July 2016 and Chief Accounting Officer since March 2017. He has over 20 years of public and private company experience in industries including biotechnology, medical devices, and high-tech electronics manufacturing. Before joining the Company, Mr. Townsend worked at Cosmederm Biosciences, Inc., a specialty pharmaceutical company. From 2005 until 2015, he worked at Cytori Therapeutics, Inc., a stem cell therapy company. From 1996 to 2005, he worked at several high-tech companies, and he started his career at Deloitte (formerly Deloitte and Touche) after graduating from San Diego State University in 1993. Mr. Townsend is a Certified Public Accountant in the state of California.

Vincent J. Roth has served as General Counsel and Corporate Secretary since April 2015. He is an experienced corporate attorney with over 17 years of experience serving as the General Counsel to public and private companies in the high-tech, healthcare, medical device, nutraceutical, and biotechnology industries. Mr. Roth has worked as the General Counsel and Corporate Secretary for NucleusHealth, LLC (formerly StatRad, LLC), a medical device and teleradiology company for the last eight years. Mr. Roth has also worked as a partner at InnovaCounsel, LLP providing general counsel services to clients for the last eight years. In addition to managing legal affairs, Mr. Roth is very familiar with operating in highly regulated industries. Mr. Roth completed a Master of Laws in Intellectual Property at the University of San Diego where he graduated with honors. He also received a Master of Laws in Business and Corporate Law from the University of San Diego with honors, a Juris Doctor and an MBA from Temple University, a Master of Liberal Arts in Sociology from the University of Pennsylvania and a BBA in Marketing and Human Resources from Temple University.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Committees of the Board of Directors

Currently, our Board of Directors acts as our audit, nominating, corporate governance and compensation committees.   The Board of Directors has not yet adopted charters relative to its audit committee, compensation committee and nominating committee.  Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the Board of Directors and committees of the Board of Directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer, and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who were serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Executive	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Michael Favish (1)	2016	$250,000	$-	$4,500	$-	$254,500
	2015	$200,000	$-	$-	$-	$200,000

Gordon Bethwaite (2)	2016	$208,800	$-	$1,800	$-	$210,600
	2015	$-	$-	$2,500	$-	$2,500

John Townsend (3)	2016	$68,000	$-	$450	$-	$68,450
	2015	$-	$-	$-	$-	$-

Vincent J. Roth (4)	2016	$156,000	$-	$10,350	$-	$166,350
	2015	$104,000	$-	$1,500	$-	$105,500

(1) Michael Favish has been the Company’s CEO since inception. He does not have a written agreement with the Company. Mr. Favish received 5,500,000 units of membership interest at inception of the Company on December 1, 2009 when the Company was a California limited liability company, such units became 5,500,000 shares of common stock when the Company incorporated as a Delaware corporation on June 30, 2015. The Company accrued a salary of $200,000 for Mr. Favish in fiscal year 2015 and $250,000 in fiscal year 2016. Mr. Favish was awarded a stock grant on December 31, 2016 for services rendered for 50,000 shares of the Company’s common stock valued at $0.09 per share. It is expected that Mr. Favish will be engaged with a formal employment agreement in 2018.

(2) Gordon Bethwaite was awarded a stock grant on October 1, 2015 for 250,000 shares of the Company’s common stock valued at $0.01 per share as an inducement to engage as the Company’s Vice President of Sales and Marketing and to compensate Mr. Bethwaite for work to be performed. These shares reverse vest quarterly over the first year, with the first quarter vested on January 1, 2016. Mr. Bethwaite officially began his engagement as Vice President of Sales and Marketing on January 1, 2016 with an annualized compensation of $208,800. Mr. Favish was awarded a stock grant on December 31, 2016 for services rendered for 20,000 shares of the Company’s common stock valued at $0.09 per share. It is expected that Mr. Bethwaite will be engaged with a formal employment agreement in 2018.

(3) John Townsend began as the Company’s Controller July 1, 2016 with annual compensation of $144,000. He was appointed to the office of Chief Accounting Officer on March 30, 2017. Mr. Townsend was awarded a stock grant on December 31, 2016 for services rendered for 5,000 shares of the Company’s common stock valued at $0.09 per share. Mr. Townsend was later awarded a stock grant on August 10, 2017 for services rendered for 100,000 shares of the Company’s common stock valued at $0.22 per share. It is expected that Mr. Townsend will be engaged with a formal employment agreement in 2018.

(4) Vincent J. Roth began as the Company’s General Counsel and Corporate Secretary on May 6, 2015 with annual compensation of $156,000. Mr. Roth was awarded a stock grant on August 7, 2015 for services rendered for 150,000 shares of the Company’s common stock valued at $0.01 per share. Mr. Roth was awarded stock grants on April 1, 2016 and December 31, 2016, for services rendered for 100,000 and 15,000 shares, respectively, of the Company’s common stock valued at $0.09 per share. It is expected that Mr. Roth will be engaged with a formal employment agreement in 2018.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2016.

	Option Award					Stock Award
Name	Number of Securities Underlying Unexercised Warrants/ Options Exercisable	Number of Securities Underlying Unexercised Warrants/ Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent Roth						100,000	(a)
Gordon Bethwaite						250,000	(b)

(a)	These shares were 75% vested as of December 31, 2016. The remaining 25% vested in January 2017.
(b)	These shares were 75% vested as of December 31, 2016. The remaining 25% vested in June 2017.

Director Compensation

The Company awarded stock grants to its directors as compensation for serving in such capacity, as show in the table below.

Director (1)	Year	Stock Awards
Mark Goldstone	2016	$4,500
	2015	$-
Robert Weingarten	2016	$4,500
	2015	$-

(1) Mr. Goldstone and Mr. Weingarten have been Directors of the Company since June, 2015. Each Director was awarded a stock grant on December 31, 2016 for services rendered for 50,000 fully vested shares of the Company’s common stock valued at $0.09 per share.

Mr. Evans was appointed as a director on September 29, 2017. We entered into a Consulting Agreement with Dr. Evans, dated as of September 29, 2017 (the “Consulting Agreement”), whereby Dr. Evans has been engaged to serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products and technology. The Consulting Agreement has an initial term of 3 years, with automatic one-year renewals unless earlier terminated. Dr. Evans is entitled to compensation of $10,000 per month for the first six months of the term of the Consulting Agreement and $7,500 per month for the remainder of the term of the Consulting Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

On September 29, 2017, we completed the acquisition of substantially all of the assets and liabilities of VectorVision Ohio in exchange for 3,050,000 shares of our common stock, pursuant to the Asset Purchase Agreement, which was entered into on an arm’s-length basis. David W. Evans, our Director, owned 28% of the issued and outstanding shares of VectorVision Ohio and his wife, Tamara Evans, owned 72% of the issued and outstanding shares of VectorVision Ohio. VectorVision Ocular Health, Inc is a wholly owned subsidiary of the Company formed by the Company in connection with the acquisition of assets from VectorVision Ohio. Mr. Evans was appointed as a director of the Company on September 29, 2017 pursuant to the Asset Purchase Agreement. We entered into a Consulting Agreement with Dr. Evans, dated as of September 29, 2017 (the “Consulting Agreement”), whereby Dr. Evans has been engaged to serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products and technology. The Consulting Agreement has an initial term of 3 years, with automatic one-year renewals unless earlier terminated. Dr. Evans is entitled to compensation of $10,000 per month for the first six months of the term of the Consulting Agreement and $7,500 per month for the remainder of the term of the Consulting Agreement.

Due to and from related parties represents unreimbursed expenses and compensation incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of December 31, 2016 and 2015, the Company had $91,483 and $286,844, respectively, due to related parties.

The Company paid management fees directly to Michael Favish prior to the Company’s conversion to a corporation. During the first six months of 2015, the Company accrued management fees of $106,250 and paid $6,250. During the remaining six-month period ended December 31, 2015 (subsequent to conversion to a corporation in June of 2015), the Company accrued salary expense of $100,000 and paid $0. During the twelve-month period ended December 31, 2016, the Company accrued salary expense of $250,000 and paid $48,500. For all periods presented, accrued amounts are included in general and administrative expenses.

On December 31, 2016, the Company issued 684,933 shares of common stock with a fair value of 602,741 to our CEO, Michael Favish, in settlement of $410,960 of previously accrued management and other fees earned by Mr. Favish from 2013 through 2016. The difference of $191,781 between the fair value of the shares issued and accrued fees was reflected as additional compensation in general and administrative expenses.

On December 31, 2016, the Company awarded stock grants to its management and directors as compensation for services rendered. This included 50,000 shares each to Michael Favish, our CEO, Mark Goldstone, a Director, and Robert Weingarten, a Director. 20,000 shares were awarded to Gordon Bethwaite, our Vice President of Sales and Marketing, 15,000 shares were awarded to Vincent J. Roth, our General Counsel and Corporate Secretary, and 5,000 shares were awarded to John Townsend, our Chief Accounting Officer and Controller. All of these shares were fully vested on December 31, 2016. The Company recorded $162,800 of stock-based compensation as a result of these awards.

As of December 31, 2016, $14,000 of principal and $2,085 of accrued interest was outstanding for a note held by Terrence Favish, son of our CEO, Michael Favish. The note carries a 12% interest rate.

For the year ended December 31, 2015, the Company recorded $2,485,450 of stock-based compensation, for services rendered, to individuals that were related parties at the time of issuance. This included $1,423,750 recorded for stock issued to Robert Weingarten, a director, $477,714 recorded for stock issued to Mark Goldstone, a director, $285,000 recorded for stock issued to Karen M. Favish, wife of CEO Michael Favish, $119,419 recorded for stock issued to Gordon Bethwaite, Vice President of Sales & Marketing, $171,000 recorded for stock issued to Vincent J. Roth, General Counsel and Corporate Secretary, and $8,557 recorded for stock issued to Marie Powell, mother of Karen M. Favish whose investment was purchased on Ms. Powell’s behalf by Mrs. Favish.

As of December 31, 2014, $32,266 of principal and accrued interest was outstanding for a note held by Amanda Morris, daughter of Jeffrey Morris, one of the Company’s founders. On May 1, 2015, the $25,000 note principal plus accrued interest (at 12%) of $8,260 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note. As of December 31, 2014, $32,266 of principal and interest was outstanding for a note held by the Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999, a trust for which Mr. Morris is a trustee and beneficiary. On May 1, 2015, the $25,000 note principal plus accrued interest (at 12%) of $8,260 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note.

As of December 31, 2014, $54,650 and $13,498 in principal and accrued interest were outstanding for two notes held by Jason Scangas, son of Christopher Scangas who is one of the Company’s founders and holds and exercises power of attorney over Jason Scangas’ investments. On May 1, 2015, the $40,000 principal on the first note plus accrued interest (at 12%) of $16,241 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note. On May 1, 2015, the $10,000 principal on the second note plus accrued interest (at 12%) of $3,896 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note.

As of December 31, 2014, $259,967 and $121,962 in principal and interest were outstanding for two notes held by the Cynthia Elaine Trust dated December 12, 2014, a trust for which Christopher Scangas is a trustee. On May 1, 2015, the $200,000 principal on the first note plus accrued interest (at 12%) of $59,967 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note. On May 1, 2015, the $100,000 principal on the second note plus accrued interest (at 12%) of $21,962 was converted to equity; subsequent to the conversion there was no principal or interest remaining on the note. In connection with the conversion of these notes, on May 1, 2015, the Company issued 450,000 membership units upon exercise of warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest on the notes towards the exercise price of the warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

•	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of common stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned as of December 18, 2017 by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each executive officer and director, and (iii) all officers and directors as a group.  The following table is based on the Company having 40,545,947 shares of common stock issued and outstanding as of December 18, 2017. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended as of that date.  Shares of our common stock issuable upon exercise of options or warrants or conversion of notes that are exercisable or convertible within 60 days after December 18, 2017 are included as beneficially owned by the holder, but not deemed outstanding for computing the percentage of any other stockholder for Percentage of Common Stock Beneficially Owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 40,545,947 shares of common stock outstanding at December 18, 2017, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 18, 2017. Beneficial ownership generally includes voting and dispositive power with respect to securities.  Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner and Title of Officers and Directors	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Michael Favish, Chief Executive Officer, President and Director (a)	6,494,933	16.02%
Robert N. Weingarten, Director	1,300,000	3.21%
Mark Goldstone, Director	1,050,000	2.59%
David Evans, Director (b)	3,050,000	7.52%
Gordon Bethwaite, Vice President	270,000	0.67%
John Townsend, Chief Accounting Officer and Controller	105,000	0.26%
Vincent J. Roth, General Counsel and Corporate Secretary	265,000	0.65%
All Officers and Directors as a Group (6 persons) (c)	12,534,933	30.92%

5% Shareholders:

Leon Krajian (d)	3,668,458	8.77%
Digital Grid	3,043,479	7.51%
Christopher Scangas (e)	2,608,489	6.43%
Edward Grier	2,158,178	5.28%

(a)	Includes 260,000 shares held by Mr. Favish’s spouse.

(b)	Includes 3,050,000 shares of common stock of the Company held in the name of VectorVision, Inc. issued on September 29, 2017 (the “Closing Date”). 250,000 of these shares serve as security for VectorVision, Inc.'s indemnification obligations (the "Holdback Shares") under the Asset Purchase Agreement, and the HoldBack Shares (or such portion thereof, if any, after any reduction to the HoldBack Shares in accordance with the terms of the Asset Purchase Agreement) shall be delivered to VectorVision, Inc. 26 months following the Closing Date. Dr. Evans owns 28% of the issued and outstanding shares of VectorVision, Inc. and his wife, Tamara Evans, owns 72% of the issued and outstanding shares of VectorVision, Inc. Mr. and Mrs. Evans exercise joint investment control and voting control over the shares of common stock of the Company held in the name VectorVision, Inc. Mrs. Evans business address at 4141 Jutland Drive, Suite 215, San Diego, CA 92117.

(c)	Unless otherwise indicated, the business address of each individual is c/o Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, California 92128.

(d)

Includes 231,974 shares held in the name of Equity Trust Company Custodian FBO Leon S. Krajian IRA; 146,000 shares that may be purchased pursuant to an exercisable warrant issued to Equity Trust Company Custodian FBO Leon S. Krajian IRA that is vested and expires May 1, 2018; 1,135,000 shares that may be purchased pursuant to exercisable warrants issued to Leon Krajian that are vested and expire at various dates between September 30, 2018 and December 31, 2019; and 518,092 shares of common stock owned by Mr. Krajian.

(e)

Includes 2,075,753 shares held in the name of Cynthia Elaine Trust dated December 12, 2014; 138,750 shares held in the name of Cynthia Elaine Scangas Dated June 12 2002-IRA rollover, BNY Mellon Trustee; 363,986 shares held in the name of Jason Scangas, the son of Christopher Scangas, for whom Christopher Scangas holds Power of Attorney; and 30,000 shares that may be purchased pursuant to an exercisable warrant issued to Christopher Scangas that is vested and expires March 29, 2019.

SELLING SECURITYHOLDERS

Up to 18,807,812 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the Selling Securityholders. No shares are being sold by the Company. Although the Selling Securityholders may sell their shares at any time the Registration Statement, of which the prospectus is a part is effective, there is no way for the Company to determine when shares will be sold.

Each of the transactions by which the Selling Securityholders acquired their securities from us was exempt under the registration provisions of the Securities Act. The shares of common stock referred to above are being registered to permit public resales of the shares and the Selling Securityholders may offer the shares for resale from time to time pursuant to this prospectus. The Selling Securityholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional Selling Securityholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the Selling Securityholders and the shares of our common stock offered by them in this prospectus. None of the Selling Securityholders have had a material relationship with us within the past three years other than as described elsewhere in this prospectus. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Beneficial ownership is determined in accordance with the rules of the SEC.

Each Selling Securityholder’s percentage of ownership of our outstanding shares in the table below is based 40,545,947 shares of common stock outstanding as of December 18, 2017, except where noted. The number of shares beneficially owned after the Offering assumes that all shares offered hereby are sold.

		Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name		Number	Percent (*<1%)	Shares Being Offered (#)	Number (^)	Percent (^)

VectorVision, Inc.	(1)	3,050,000	7.52%	3,050,000	-	*
Lianluo Smart Limited	(2)	1,304,348	3.22%	1,304,348	-	*
Digital Grid (Hong Kong) Technology Co., Limited	(3)	3,043,479	7.51%	3,043,479	-	*
Pin Lin Hsu	(4)	15,000	*	15,000	-	*
Bridgitte Shen Lee	(5)	56,429	*	56,429	-	*
Chieh-Hsi Chen	(6)	129,549	*	92,617	36,932	*
Ching Yu Lin	(7)	237,024	*	129,660	107,364	*
Ching Chun Lin	(8)	677,703	1.67%	277,841	399,862	*
Wai Kong Albert Lee	(9)	623,668	1.54%	623,668	-	*
Sharon Yik Sze Young	(10)	574,275	1.42%	574,275	-	*
The Peter Shih-Hsiang Liao and Yun-Chih Su Trust	(11)	826,619	2.04%	826,619	-	*
Alicia Yealie Fu	(12)	170,819	*	170,819	-	*
Scott Hamburg	(13)	45,003	*	45,003	-	*
ACS Associates 401K Plan	(14)	98,671	*	98,671	-	*
Edward Grier	(15)	2,158,178	5.32%	763,704	1,394,474	3.44%
Leon Krajian	(16)	3,617,569	8.92%	1,095,872	2,521,697	6.22%
Fong-Ling Yu	(17)	242,017	*	242,017	-	*
Su-Yun Tuan Kao	(18)	70,669	*	70,669	-	*
Hsiu-Ying Tseng-Lai	(19)	706,670	1.74%	706,670	-	*
Yanjun Xing	(20)	141,336	*	141,336	-	*
Ka Kui Kwong	(21)	212,001	*	212,001	-	*
Wai Chee Wendy Poon	(22)	212,001	*	212,001	-	*
Thomas W. Sheahan	(23)	70,669	*	70,669	-	*
Yong Zhang	(24)	353,336	*	353,336	-	*
E Zhao	(25)	353,336	*	353,336	-	*
Ying Zhou	(26)	424,002	1.05%	424,002	-	*
Qi Sun	(27)	353,336	*	353,336	-	*
Dunyong He	(28)	353,336	*	353,336	-	*
Jack A. Barrient and Nan S. Barrient	(29)	106,001	*	106,001	-	*

John P. Eliopoulos	(30)	70,669	*	70,669	-	*
Robert Watson	(31)	42,402	*	42,402	-	*
Tung Wuu Huang	(32)	138,180	*	138,180	-	*
William E. Sponsel	(33)	90,000	*	90,000	-	*
Patricia Dee Garrett Stephenson	(34)	10,000	*	10,000	-	*
Neil Friedman	(35)	5,000	*	5,000	-	*
Joshua Bechtoldt	(36)	18,000	*	18,000	-	*
Donald A. Gagliano	(37)	270,000	*	250,000	20,000	*
Cetel Scientific, LLC	(38)	50,000	*	50,000	-	*
Andy Narendra	(39)	315,000	*	15,000	300,000	*
Karen M. Favish	(41)	260,000	*	10,000	250,000	*
Azminda Valle Armendariz	(42)	7,000	*	2,000	5,000	*
Robert Ritch	(43)	40,000	*	20,000	20,000	*
Davies Family Trust dated February 16, 1994	(44)	25,000	*	5,000	20,000	*
Richard A. Bone	(45)	325,000	*	25,000	300,000	*
Jennifer Liu	(46)	200,000	*	200,000	-	*
Haytarr, LLC	(47)	100,000	*	100,000	-	*
Matthew Abenante	(48)	5,000	*	5,000	-	*
Lucille Belo	(49)	10,000	*	10,000	-	*
Marlon Nurse	(50)	5,000	*	5,000	-	*
Gloria Crispo	(51)	5,000	*	5,000	-	*
Peter Guerrero	(52)	5,000	*	5,000	-	*
Michael Porter	(53)	70,000	*	70,000	-	*
Hovanesian Family Trust	(54)	50,000	*	20,000	30,000	*
Montgomery Strat	(55)	32,498	*	27,498	5,000	*
Anthony Carchide	(56)	27,453	*	27,453	-	*
SMC San Diego Trust	(57)	114,074	*	68,619	45,455	*
Daniel Conley	(58)	41,117	*	41,117	-	*
Chris Scangas	(59)	2,608,489	6.43%	30,000	2,578,489	6.36%
Terrence Favish	(60)	109,474	*	100,000	9,474	*
Cal-Sorrento, Ltd.	(61)	250,000	*	250,000	-	*
Fraeda Kopman	(62)	184,966	*	10,000	174,966	*
Paul Hynek	(63)	100,000	*	100,000	-	*
Mike or Elayne Doran	(64)	8,492	*	5,492	3,000	*
Dennis and Lai Mei Strauss	(65)	84,576	*	1,206	83,370	*
David M. Epstein	(66)	92,958	*	1,326	91,632	*
Robert Rothstein	(67)	28,165	*	402	27,763	*
Wenlue Huang	(68)	31,800	*	6,800	25,000	*
Brian Wilson	(69)	125,000	*	125,000	-	*
OFFICERS AND DIRECTORS
Michael Favish, CEO, President and Director	(70)	6,494,933	16.02%	734,933	5,760,000	14.21%
Robert Weingarten, Director	(71)	1,300,000	3.21%	50,000	1,250,000	3.08%
Mark Goldstone, Director	(72)	1,050,000	2.59%	50,000	1,000,000	2.47%
David W. Evans, Director (refer to footnote 1)	(1)	-	*	-	-	*
Vincent Roth, General Counsel and Corporate Secretary	(73)	265,000	*	115,000	150,000	*
Gordon Bethwaite, Vice President	(74)	270,000	*	20,000	250,000	*
John Townsend, Controller and Chief Accounting Officer	(75)	105,000	*	105,000	-	*
TOTAL				18,807,812

#       This number designates the number of shares being registered and available for sale by the holder, this does not mean the holder has to sell all of the registered shares.

^       Denotes the number of shares owned provided all registered shares are sold, this does not mean all holders will sell all shares.

(1)	Includes 3,050,000 shares of common stock of the Company held in the name of VectorVision, Inc. issued on September 29, 2017 (the “Closing Date”). 250,000 of these shares serve as security for VectorVision, Inc.'s indemnification obligations (the "Holdback Shares") under the Asset Purchase Agreement, and the HoldBack Shares (or such portion thereof, if any, after any reduction to the HoldBack Shares in accordance with the terms of the Asset Purchase Agreement) shall be delivered to VectorVision, Inc. 26 months following the Closing Date. Dr. David W. Evans, a director of the Company, owns 28% of the issued and outstanding shares of VectorVision, Inc. and his wife, Tamara Evans, owns 72% of the issued and outstanding shares of VectorVision, Inc. Mr. and Mrs. Evans exercise joint investment control and voting control over the shares of common stock of the Company held in the name VectorVision, Inc.

(2)	Includes 1,304,348 shares of common stock issued pursuant to a Stock Purchase Agreement dated as of November 3, 2017 (the "Purchase Agreement"). Mr. He Zhitao has voting and dispositive authority over these shares.

(3)	Includes 3,043,479 shares of common stock issued pursuant to the Purchase Agreement. Mr. He Zhitao has voting and dispositive authority over these shares.

(4)	Consists of 15,000 shares issued for services provided on August 1, 2017.

(5)	Consists of 41,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 4,762 shares of common stock issued as dividends on such preferred shares. Also consists of 10,000 shares issued for services provided on May 1, 2016.

(6)	Consists of 83,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 9,283 shares of common stock issued as dividends on such preferred shares.

(7)	Consists of 116,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 12,993 shares of common stock issued as dividends on such preferred shares.

(8)	Consists of 250,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 27,841 shares of common stock issued as dividends on such preferred shares.

(9)	Consists of 416,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 48,771 shares of common stock issued as dividends on such preferred shares. Also consists of 133,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 4,896 shares of common stock issued as dividends on such preferred shares. Also consists of 20,000 shares issuable upon exercise of a common stock purchase warrant granted March 6, 2017 with a per share exercise price of $0.75 and a three year term.

(10)	Consists of 250,002 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 24,222 shares of common stock issued as dividends on such preferred shares. Also consists of 266,668 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 13,383 shares of common stock issued as dividends on such preferred shares. Also consists of 20,000 shares issuable upon exercise of a common stock purchase warrant granted March 8, 2017 with a per share exercise price of $0.75 and a three year term.

(11)	Consists of 500,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 47,677 shares of common stock issued as dividends on such preferred shares. Also consists of 266,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 2,275 shares of common stock issued as dividends on such preferred shares. Mr. Peter Liao has voting and dispositive authority over these securities. Also consists of 10,000 shares issuable upon exercise of a common stock purchase warrant granted March 6, 2017 with a per share exercise price of $0.75 and a three year term.

(12)	Consists of 83,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 7,438 shares of common stock issued as dividends on such preferred shares. Also consists of 66,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 13,380 shares of common stock issued as dividends on such preferred shares.

(13)	Consists of 41,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 3,336 shares of common stock issued as dividends on such preferred shares.

(14)	Consists of 45,065 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock, 3,606 shares of common stock issued as dividends on such preferred shares, and 50,000 shares of common stock issuable upon the exercise of warrants granted on April 28, 2016. Mr. Leon Krajian has voting and dispositive authority over these securities.

(15)	Consists of 373,832 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 29,910 shares of common stock issued as dividends on such preferred shares. Also consists of 341,880 shares issued on December 31, 2016 as a result of an automatic conversion of a promissory note dated May 1, 2015. Also consists of 8,000 shares issued on October 24, 2017 as payment of the stock portion of fixed interest on a promissory noted, since converted, dated January 31, 2017. Also consists of 8,000 shares issued on October 30, 2017 as stock purchase by using the cash portion of fixed interest on that promissory note dated January 31, 2017 to purchase common stock. Also consists of 2,082 shares issued on November 16, 2017 by using additional, post-maturity interest due on that promissory note dated January 31, 2017 to purchase shares of common stock.

(16)	Consists of 473,027 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock, 37,845 shares of common stock issued as dividends on such preferred shares and 585,000 shares of common stock issuable upon the exercise of warrants granted at various dates from March 8, 2016 to December 27, 2016.

(17)

Consists of 83,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 7,968 shares of common stock issued as dividends on such preferred shares. Also consists of 133,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 7,381 shares of common stock issued as dividends on such preferred shares. Also consists of 10,000 shares issuable upon exercise of a common stock purchase warrant granted March 6, 2017 with a per share exercise price of $0.75 and a three year term.

(18)	Consists of 66,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 4,002 shares of common stock issued as dividends on such preferred shares.

(19)	Consists of 666,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 40,003 shares of common stock issued as dividends on such preferred shares.

(20)	Consists of 133,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 8,002 shares of common stock issued as dividends on such preferred shares.

(21)	Consists of 200,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 12,001 shares of common stock issued as dividends on such preferred shares.

(22)

Consists of 200,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 12,001 shares of common stock issued as dividends on such preferred shares.

(23)	Consists of 66,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 4,002 shares of common stock issued as dividends on such preferred shares.

(24)	Consists of 333,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 20,002 shares of common stock issued as dividends on such preferred shares.

(25)	Consists of 333,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 20,002 shares of common stock issued as dividends on such preferred shares.

(26)	Consists of 400,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 24,002 shares of common stock issued as dividends on such preferred shares.

(27)

Consists of 333,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 20,002 shares of common stock issued as dividends on such preferred shares.

(28)	Consists of 333,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 20,002 shares of common stock issued as dividends on such preferred shares.

(29)	Consists of 100,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 6,001 shares of common stock issued as dividends on such preferred shares.

(30)	Consists of 66,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 4,002 shares of common stock issued as dividends on such preferred shares.

(31)

Consists of 40,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series B Convertible Preferred Stock and 2,402 shares of common stock issued as dividends on such preferred shares.

(32)

Consists of 83,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of Series A Convertible Preferred Stock and 7,346 shares of common stock issued as dividends on such preferred shares. Also consists of 37,500 shares issued for services provided on April 1, 2017. Also consists of 10,000 shares issued for services provided on August 1, 2017.

(33)

Consists of 20,000 shares issued for services provided on March 1, 2016. Consists of 20,000 shares issued for services provided on December 31, 2016. Also consists of 50,000 shares issued for services provided on August 10, 2017.

(34)	Consists of 10,000 shares issued for services provided on May 1, 2016.
(35)	Consists of 5,000 shares issued for services provided on June 1, 2016.
(36)

Consists of 5,000 shares issued for services provided on June 22, 2016. Also consists of 3,000 shares issued for services provided on December 31, 2016. Also consists of 10,000 shares issued for services provided on August 10, 2017.

(37)	Consists of 250,000 shares issued for services provided on September 19, 2016.
(38)	Consists of 50,000 shares issued for services provided on December 8, 2016. Mr. Celso Tello has voting and dispositive authority over these securities.
(39)	Consists of 15,000 shares issued for services provided on December 31, 2016.
(41)	Consists of 10,000 shares issued for services provided on December 31, 2016.
(42)	Consists of 2,000 shares issued for services provided on December 31, 2016.
(43)	Consists of 20,000 shares issued for services provided on December 31, 2016.
(44)	Consists of 5,000 shares issued for services provided on December 31, 2016.
(45)	Consists of 25,000 shares issued for services provided on December 31, 2016.
(46)	Consists of 162,500 shares issued for services provided on March 1, 2017. Also consists of 37,500 shares issued for services provided on April 1, 2017.

(47)	Consists of 100,000 shares issued for services provided on April 13, 2017. Mr. Seth Farbman has voting and dispositive authority over these securities.
(48)	Consists of 5,000 shares issued for services provided on June 1, 2017.
(49)	Consists of 10,000 shares issued for services provided on June 1, 2017.
(50)	Consists of 5,000 shares issued for services provided on June 1, 2017.
(51)	Consists of 5,000 shares issued for services provided on June 1, 2017.
(52)	Consists of 5,000 shares issued for services provided on June 1, 2017.
(53)	Consists of 70,000 shares issued for services provided on June 1, 2017.
(54)	Consists of 20,000 shares issued for services provided on June 1, 2017. Mr. John A. Hovanesian has voting and dispositive authority over these securities.
(55)

Consists of 10,000 shares issuable upon exercise of a common stock purchase warrant granted April 18, 2016 with a per share exercise price of $1.00 and a three year term. Also consists of 17,498 shares issued on September 1, 2016 as a result of an automatic conversion of a promissory note.

(56)

Consists of 10,000 shares issuable upon exercise of a common stock purchase warrant granted April 18, 2016 with a per share exercise price of $1.00 and a three year term. Also consists of 17,453 shares issued on September 1, 2016 as a result of an automatic conversion of a promissory note.

(57)

Consists of 25,000 shares issuable upon exercise of a common stock purchase warrant granted April 18, 2016 with a per share exercise price of $1.00 and a three year term. Also consists of 43,619 shares issued on September 1, 2016 as a result of an automatic conversion of a promissory note. Susan Colross has voting and dispositive authority over these securities.

(58)

Consists of 15,000 shares issuable upon exercise of a common stock purchase warrant granted April 18, 2016 with a per share exercise price of $1.00 and a three year term. Also consists of 17,498 shares issued on September 1, 2016 as a result of an automatic conversion of a promissory note.

(59)	Consists of 30,000 shares issuable upon exercise of a common stock purchase warrant granted March 29, 2016 with a per share exercise price of $0.50 and a three year term.
(60)	Consists of 100,000 shares issuable upon exercise of a common stock purchase warrant granted March 29, 2016 with a per share exercise price of $0.50 and a three year term.
(61)

Consists of 250,000 shares issuable upon exercise of a common stock purchase warrant granted May 18, 2016 with a per share exercise price of $0.25 and a three year term. The officers of Cal-Sorrento, Ltd. have voting and dispositive authority over these securities.

(62)	Consists of 10,000 shares issuable upon exercise of a common stock purchase warrant granted May 17, 2016 with a per share exercise price of $0.50 and a three year term.
(63)	Consists of 100,000 shares issuable upon exercise of a common stock purchase warrant granted June 1, 2016 with a per share exercise price of $0.25 and a three year term.
(64)	Consists of 5,492 shares issued on December 27, 2016 as a result of an automatic conversion of a promissory note.

(65)	Consists of 1,206 shares issued on December 27, 2016 as a result of an automatic conversion of a promissory note.
(66)	Consists of 1,326 shares issued on December 27, 2016 as a result of an automatic conversion of a promissory note.
(67)	Consists of 402 shares issued on December 27, 2016 as a result of an automatic conversion of a promissory note.
(68)	Consists of 6,800 shares issued on July 5, 2017 as a stock purchase by exchanging an amount due on an invoice for common stock.
(69)	Consists of 125,000 shares issuable upon exercise of common stock options granted November 1, 2017 with a per share exercise price of $1.15 and a ten year term.

(70)

Consists of 50,000 shares issued on December 31, 2016 to Michael Favish Living Trust Dated Jan 31, 2007, for which Michael Favish is the Trustee, for services provided by Mr. Favish. Also consists of 684,933 shares issued on December 31, 2016 to Michael Favish Living Trust Dated Jan 31, 2007, for which Michael Favish is the Trustee, as a stock purchase by exchanging certain amounts owed to Mr. Favish by the Company for common stock.

(71)	Consists of 50,000 shares issued for services provided on December 31, 2016.
(72)	Consists of 50,000 shares issued for services provided on December 31, 2016.
(73)	Consists of 100,000 shares issued for services provided on April 1, 2016 and 15,000 shares issued for services provided on December 31, 2016.
(74)	Consists of 20,000 shares issued for services provided on December 31, 2016.
(75)	Consists of 5,000 shares issued for services provided on December 31, 2016 and 100,000 shares issued for services provided on August 10, 2017.

PLAN OF DISTRIBUTION

Up to 18,807,812 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the Selling Securityholders. We will not receive any of the proceeds from the sale by the Selling Securityholders of the shares of common stock. Any proceeds received from exercise of warrants or options by Selling Securityholders will be used for working capital purposes. The Company will bear all fees and expenses incident to this registration.

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Selling Securityholders will sell their shares of common stock at $1.25 per share until our shares are quoted on the OTC Bulletin Board, OTCQX, OTCQB or listed on a national securities exchange, such as the NYSE American. After such time as we are listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB, the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale (if a public market exists), at varying prices determined at the time of sale, or at negotiated prices. All sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144 promulgated under the Securities Act;

●	broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The Selling Securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed common stock in connection with such short sales. The Selling Securityholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares of common stock.

The Selling Securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to our certificate of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

We have 100,000,000 shares of capital stock, par value $0.001 per share, authorized of which 90,000,000 are shares of common stock and 10,000,000 are shares of “blank check” preferred stock.

As of December 18, 2017, we had outstanding 40,545,947 shares of common stock held by 148 shareholders of record.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive dividends ratably, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock.  However, the effects might include, among other things:

●	Impairing dividend rights of our common stock;
●	Diluting the voting power of our common stock;
●	Impairing the liquidation rights of our common stock; and
●	Delaying or preventing a change of control without further action by our stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Common Stock Purchase Warrants

As of December 18, 2017 we had outstanding 2,983,666 exercisable warrants to purchase common stock outstanding with various exercise prices and expiration dates, held by 34 warrant holders.

Transfer Agent

Our transfer agent is VStock Transfer with an address 18 Lafayette Pl, Woodmere, NY 11598.

Indemnification of Directors and Officers

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, we have been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2016 and 2015 have been audited by Weinberg & Company, P.A., 1925 Century Park East, Suite 1120, Los Angeles, CA 90067, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C.

F-1

Guardion Health Sciences, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Current assets
Cash	$1,269,755	$62,520
Accounts receivable	53,610	1,673
Inventories	178,033	43,999
Current portion of deposits and prepaid expenses	38,004	29,363

Total current assets	1,539,402	137,555

Deposits and prepaid expenses, less current portion	210	10,470
Property and equipment, net	100,813	114,020
Intangible assets, net	674,400	-
Goodwill	1,563,520	-

Total assets	$3,878,345	$262,045

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities
Accounts payable and accrued liabilities	$484,420	$356,467
Accrued expenses and deferred rent	24,740	88,290
Line of credit	32,395
Due to related parties	152,771	91,483
Convertible notes payable	46,567	44,323
Promissory notes payable	15,605	10,251
Promissory notes payable related party	-	16,805

Total current liabilities	756,498	607,619

Commitments and contingencies

Stockholders’ Equity (Deficiency)

Series A preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,705,154 and 1,705,154 shares issued and outstanding at September 30, 2017 and December 31, 2016	1,705	1,705
Series B preferred stock, $0.001 par value; 8,000,000 shares authorized; 3,105,000 issued and outstanding at September 30, 2017	3,105	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 28,961,058 and 25,046,438 shares issued and outstanding at September 30, 2017 and December 31, 2016	28,961	25,046
Additional paid-in capital	27,342,480	20,277,882
Accumulated deficit	(24,254,404)	(20,650,207)

Total stockholders’ equity (deficiency)	3,121,847	(345,574)

Total liabilities and stockholders’ equity (deficiency)	$3,878,345	$262,045

See accompanying notes to condensed consolidated financial statements.

F-2

Guardion Health Sciences, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$62,698	$33,677	$178,610	$92,195

Cost of goods sold	30,094	22,997	82,420	50,127

Gross profit	32,604	10,680	96,190	42,068

Operating expenses
Research and development	105,561	20,789	131,330	43,062
Sales and marketing	116,440	85,866	294,774	293,979
General and administrative	1,392,524	765,352	2,758,331	2,282,354

Total operating expenses	1,614,525	872,007	3,184,435	2,619,395

Loss from operations	(1,581,921)	(861,327)	(3,088,245)	(2,577,327)

Other expenses:
Interest expense	2,462	279,718	20,817	863,548

Net loss	(1,584,383)	(1,141,045)	(3,109,062)	(3,440,875)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	(249,820)	(185,004)	(335,337)	(212,200)
Dividend declared	(78,616)	(11,395)	(159,798)	(13,059)
Net loss attributable to common shareholders	$(1,912,819)	$(1,337,444)	$(3,604,197)	$(3,666,134)

Net loss per common share – basic and diluted	$(0.07)	$(0.06)	$(0.14)	$(0.17)
Weighted average common shares outstanding – basic and diluted	25,825,907	21,424,392	25,469,112	21,352,995

See accompanying notes to condensed consolidated financial statements.

F-3

Guardion Health Sciences, Inc.

Condensed Consolidated Statement of Stockholders’ Equity (Deficiency)

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficiency)
Balance at December 31, 2016	1,705,154	$1,705	-	$-	25,046,438	$25,046	$20,277,882	$(20,650,207)	$(345,574)
Fair value of common stock issued for acquisition	-	-	-	-	3,050,000	3,050	2,284,450	-	2,287,500
Issuance of common stock for services	-	-	-	-	617,500	618	633,351	-	633,969
Issuance of preferred stock	-	-	3,105,000	3,105	-	-	3,101,895	-	3,105,000
Fair value of vested stock options	-	-	-	-	-	-	550,014	-	550,014
Accretion of beneficial conversion feature on preferred stock	-	-	-	-	-	-	335,337	(335,337)	-
Dividend on preferred stock	-	-	-	-	247,120	247	159,551	(159,798)	-
Net loss	-	-	-	-	-	-	-	(3,109,062)	(3,109,062)
Balance at September 30, 2017	1,705,154	$1,705	3,105,000	$3,105	28,961,058	$28,961	$27,342,480	$(24,254,404)	$3,121,847

See accompanying notes to condensed consolidated financial statements.

F-4

Guardion Health Sciences, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities
Net loss	$(3,109,062)	$(3,440,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47,869	44,587
Amortization of debt discount	-	391,726
Accrued interest expense included in notes payable	14,792	61,551
Fair value of warrants issued as post-maturity interest	-	407,667
Stock-based compensation	987,932	640,584
Stock-based compensation – related parties	196,051	683,285
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(1,831)	760
Inventories	(40,741)	(35,313)
Deposits and prepaid expenses	2,169	14,784
Increase (decrease) in -
Accounts payable and accrued expenses	51,626	85,588
Accrued and deferred rent costs	(63,550)	(50,759)

Net cash used in operating activities	(1,914,745)	(1,196,415)

Investing Activities
Purchase of property and equipment	(25,203)	(3,195)
Cash assumed upon acquisition	4,895	-

Net cash used in investing activities	(20,308)	(3,195)

Financing Activities
Proceeds from issuance of convertible notes payable	-	136,000
Proceeds from issuance of promissory notes – related party	-	140,000
Proceeds from issuance of promissory notes	100,000	220,000
Payments on promissory notes	(124,000)	(137,000)
Proceeds from issuance of preferred stock	3,105,000	1,045,000
Increase in due to related parties	61,288	171,800

Net cash provided by financing activities	3,142,288	1,575,800

Cash:
Net increase	1,207,235	376,190
Balance at beginning of period	62,520	13,850
Balance at end of period	$1,269,755	$390,040

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$1,965	$385
Income taxes	$-	$-

Non-cash financing activities:
Issuance of common stock dividends on preferred stock	$159,798	$13,059
Fair value of warrants issued in connection with promissory and convertible notes payable	$-	$245,349
Beneficial conversion feature associated with promissory and convertible notes payable	$-	$70,949
Fair value of common shares issued for acquisition allocated to:
Intangible assets	$674,400	$-
Goodwill	$1,563,520	$-
Other assets	$49,580	$-

See accompanying notes to condensed consolidated financial statements.

F-5

Guardion Health Sciences, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Nine Months Ended September 30, 2017 and 2016

1.	Organization and Business Operations

Organization and Business

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 as a California limited liability company under the name P4L Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name from Guardion Health Sciences, LLC to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment.

Through September 30, 2017, the Company has had limited operations, but has been primarily engaged in research, development, commercialization and capital raising. The Company has incurred significant expenditures for the development of the Company's products and intellectual property, which includes research and development of both medical foods and medical diagnostic equipment for the treatment of various eye diseases. The Company had limited revenue during the nine months ended September 30, 2017 and 2016, all of which was generated by the sale of the Company’s proprietary product, Lumega-Z.

On September 29, 2017, the Company completed its acquisition of substantially all of the assets and liabilities of VectorVision, Inc., a company that specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS (“Early Treatment Diabetic Retinopathy Study”) visual acuity testing. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing. See Note 3.

Going Concern and Liquidity

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $3,109,062 and utilized cash in operating activities of $1,914,745 during the nine months ended September 30, 2017. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. However, the Company has also completed multiple capital financing transactions during 2017, resulting in cash on hand of $1,269,755 at September 30, 2017 and an additional $5,000,000 was received prior to the issuance of these financial statements.

As of December 31, 2016, management had concluded that there was substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements were issued, and the Company’s independent registered public accounting firm also included explanatory going concern language in their report accompanying the Company’s audited financial statements for the year ended December 31, 2016. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Although recent capital transactions have significantly improved our current cash position, the Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF® medical device, and with respect to efforts to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. The Company is continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

F-6

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s medical foods and related products. Research and development expenditures, which include patent related costs and stock compensation expense, are expensed as incurred and totaled $131,330 and $43,062 for the nine months ended September 30, 2017 and 2016, respectively.

 Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, contractors and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers, directors, consultants, contractors, and employees, which include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until the Company has established a trading market for its common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date. The Company has never declared or paid dividends on its common stock and has no plans to do so for the foreseeable future.

The fair value of common stock was determined based on management’s judgment. In order to assist management in calculating such fair value, the Company retained an independent third-party valuation firm whose input was utilized in determining the related per unit or share valuations of the Company’s equity instruments. Management used valuations of $1.00 per unit or share in its fair value calculations for the periods between January 1, 2016 and September 30, 2016, and $0.88 per share for periods between October 1, 2016 and June 30, 2017. Per share valuations are based on various inputs, including valuation reports prepared by third-party valuation firms and are impacted by the dilutive effect of the issuance of common shares as compensation during the periods. There are numerous acceptable ways to estimate company value, including using net tangible assets, a market-based approach, or discounted cash flows. The Company considered alternative methods and concluded that due to the lack of suitably comparable market data, the discounted cash flows method was the most appropriate. A discounted cash flows (i.e. free cash flows to equity) methodology was applied by the third-party valuation firm using multiple years of balance sheet and income statement projections along with the following primary assumptions:

F-7

	Nine Months Ended September 30,
	2017	2016
Discount rate	16%	16%
Risk free rate	2.48%	2.27%
Rate of return	16%	16%
Sustainable growth rate	5%	5%
Company survival probability	65%	63%
Liquidation value	$0	$0

Due to the availability of historical data from the Company’s recent preferred stock sales, Management used a valuation of $0.75 for accounting purposes beginning in the third quarter of 2017. Management considered business and market factors affecting the Company during the nine-month periods ended September 30, 2017 and 2016, including capital raising efforts, its proprietary technology, and other factors. Based on this evaluation, management believes that its valuations are appropriate for accounting purposes for the periods ending September 30, 2017 and 2016, respectively.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB where the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The Company recognizes stock compensation expense on stock or unit purchases at a price less than fair value, and for fully-vested stock issued to consultants and other service providers, for the excess of fair value of the stock or units over the price paid for the stock or units.

The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered. The Company will issue new shares to satisfy stock option exercises.

Net Loss per Share

The Company’s computation of basic and diluted net loss per common share is measured as net loss divided by the weighted average common shares outstanding during the respective periods, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Potential common shares such as from unexercised warrants, options, and shares of common stock issuable upon conversion of convertible debt and convertible preferred stock outstanding that have an anti-dilutive effect are excluded from the calculation of diluted net loss per share. The Company’s basic and diluted net loss per share is the same for all periods presented because all shares of common stock issuable upon exercise of warrants, options, and conversion of convertible debt and convertible preferred stock outstanding are anti-dilutive as they decrease loss per share.

With respect to the 3,050,000 shares of common stock issued for our VectorVision acquisition, 250,000 shares were held back as security for VectorVision’s indemnification obligations to the Company and the remaining 2,800,000 shares were issued to VectorVision at the closing of the transaction. The shares held back as security are included in our weighted average common shares outstanding for purposes of calculating net loss per common share.

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	September 30,
	2017	2016
Warrants	2,983,666	2,753,666
Options	650,000	-
Estimated shares issuable upon conversion of convertible notes payable	31,250	1,345,811
Shares issuable upon conversion of convertible preferred stock	6,981,938	1,741,671
	10,646,854	5,841,148

F-8

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The adoption of ASU 2014-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

In July 2017, the FASB issued Accounting Standards Update No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 is to be applied using a full or modified retrospective approach. The adoption of ASU 2017-11 is not currently expected to have any impact on the Company’s financial statement presentation or disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

F-9

3.	VectorVision Acquisition

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc., an Ohio corporation (“VectorVision”), in exchange for 3,050,000 shares of the Company’s common stock, valued at $2,287,500, pursuant to the terms of an Asset Purchase and Reorganization Agreement dated September 29, 2017, which agreement was entered into on an arm’s-length basis. The wholly-owned subsidiary that acquired the business is called VectorVision Ocular Health, Inc., a Delaware corporation, doing business as VectorVision. VectorVision’s assets acquired by the Company pursuant to the agreement included, among others, accounts receivable, fixed assets, inventories, trademarks and copyrights. VectorVision’s liabilities assumed by the Company included, among others, certain trade accounts payable to third parties and accrued liabilities, and amounts owed under an outstanding line of credit.

With respect to the 3,050,000 shares of common stock, 250,000 shares were held back as security for VectorVision’s indemnification obligations to the Company and the remaining 2,800,000 shares were issued to VectorVision at the closing of the transaction. The shares represented approximately 11% of the Company’s issued and outstanding common stock immediately following consummation of the agreement. The shares held back as security are included in our weighted average common shares outstanding for per-share calculations.

Pursuant to the terms of the agreement, David Evans, the founder of VectorVision, was appointed to the Company’s Board of Directors on September 29, 2017. Dr. Evans is recognized as the leading expert in clinical contrast sensitivity and glare testing. He has provided his testing expertise and data analysis capability to a wide range of leading ophthalmic companies. Dr. Evans has published more than 30 scientific articles and 3 book chapters in the areas of refractive surgery, glaucoma, ocular blood flow and visual function, and is the inventor of 5 patents related to vision testing devices. Dr. Evans received a Bachelor of Science degree in Human Factors Engineering from the United States Air Force Academy, a Master of Science degree and Masters in Business Administration from Wright State University in Dayton, Ohio, and a Ph.D. in Ocular Physiology from Indiana University. Dr. Evans will also serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products.

VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS (Early Treatment Diabetic Retinopathy Study) visual acuity testing. VectorVision developed and commercialized its CSV-1000 medical device to conduct contrast sensitivity testing and it developed and commercialized its ESV-3000 medical device to conduct ETDRS visual acuity testing. The patented standardization system provides the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. The Company believes VectorVision’s CSV-1000 device to be the standard of care for clinical trials. The acquisition of VectorVision expands the Company’s technical portfolio and the Company believes it further establishes the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

The Company accounted for the acquisition pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Management identified and evaluated the preliminary fair values of the assets acquired, relying in part, on the work of an independent third party valuation firm engaged by the Company to provide input as to the fair value of the consideration paid (because there is no established trading market for the Company’s Common Stock) and the assets acquired, including the valuation methodology most relevant to the transactions described herein, and to assist in the related calculations, analysis and allocations. Historical transactions, as well as the income, market and cost approaches to value were considered. Management ultimately determined that due to recent sales of the Company’s preferred stock and consideration of current business and market factors, that the use of historical transactions, and a value of $0.75, would result in the most appropriate valuation for accounting purposes. The valuation conclusion is preliminary, and subject to revision.

F-10

In accordance with ASC 805, the Company utilized the acquisition method of accounting, whereby the purchase consideration is allocated to specific tangible and intangible assets at their estimated fair values on the date of acquisition. The following table summarizes the allocation of preliminary fair values of the purchase consideration to the assets and liabilities assumed:

Fair Values
Common stock consideration	$2,287,500
Liabilities assumed	108,722
Total purchase consideration	2,396,222

Cash	(4,895)
Accounts receivable	(50,105)
Inventory	(93,293)
Prepaid assets	(551)
Property and equipment	(9,458)
Intangible assets	(674,400)
Goodwill	$1,563,520

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected revenue and benefits of the combined company.

The Company has consolidated VectorVision’s balance sheet with the Company’s balance sheet effective September 30, 2017, and will include VectorVision’s operations with the Company’s statement of operations commencing October 1, 2017.

The following preliminary unaudited pro forma financial information gives effect to the Company’s acquisition of VectorVision as if the acquisition had occurred on January 1, 2016 and had been included in the Company’s consolidated statements of operations during the nine-month period ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
	2017	2016
Pro forma net revenues	$565,289	$277,360
Pro forma net loss attributable to common shareholders	$(3,671,059)	$(3,880,375)
Pro forma net loss per share	$(0.14)	$(0.18)

4.	Inventories

Inventories consisted of the following:

	September 30,	December 31,
	2017	2016
Raw materials	$173,690	$40,679
Finished goods	4,343	3,320
	$178,033	$43,999

5.	Property and Equipment, net

Property and equipment consisted of the following:

	September 30,	December 31,
	2017	2016
Leasehold improvements	$101,773	$98,357
Testing equipment	152,433	145,503
Furniture and fixtures	31,397	15,348
Computer equipment	16,679	15,277
Office equipment	9,558	2,694
	311,840	277,179
Less accumulated depreciation and amortization	(211,027)	(163,159)
	$100,813	$114,020

F-11

For the nine months ended September 30, 2017 and 2016, depreciation and amortization expense was $47,869 and $44,587, respectively, of which $22,044 and $20,165 was included in research and development expense, respectively, and $25,825 and $24,422 was included in general and administrative expense, respectively.

6.	Convertible Notes Payable

	September 30,	December 31,
	2017	2016
Year of issuance:
2010 (due August 2013)	$25,000	$25,000
Accrued interest	21,567	19,323
Notes payable	$46,567	$44,323

In July 2010, the Company issued an unsecured convertible note payable in the amount of $25,000. The note carries simple interest at a rate of 12% per annum and became due and payable on August 1, 2013. The outstanding amounts are convertible into shares of common stock of the Company at conversion prices of $0.08 per share. This note is currently outstanding and past due, and $21,567 of accrued interest is recorded as of September 30, 2017.

7.	Promissory Notes

	September 30,	December 31,
	2017	2016
Year of issuance:
(a) 2016 (due November 2016)	$-	$10,000
(b) Accrued interest	15,605	251
Promissory notes payable, net	$15,605	$10,251

(a) In 2016, the Company issued $170,000 of promissory notes to various outside investors, with simple interest rates ranging from 4% - 9% and a weighted average term at issuance of approximately three months. As of December 31, 2016, a $10,000 note remained outstanding and was past due. The note was repaid in July 2017 along with the associated $449 of accrued interest.

(b) In January 2017, the Company issued a $100,000 unsecured promissory note to an outside investor, with a term of 120 days and a fixed interest charge consisting of 6% of the principal in cash plus 6% of the principal in shares of common stock at a price of $0.75 per share, or 8,000 shares. The note was repaid in July 2017. As of September 30, 2017, $15,605 of accrued interest remained outstanding.

8.	Promissory Notes – Related Party

	September 30,	December 31,
	2017	2016
Year of issuance:
2016 (due September 2016)	$-	$14,000
Accrued interest	-	2,805
Promissory notes payable – related party, net	$-	$16,805

In 2016, the Company issued $140,000 of unsecured promissory notes to various related party investors, with interest rates ranging from 6% to 12% and a weighted average term at issuance of approximately four months. As of December 31, 2016 the remaining balance of the unpaid notes was $14,000, and this amount plus accrued interest was repaid during the first quarter of 2017.

F-12

9.	Commitments and Contingencies

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s condensed financial statements at June 30, 2017 with respect to such matters, including the matter noted below.

On or about July 26, 2017, the Company received a payment demand from a former consultant to the Company alleging that he is owed approximately $192,000 for services rendered. The Company has disputed this demand and the resolution of this matter is uncertain. The Company intends to vigorously protect its rights.

10.	Stockholders’ Deficit

Preferred Stock

Series A

During 2016, the Company sold 1,170,000 shares of the Company’s Series A Senior Convertible Preferred Stock (the “Series A Preferred Stock”) to various investors. The purchase price of the Series A Preferred Stock was $1.00 per share, for an aggregate purchase price of $1,170,000. In addition, during 2016, the Company issued 535,154 shares of its Series A Preferred Stock with a fair value of $784,888 upon conversion of $535,149 of notes payable and accrued interest. The Series A Preferred Stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative.

At the option of each holder, the Series A Preferred Stock (including accrued but unpaid dividends) may be converted into shares of the Company’s common stock commencing January 1, 2017 at $0.60 per share. The Series A Preferred Stock (including accrued but unpaid dividends) shall automatically convert into shares of common stock in the event that the Company receives gross proceeds of at least $4,000,000 in one or more equity financing transactions subsequent to September 30, 2016, or if the ten (10) day Volume Weighted Average Price per share of common stock is $2.00 or more. If not converted by September 30, 2019, the Series A Preferred Stock (including accrued but unpaid dividends) shall automatically and mandatorily convert into shares of common stock at $0.60 per share. Such mandatory conversion shall be subject to either a registration statement having been filed with the Securities and Exchange Commission, including the common stock underlying the Series A Preferred Stock, and being in effect, or all shares of underlying common stock being saleable under Rule 144 pursuant to the Securities Act without regard to volume limitations.

The issuance of the 1,170,000 shares of Series A Preferred Stock gave rise to a beneficial conversion feature due to the stated conversion price of $0.60 per share being less than the market price of the shares of Series A Preferred Stock at the issuance date as determined by an independent third-party valuation firm. The Company accounted for the beneficial conversion features in accordance with ASC 470-20, Accounting for Debt with Conversion and Other Options. The Company calculated a total deemed dividend on the Series A Preferred Stock of $779,586 at December 31, 2016, which equals the amount by which the estimated fair value of the common stock issuable upon conversion of the issued Series A Preferred Stock exceeded the proceeds from such issuances on the date of issuance. The deemed dividend on the Series A Preferred Stock is accreted using the effective interest method from the respective issuance dates through the earliest conversion date of January 1, 2017. The accretion of the deemed dividend for the year ended December 31, 2016 was $760,011. The remaining balance of $19,575, representing the amount allocable to the January 1, 2017 earliest conversion date, was accreted in January 2017.

Sale of the Company’s Series A Preferred Stock closed on December 31, 2016.

During the nine months ended September 30, 2017, the Company declared dividends of $102,029 on its Series A Preferred Stock which were satisfied in full through the issuance of an aggregate of 170,075 shares of common stock.

F-13

Series B

Beginning in March 2017 and through September 30, 2017, the Company sold 3,105,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to various investors. The purchase price of the Series B Preferred Stock was $1.00 per share, for an aggregate purchase price of $3,105,000. The Series B Preferred Stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 6% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.75 per share. Series B Preferred Stock is convertible commencing December 31, 2017, or earlier upon the approval of the Board of Directors, by the holders thereof into common stock at a conversion rate of $0.75 per share. The stock is automatically convertible by the Company upon an equity financing of at least $5,000,000 subsequent to June 30, 2017, or in the event the Company’s common stock is publicly traded for at least $2.00 per share for 10 consecutive trading days, or upon completion of a Major Transaction (as defined in the Certificate of Designation). Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. Series B Preferred Stock is senior to all common stock and junior to the Series A Preferred Stock in terms of liquidation preferences. Sale of the Company’s Series B Preferred Stock closed on July 31, 2017.

The issuance of the Series B Preferred Stock gave rise to a beneficial conversion feature due to the stated conversion price of $0.75 per share being less than the market price of the shares at the issuance date. In addition, warrants were issued to purchasers of the Series B Preferred Stock who had previously participated in the 2016 Series A Preferred Stock offering. The Company accounted for the beneficial conversion feature, including an allocation of proceeds for the warrants on a relative fair value basis, in accordance with ASC 470-20, Accounting for Debt with Conversion and Other Options. The Company calculated a total deemed dividend on the Series B Preferred Stock of $582,377, which equals the amount by which the estimated fair value of the common stock issuable upon conversion of the Series B Preferred Stock exceeded the proceeds from such issuances on the date of issuance. The deemed dividend on the Series B Preferred Stock is accreted using the effective interest method from the respective issuance dates through the earliest conversion date of December 31, 2017. The accretion of the deemed dividend for the nine months ended September 30, 2017 was $315,761, and $226,616 will be accreted in future periods.

During the nine months ended September 30, 2017, the Company declared dividends of $57,769 on its Series B Preferred Stock which were satisfied in full through the issuance of an aggregate of 77,045 shares of common stock.

Both classes of preferred stock will vote with the common stock on an “as converted” basis and have standard anti-dilution rights, exclusive of price protection. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, no distribution shall be made to the holders of any shares of common stock of the Company unless, prior thereto, the holders of all classes of preferred stock shall have received out of the available assets of the Company, whether capital or surplus, an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon. If the assets of the Company are insufficient to pay in full such amounts due the holders of the preferred stock, then the entire assets shall be distributed ratably among the holders of the preferred stock, first to holders of Series A Preferred Stock, then to holders of Series B Preferred Stock, in accordance with the respective preferences and amounts that would be payable on such shares of preferred stock if all amounts payable thereon were paid in full.

Preferred shareholders of both series have unlimited piggyback registration rights. Holders of a majority of the shares of preferred stock (based on the $1.00 stated value) outstanding shall have the right to one demand registration during the three (3) years following the effective date of the Company’s registration statement under the Securities Exchange Act of 1934, so long as at least $500,000 of preferred stock was sold of that series, and at least $250,000 of the related class of preferred stock is still outstanding. This demand registration right and the piggyback registration rights will terminate when all shares of preferred stock have been converted into common stock.

In the event of a merger or acquisition or change in control of the Company, both classes of preferred stock (including all accrued but unpaid dividends) will be deemed converted into shares of common stock immediately prior to the closing of such a transaction.

F-14

Common Stock

During 2016 and prior, the Company issued 2,005,000 shares of common stock for services rendered by various parties. The aggregate fair value of the stock was $2,146,316. 1,405,000 of these shares were subject to vesting requirements over 9 to 12 months and subject to forfeiture if vesting conditions were not met. As of December 31, 2016, 1,052,500 of the shares, with a fair value of $1,580,372, had vested, and 352,500 shares with a fair value of $111,369 remained to be vested. As of September 30, 2017, all 1,405,000 shares have fully vested.

During the first nine months of 2017, the Company issued 617,500 shares of common stock to service providers. The aggregate fair value of the stock was $522,600 based on a valuation per share ranging from $0.75 to $0.88 on the date of grant.

Additional details of the Company’s restricted common stock are as follows:

	Number of Shares	Fair Value	Weighted Average Grant Date Fair Value Per Share
Non-vested, December 31, 2016	352,500	$111,369	$1.13
Issued	617,500	522,600	0.88
Vested	(970,000)	(633,969)	1.05
Forfeited	-	-	-
Non-vested, September 30, 2017	-	$-	$-

Warrants

During March 2017, in connection with the Series B Preferred Stock offering discussed above, the Company issued a total of 60,000 warrants as additional incentive to investors who had previously invested in the Company’s Series A Preferred Stock offering in 2016. These warrants are fully vested, are immediately exercisable at $0.75 per share, and expire between March 6, 2020 and March 8, 2020.

The fair value of the warrants was calculated as $51,796, based upon the Black-Scholes option-pricing model, with a stock price of $0.88, volatility of 135%, and an average risk-free interest rate of 1.61%. The Company accounted for the warrants by allocating a portion of proceeds for the warrants on a relative fair value basis, in accordance with ASC 470-20, Accounting for Debt with Conversion and Other Options. The resulting proceeds allocable to the relative fair value of the warrants of $44,170 was used in determining the beneficial conversion feature embedded in the Series B Preferred Stock, which the Company determined was $96,170 and will be accreted using the effective interest method from the through the earliest voluntary conversion date for the preferred stock of December 31, 2017. The accretion for the nine months ended September 30, 2017 was $66,612, and $29,558 will be accreted in future periods.

A summary of the Company’s warrant activity is as follows:

Shares
December 31, 2016	2,923,666
Granted	60,000
Forfeitures	-
Exercised	-
September 30, 2017, all exercisable	2,983,666

As of September 30, 2017, the Company had an aggregate of 2,983,666 outstanding warrants to purchase shares of its common stock with a weighted average exercise price of $0.37, weighted average remaining life of 0.9 years and aggregate intrinsic value of $1,293,512, based upon a stock valuation of $0.88 per share. The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the warrants.

F-15

Stock Options

On September 30, 2017, the Company entered into a consulting agreement pursuant to which the Company issued a total of 1,250,000 common stock options. 650,000 of the options vested immediately and the remaining will vest ratably over the next twelve months on a quarterly basis. The options are non-qualified, have an exercise price of $1.00 per share, and will expire after 5 years. The options were valued in total at $934,804 based upon the Black-Scholes option-pricing model, with a stock price of $0.75, volatility of 123%, and an average risk-free rate of 1.63%. Based upon a graded vesting schedule, $550,014 has been recorded as stock compensation in the Company’s condensed consolidated statement of operations for the three and nine months ended September 30, 2017.

11.	Related Party Transactions

Due to and from related parties represents unreimbursed expenses and compensation incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other stockholders. The advances are unsecured, non-interest bearing and are due on demand. As of September 30, 2017 and December 31, 2016, the Company had $152,771 and $91,483, respectively, due to related parties.

During the nine months ended September 30, 2017, the Company incurred $187,500 of salary expense and paid $130,000 in salary to our CEO, Michael Favish. During the twelve-month period ended December 31, 2016, the Company incurred salary expense of $250,000 and paid $48,500 in salary to Mr. Favish. Accrued amounts are included in general and administrative expenses.

12.	Subsequent Events

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 4,347,827 shares of common stock, par value $0.001 per share, at a purchase price of $1.15 per share. Total gross proceeds were $5,000,001. These shares were sold in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017 as more fully set forth in the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2017 and the exhibits attached thereto.

The completion of the private placement triggered, at the Company’s election, the automatic conversion of the preferred stock into shares of common stock. Accordingly, immediately following the completion of the private placement, the Company effected the conversion of all outstanding shares of preferred stock into 6,981,938 shares of common stock (excluding accrued but unpaid dividends) effective November 3, 2017. The Company issued 205,242 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through November 3, 2017, representing the payment in full of all Preferred Stock dividend obligations.

The following table sets forth the unaudited condensed consolidated balance sheet of the Company as of September 30, 2017 on an as reported basis and on an unaudited pro forma basis, giving effect to the sale on November 3, 2017, of 4,347,827 shares of the Company’s Common Stock at a price of $1.15 per share, representing an aggregate purchase price of $5,000,001, the conversion on November 3, 2017 of 4,810,154 shares of the Company’s Series A and Series B Preferred Stock into 6,981,938 shares of Common Stock, and the issuance on November 3, 2017 of 205,242 shares of Common Stock as payment in full for all accrued but unpaid dividends associated with the Preferred Stock:

	Actual As Reported	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)
Assets

Total current assets	$1,539,402	$6,539,405
Total long-term assets	2,338,943	2,338,943

Total assets	$3,878,345	$8,878,346

Liabilities and Stockholders’ Equity

Total liabilities	$756,498	$756,498

Stockholders’ Equity

Series A preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,705,154 shares issued and outstanding as reported, and 0 shares, as adjusted	1,705	-
Series B preferred stock, $0.001 par value; 8,000,000 shares authorized; 3,105,000 shares issued and outstanding as reported, and 0 shares, as adjusted	3,105	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 28,961,058 shares issued and outstanding as reported, and 40,496,065 shares, as adjusted	28,961	40,496
Additional paid-in capital	27,342,480	31,920,310
Accumulated deficit	(24,254,404)	(23,838,958)

Total stockholders’ equity	3,121,847	8,121,848

Total liabilities and stockholders’ equity	$3,878,345	$8,878,346

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Guardion Health Sciences, Inc.

San Diego, California

We have audited the accompanying balance sheets of Guardion Health Sciences, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, members’ and stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guardion Health Sciences, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced negative operating cash flows since inception and has a stockholders’ deficiency as of December 31, 2016. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
March 30, 2017

F-17

Guardion Health Sciences, Inc.

Balance Sheets

	December 31,
	2016	2015

Assets

Current assets
Cash	$62,520	$13,850
Accounts receivable	1,673	1,136
Inventories	43,999	30,563
Current portion of deposits and prepaid expenses	29,363	18,950

Total current assets	137,555	64,499

Deposits and prepaid expenses, less current portion	10,470	10,470
Property and equipment, net	114,020	170,795

Total assets	$262,045	$245,764

Liabilities, and Members’ and Stockholders’ Deficiency

Current liabilities
Accounts payable and accrued liabilities	$356,467	$271,863
Accrued expenses and deferred lease costs	88,290	143,077
Due to related parties	91,483	286,844
Current portion of convertible notes payable	44,323	41,315
Current portion of promissory notes payable, net of debt discount of $0 and $36,018, respectively	10,251	64,407
Current portion of promissory notes payable related party, net of debt discount of $0 and $54,639, respectively	16,805	149,233

Total current liabilities	607,619	956,739

Convertible notes payable	-	516,575

Total liabilities	607,619	1,473,314

Commitments and contingencies

Members’ and Stockholders’ Deficiency

Preferred stock, $0.001 par value; 10,000,000 shares authorized; 1,705,154 shares issued and outstanding at December 31, 2016	1,705	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 25,046,438 and 21,911,396 shares issued and outstanding at December 31, 2016 and December 31, 2015	25,046	21,911
Additional paid-in capital	20,277,882	12,857,320
Accumulated deficit	(20,650,207)	(14,106,781)

Total members’ and stockholders’ deficiency	(345,574)	(1,227,550)

Total liabilities, and members’ and stockholders’ deficiency	$262,045	$245,764

See accompanying notes to financial statements.

F-18

Guardion Health Sciences, Inc.

Statements of Operations

	Years Ended December 31,
	2016	2015

Revenue	$141,029	$112,811

Cost of goods sold	75,702	50,072

Gross profit	65,327	62,739

Operating expenses
Research and development	64,026	401,909
Sales and marketing	389,111	180,133
General and administrative	3,308,144	5,610,830
Loss on settlement of promissory notes and accounts payable	249,739	258,606

Total operating expenses	4,011,020	6,451,478

Loss from operations	(3,945,693)	(6,388,739)

Other expenses:
Interest expense and financing costs	1,104,557	752,948
Change in fair value of note	698,147	-
Cost to induce conversion of notes payable	-	1,699,609

Total other expenses	1,802,704	2,452,557

Net loss	(5,748,397)	(8,841,296)

Adjustments related to Series A 8% convertible preferred stock:
Accretion of deemed dividend	(760,011)	-
Dividend declared	(35,018)	-
Net loss attributable to common shareholders	$(6,543,426)	$(8,841,296)

Net loss per common share – basic and diluted	$(0.30)	$(0.54)
Weighted average common shares outstanding – basic and diluted	21,800,719	16,391,665

See accompanying notes to financial statements.

F-19

Guardion Health Sciences, Inc.

Statements of Members’ and Stockholders’ Deficiency

	Members’ Capital		Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Members’ and Stockholders’
	Units	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance at December 31, 2014	10,821,827	$3,452,852	-	$-	-	$-	$-	$(5,265,485)	$(1,812,633)
Fair value of warrants issued with convertible notes payable	-	16,656	-	-	-	-	-	-	16,656
Issuance of convertible notes payable - beneficial conversion feature	-	25,844	-	-	-	-	-	-	25,844
Issuance of membership units – conversion of notes payable and related interest	2,659,294	1,429,035	-	-	-	-	-	-	1,429,035
Issuance of membership units as inducement to convert	995,926	1,135,356	-	-	-	-	-	-	1,135,356
Issuance of warrants as inducement to convert	-	506,857	-	-	-	-	-	-	506,857
Issuance of membership units for consulting services	2,303,227	2,625,679	-	-	-	-	-	-	2,625,679
Issuance of membership units to related party upon warrant exercise	450,000	90,000	-	-	-	-	-	-	90,000
Net loss – January 1, 2015 through June 30, 2015	-	-	-	-	-	-	-	(5,094,421)	(5,094,421)
Conversion of membership units to common stock on June 30, 2015	(17,230,274)	(9,282,279)	-	-	17,230,274	17,230	9,265,049	-	-
Issuance of common stock – conversion of notes payable, promissory notes payable and related interest	-	-	-	-	1,328,346	1,290	982,699	-	983,989
Issuance of common stock as inducement to convert	-	-	-	-	50,348	56	57,341	-	57,397
Issuance of common stock for services	-	-	-	-	2,719,091	2,752	2,261,052	-	2,263,804
Issuance of common stock – warrant exercises	-	-	-	-	583,337	583	77,750	-	78,333
Fair value of warrants issued with notes payable	-	-	-	-	-	-	181,576	-	181,576
Fair value of warrants issued in conversion of accounts payable	-	-	-	-	-	-	31,853	-	31,853
Net loss – July 1, 2015 through December 31, 2015	-	-	-	-	-	-	-	(3,746,875)	(3,746,875)
Balance at December 31, 2015	-	-	-	-	21,911,396	21,911	12,857,320	(14,106,781)	(1,227,550)
Issuance of common stock for services	-	-	-	-	740,000	740	1,424,944	-	1,425,684
Fair value of warrants issued for services	-	-	-	-	-	-	344,846	-	344,846
Fair value of post-maturity warrants issued as additional interest on notes payable	-	-	-	-	-	-	575,673	-	575,673
Issuance of common stock – conversion of accrued management fees	-	-	-	-	684,933	685	602,056	-	602,741
Issuance of preferred stock	-	-	1,170,000	1,170	-	-	1,168,830	-	1,170,000
Fair value of preferred stock – conversion of notes payable and related interest	-	-	535,154	535	-	-	784,353	-	784,888
Fair value of common stock – conversion of notes payable and related interest	-	-	-	-	1,651,732	1,652	1,383,864	-	1,385,516
Fair value of warrants issued with convertible notes payable	-	-	-	-	-	-	270,076	-	270,076
Issuance of convertible notes payable – beneficial conversion feature	-	-	-	-	-	-	70,949	-	70,949
Accretion of beneficial conversion feature on preferred stock	-	-	-	-	-	-	760,011	(760,011)	-
Dividend on preferred stock	-	-	-	-	58,377	58	34,960	(35,018)	-
Net loss	-	-	-	-	-	-	-	(5,748,397)	(5,748,397)
Balance at December 31, 2016	-	$-	1,705,154	$1,705	25,046,438	$25,046	$20,277,882	$(20,650,207)	$(345,574)

See accompanying notes to financial statements.

F-20

Guardion Health Sciences, Inc.

Statements of Cash Flows

	Years Ended December 31,
	2016	2015

Operating Activities
Net loss	$(5,748,397)	$(8,841,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	60,129	53,741
Amortization of debt discount	431,681	642,029
Change in fair value of note	698,147	-
Accrued interest expense included in notes payable	86,711	110,919
Fair value of warrants issued as post-maturity interest	575,673	-
Stock-based compensation	787,684	2,400,139
Stock-based compensation – related parties	982,846	2,485,450
Management fee compensation expense	191,781	-
Loss on settlement of promissory notes payable and accounts payable	249,739	258,606
Inducement expense on conversions of notes payable to equity	-	1,699,609
Warrants issued in payment of accounts payable	-	7,993
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(537)	(97)
Inventories	(13,436)	(6,335)
Deposits and prepaid expenses	14,587	(9,345)
Increase (decrease) in -
Accounts payable and accrued expenses	84,605	76,112
Accrued and deferred rent costs	(54,787)	(17,283)

Net cash used in operating activities	(1,653,574)	(1,139,758)

Investing Activities
Purchase of property and equipment	(3,354)	(2,162)

Net cash used in investing activities	(3,354)	(2,162)

Financing Activities
Proceeds from issuance of convertible notes payable	136,000	542,500
Proceeds from issuance of promissory notes – related party	140,000	200,000
Proceeds from issuance of promissory notes	220,000	100,000
Payments on promissory notes	(151,000)	-
Proceeds from issuance of preferred stock	1,145,000	-
Proceeds from exercise of warrants	-	75,000
Increase in due to related parties	215,598	232,110

Net cash provided by financing activities	1,705,598	1,149,610

Cash:
Net increase (decrease)	48,670	7,690
Balance at beginning of period	13,850	6,160
Balance at end of period	$62,520	$13,850

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$-	$-
Income taxes	$-	$-

Non-cash financing activities:
Issuance of common stock upon conversion of accrued management fees	$410,960	$-
Issuance of preferred stock upon conversion of notes payable and related interest	$535,149	$-
Issuance of common stock upon conversion of notes payable and related interest	$687,369	$2,412,809
Fair value of warrants issued in connection with promissory and convertible notes payable	$270,075	$198,232
Beneficial conversion feature associated with promissory and convertible notes payable	$70,949	$25,844
Accrued interest on notes payable utilized to exercise warrants	$-	$93,333
Fair value of warrants issued in conversion of accounts payable	$-	$7,504

See accompanying notes to financial statements.

F-21

Guardion Health Sciences, Inc.

Notes to Financial Statements

Years Ended December 31, 2016 and 2015

1.	Organization and Business Operations

Organization and Business

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 as a California limited liability company under the name P4L Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name from Guardion Health Sciences, LLC to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s and dementia. The Company has developed a proprietary, patented medical device called the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”).

Through December 31, 2016, the Company has had limited operations, but has been primarily engaged in research and development and capital raising. The Company has incurred significant expenditures for the development of the Company’s products and intellectual property, which includes research and development of both medical foods and medical diagnostic equipment for the treatment of various eye diseases. The Company had limited revenue during the years ended December 31, 2016 and 2015, all of which was generated by the sale of the Company’s proprietary product, Lumega-Z, during such periods. In late 2014, the Company changed its focus from the dietary supplement category to the medical food category based on consultation with the Company’s intellectual property counsel and regulatory affairs consultants, as a result of which Lumega-Z was categorized and sold as a medical food in 2015 and 2016.

Going Concern and Liquidity

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has utilized cash in operating activities of $1,653,574 and $1,139,758 during the years ended December 31, 2016 and 2015, respectively, and had a deficit of $345,574 and $1,227,550 as of December 31, 2016 and 2015, respectively. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the consolidated financial statements are issued.

The Company’s auditors have also included explanatory language in their opinion that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. The Company is continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

F-22

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as noted below. Disclosure as to transfers into and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded, non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company believes the carrying amount of its financial instruments (consisting of cash, accounts receivable, and accounts payable and accrued liabilities) approximates fair value due to the short-term nature of such instruments. The fair value of the Company’s convertible notes payable and promissory notes approximates their carrying value given the interest rates of such notes.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash balances are maintained at large, well-established financial institutions. At times, cash balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Insurance coverage limits are $250,000 per depositor at each financial institution. All cash balances were fully insured at December 31, 2016 and 2015.

F-23

Inventories

The Company’s inventories are stated at the lower of weighted-average cost or market. The cost of finished goods and raw materials is determined on a first-in, first-out basis. The Company evaluates its inventories for obsolescence and recoverability at each reporting period.

Property and Equipment

Property and equipment are initially recorded at their historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from three to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, consisting of property and equipment, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of December 31, 2016 and 2015, the Company had not deemed any long-lived assets as impaired, and was not aware of the existence of any indicators of impairment at such dates.

Revenue Recognition

The Company’s revenue is comprised of sales of medical foods and dietary supplements to consumers through a direct sales/credit card process. when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured, which generally occurs when the product is shipped. A product is not shipped without an order from the customer and credit acceptance procedures performed.

The Company allows for returns within 30 days of purchase. Product returns for the years ended December 31, 2016 and 2015 were insignificant.

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s medical foods and related products. Research and development expenditures, which include patent related costs and stock compensation expense, are expensed as incurred and totaled $64,026 and $401,909 for the years ended December 31, 2016 and 2015, respectively.

Patent Costs

The Company is the owner of one issued domestic patent, one pending domestic patent application, and three foreign patent applications in Canada, Europe and Hong Kong. Due to the significant uncertainty associated with the successful development of one or more commercially viable products based on the Company’s research efforts and any related patent applications, patent costs, including patent-related legal fees, filing fees and other costs, including internally generated costs, are expensed as incurred. During the years ended December 31, 2016 and 2015, patent costs were $30,942 and $26,407, respectively, and are included in total research and development costs in the statements of operations.

F-24

Convertible Notes Payable

When conventional convertible debt is issued with detachable warrants, the proceeds from issuance are allocated to the two instruments based on their relative fair values. This method is generally appropriate if debt is issued with any other freestanding instrument that is classified in equity.

When the convertible debt instrument includes both detachable instruments such as warrants, and a beneficial conversion option, the proceeds of issuance are allocated among the convertible instrument and the other detachable instruments based on their relative fair values as indicated above, and the amount allocated to the convertible instrument is further analyzed to determine if the embedded conversion option has intrinsic value. If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value, then the conversion option has intrinsic value and this feature is characterized as a beneficial conversion feature (“BCF”). The Company calculates an effective conversion price based on the fair value allocated to the convertible instrument divided by the number of conversion shares based upon the conversion terms of the instrument. The resulting calculation or effective conversion price is used to measure the intrinsic value, if any, of the embedded conversion option. Stated differently, intrinsic value is calculated at the commitment date as the difference between the conversion price (effective or otherwise) and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible.

If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible instrument. A BCF is recorded by the Company as a debt discount and in those circumstances, the convertible debt will be recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method or the straight-line method, as an approximation of effective interest amortization.

Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, contractors and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers and directors, and to employees which include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until the Company has established a trading market for its common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date; the Company has never declared or paid dividends on its common stock and has no plans to do so for the foreseeable future.

The fair value of members’ units or common stock was determined based on management’s judgment. In order to assist management in calculating such fair value, we retained a third-party valuation firm in determining the value of our Company. The third-party valuation firm’s input was utilized in determining the related per unit or share valuations of our equity used at December 31, 2016 and 2015. Management used valuations of $1.00 per unit or share in its fair value calculations for the periods between December 31, 2014 and September 30, 2016, and $0.88 per share for periods after September 30, 2016, respectively, based on various inputs, including valuation reports prepared by the third-party valuation firm as of December 31, 2016 and 2015. The fully diluted per share equivalent price is lower in 2016 than in 2015 due to the dilutive effect of the issuance of common shares as compensation during the period. There are numerous acceptable ways to estimate company value, including using net tangible assets, a market-based approach, or discounted cash flows. We considered alternative methods and concluded that due to the lack of suitably comparable market data, the discounted cash flows method was the most appropriate. A discounted cash flows (i.e. free cash flows to equity) methodology was applied by the third-party valuation firm using multiple years of balance sheet and income statement projections along with the following primary assumptions:

F-25

	Year Ended December 31,
	2016	2015
Discount rate	16%	16%
Risk free rate	2.48%	2.27%
Rate of return	16%	16%
Sustainable growth rate	5%	5%
Company survival probability	65%	63%
Liquidation value	$0	$0

Management considered business and market factors affecting the Company during the twelve-month periods ended December 31, 2016 and 2015, including capital raising efforts, its proprietary technology, and other factors. Based on this evaluation, management believes that $0.88 and $1.00 per share valuations are appropriate for accounting purposes at December 31, 2016 and 2015.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The Company recognizes stock compensation expense on stock or unit purchases at a price less than fair value, and for fully-vested stock issued to consultants and other service providers, for the excess of fair value of the stock or units over the price paid for the stock or units.

The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered. The Company will issue new shares to satisfy stock option exercises.

Income Taxes

The Company was a limited liability company prior to June 30, 2015, and taxed as a pass-through entity whereby substantially all income tax attributes were passed through to the individual members, except for the minimum state income tax and an LLC fee based on revenues. As of June 30, 2015, the Company became a corporation subject to U.S. federal income taxes and California state income taxes.

The Company currently accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of December 31, 2016, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company determines that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

F-26

Net Loss per Share

The Company’s computation of basic and diluted net loss per common share is measured as net loss divided by the weighted average common shares outstanding during the respective periods, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. The Company considers membership units to be equivalent to common shares for purposes of the computation of net loss per share. Potential common shares such as from unexercised warrants and shares associated with convertible debt outstanding that have an anti-dilutive effect are excluded from the calculation of diluted net loss per share. The Company’s basic and diluted net loss per share is the same for all periods presented because all shares issuable upon exercise of warrants and conversion of convertible debt outstanding are anti-dilutive as they decrease loss per share.

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	December 31,
	2016	2015
Warrants	2,923,666	1,345,166
Estimated shares issuable upon conversion of convertible notes payable	-	1,136,519
Shares issuable upon conversion of convertible preferred stock	2,841,930	-
	5,765,596	2,481,685

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The adoption of ASU 2014-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

F-27

In March 2016, the FASB issued Accounting Standards Update No. 2016-09 (ASU 2016-09), Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires, among other things, that all income tax effects of awards be recognized in the statement of operations when the awards vest or are settled. ASU 2016-09 also allows for an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and allows for a policy election to account for forfeitures as they occur. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted for any entity in any interim or annual period. The adoption of ASU 2016-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.	Inventories

Inventories consisted of the following:

	December 31,
	2016	2015
Raw materials	$40,679	$26,534
Finished goods	3,320	4,029
	$43,999	$30,563

4.	Property and Equipment, net

Property and equipment consisted of the following:

	December 31,
	2016	2015
Leasehold improvements	$98,357	$98,357
Testing equipment	145,503	145,503
Furniture and fixtures	15,348	15,189
Computer equipment	15,277	12,082
Office equipment	2,694	2,694
	277,179	273,825
Less accumulated depreciation and amortization	(163,159)	(103,030)
	$114,020	$170,795

For the years ended December 31, 2016 and 2015, depreciation and amortization expense was $60,129 and $53,741, respectively, of which $27,490 and $37,508 was included in research and development expense, respectively, and $32,639 and $16,233 was included in general and administrative expense, respectively.

5.	Convertible Notes Payable

	December 31,
	2016	2015
Year of issuance:
2010 (due August 2013)	$25,000	$25,000
2015 (due May 2017)	-	500,000
Accrued interest	19,323	32,890
Total principal and interest	44,323	557,890
Non-current portion of convertible notes payable	-	516,575
Current portion of notes payable	$44,323	$41,315

F-28

Notes Issued in 2016 and Converted

During 2016, the Company issued convertible notes payable in the principal amount of $136,000, with simple interest of 10% per year, due at maturity and an average term of 8 months. The notes were convertible at a price of $0.60 upon the occurrence of a public company event or upon voluntary election of the majority of note holders, all as defined in the notes. The holders received warrants, with three-year terms, to purchase 136,000 shares of common stock at an exercise price of $1.00 per share. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $136,000 related to the relative fair value of the warrants and beneficial conversion features, which comprised $70,949 related to the intrinsic value of beneficial conversion features and $65,051 related to the relative fair value of the warrants. The aggregate fair value allocated to the warrants of $65,051 was based on a probability effected Black-Scholes option pricing model with a stock price of $1.00, volatility of 111% - 113% and risk-free rates of 0.81% - 0.90%.

During 2016, the Company issued 242,878 shares of the Company’s common stock upon the conversion of $145,724 of outstanding principal and interest pursuant to the terms of the convertible notes. During the year ended December 31, 2016 the Company amortized a total of $136,000 of valuation discount as interest expense, including applicable portions upon conversion of the notes.

2015 and Prior Issuances

In July 2010, the Company issued an unsecured convertible note payable in the amount of $25,000. The note carries simple interest at a rate of 12% per annum and became due and payable on August 1, 2013. The outstanding amounts are convertible into shares of common stock of the Company at conversion prices of $0.08 per share. This note is currently outstanding and past due, and $19,323 of accrued interest is recorded as of December 31, 2016.

In May 2015, the Company issued a convertible note in the principal amount of $500,000, with interest at 5% per year, and a two-year maturity. The note was convertible within 10 business days after a Going Public Event, which is defined as the occurrence of any of the following:

●	The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended;
●	The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended;
●	The merger by and between the Company and an entity subject to the reporting obligations under the Securities Exchange Act of 1934, as amended, including both shell and non-shell companies; provided, however, that the Borrower and its equity holders must receive 50% or more of the equity interest in the Reporting Company immediately after the merger.

Upon conversion of the principal amount of the note, the holder was entitled to an undiluted 4.76% equity interest in the Company (as defined). This note was fully converted in 2016, as follows:

On December 27, 2016, the Company received a Notice of Effectiveness from the SEC pursuant to its registration of common stock under the Securities Act of 1933, as amended. On December 31, 2016, the $500,000 note and related accrued interest of $41,644 was converted into 1,408,854 shares of common stock with a fair value of $1,239,792. Pursuant to ASC 480-10-25-14(b), the Company determined that the note is a conditional obligation to issue a variable number of shares with a monetary value that varies based on something other than the fair value of the shares, and is appropriately recorded as a liability under ASC 480-10. Per ASC 480-10-30, obligations to issue a variable number of shares should be measured subsequently at fair value with changes in fair value recognized in earnings, unless other GAAP specifies another measurement attribute. Due to the terms of the note, at issuance in May 2015 it was not practicable to determine a relative fair value for the conversion feature at that time. On December 27, 2016, the going public event occurred when the Company’s Form S-1 was declared effective by the SEC. On December 31, 2016, the holder converted a total of $500,000 note principal and accrued interest of $41,644, into 1,408,854 shares of common stock. At December 31, 2016, the Company had an outside valuation firm determine that the market price of the Company’s stock was $0.88 per share. The fair value of the note principal and accrued interest was $1,239,792 as evidenced by the fair value of shares received upon conversion. Accordingly, at December 31, 2016, the Company recorded a change in fair value expense of $698,147.

F-29

As of December 31, 2014, the Company had outstanding $1,137,500 of convertible notes, $237,937 of accrued interest, and $338,510 of unamortized note discount related to the conversion features and warrants issued to the note holders. In addition, during 2015, the Company issued convertible notes payable in the principal amount of $42,500, with simple interest of 10 - 12% per year, due at maturity and an average term of 3 years. The notes are convertible at a price of $0.50 upon the occurrence of a public company event or the next equity financing, or upon voluntary election of the majority of note holders, all as defined in the notes. Certain holders received warrants to purchase 31,687 membership interests equal to 50% of the number of membership units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related note. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $42,500 related to the relative fair value of the warrants and beneficial conversion features, which comprised $25,844 related to the intrinsic value of beneficial conversion features and $16,656 related to the relative fair value of the warrants. The aggregate fair value allocated to the warrants of $16,656 was based on a probability effected Black-Scholes option pricing model with a stock price of $1.50, volatility of 104% - 109% and risk-free rates of 0.83% - 1.03%. All of these notes were converted in 2015, as follows:

During 2015, the Company issued 1,793,692 membership units upon the conversion of $986,542 of outstanding principal and interest pursuant to the terms of the convertible note agreements. Upon conversion, the remaining unamortized debt discount of $119,972 was charged to interest expense. In August 2015, the Company issued 886,988 shares of the Company’s common stock upon the conversion of $480,833 of outstanding principal and interest pursuant to the terms of the convertible notes. Upon conversion, the remaining unamortized debt discount of $143,971 was charged to interest expense.

In connection with the 2015 conversion of notes payable, the Company issued 995,926 membership units valued at $1,135,356 to the holders of the notes as an inducement to convert their notes payable. In addition, as a further inducement to convert the notes, the Company offered to certain holders of the notes 146,000 warrants valued at $165,072 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option pricing model, with a stock price of $1.14, volatility of 113%, and a risk-free interest rate of 0.97%. In connection with the August 2015 conversion of notes payable, the Company issued 50,348 shares of its common stock valued at $57,397 to the holders of the notes as an inducement to convert their notes payable, which was calculated as the excess of the shares actually received over the shares the holder was entitled to receive per the terms of their respective note agreements, multiplied by the fair value of the Company’s common stock of $1.14 per share. Upon conversion, the remaining unamortized debt discount of $381,009 was charged to interest expense.

As of December 31, 2014, the Company had Convertible notes payable of $400,000 and accrued interest of $114,693 outstanding from loans provided to the Company from various related party unit holders. These notes carried simple interest at a rate of 12% per annum and approximate three year terms. In lieu of the repayment of the principal and accrued interest, the outstanding amounts were convertible into membership units at conversion prices ranging from $0.45 - $0.55 per share. The debt discount associated with the notes payable to related parties at December 31, 2014 of $62,052 represented the unamortized discount related to beneficial conversion features and outstanding warrants to purchase membership units, which was amortized to interest expense over the life of the corresponding note payable. These notes were converted in 2015, as follows:

In May 2015, the Company issued 865,602 membership units upon the conversion of $442,493 of outstanding principal and a portion of accrued interest. Upon conversion, the remaining unamortized debt discount was charged to interest expense. In addition, as an inducement to convert the notes, the Company offered to certain holders 350,001 warrants valued at $341,785 to acquire membership units. The fair value of the warrants was based on a Black-Scholes option-pricing model, with a stock price of $1.14, volatility of 113%, a risk-free interest rate of 0.97%, and was recognized as a financing cost.

F-30

6.	Promissory Notes

	December 31,
	2016	2015
Year of issuance:
2015 (due June 2016)	$-	$100,000
2016 (due November 2016)	10,000	-
Accrued interest	251	425
Total principal and interest	10,251	100,425
Debt discount – unamortized balance	-	(36,018)
Promissory notes payable, net	$10,251	$64,407

2016 Issuances

In 2016, the Company issued $170,000 of promissory notes to various outside investors, with simple interest rates ranging from 4% - 9% and a weighted average term at issuance of approximately three months. The holders received 187,500 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $87,627 related to the relative fair value of the warrants. The aggregate fair value of the warrants of $183,753 was based on a Black-Scholes option-pricing model with a stock price of $1.00, volatility of 111 - 116%, and risk-free interest rates of 0.91 – 1.06%. In addition, in August of 2016, the Company issued a $50,000 promissory note to an investor with simple interest of 8% and a term at issuance of two months. The holder received 50,000 warrants to purchase shares of the Company’s common stock at a price per share of $0.25 with three year terms. The Company recognized a debt discount at the date of issuance in the aggregate amount of $24,726 related to the fair value of the warrants. The aggregate fair value of the warrants of $48,917 was based on a Black-Scholes option-pricing model with a stock price of $1.00, volatility of 122%, and a risk-free interest rate of 0.87%. Of the total $220,000 of these notes, $210,000 has been repaid or converted to common stock in 2016, as follows:

In June of 2016, $100,000 of the promissory notes was repaid to an outside investor. In December 2016, $110,000 in principal plus $5,462 in accrued interest was converted into 115,462 shares of preferred stock with a fair value of $169,344, resulting in a cost of extinguishment of $53,882. Upon conversion, the remaining unamortized debt discount was charged to interest expense. The remaining $10,000 note is currently outstanding and past due, and $251 of accrued interest is recorded as of December 31, 2016.

2015 and Prior Issuances

In November 2015, the Company issued a $100,000 promissory note to an outside investor with a term of six months. The holder received 100,000 warrants to purchase shares of the Company’s common stock at a price per share of $0.25 and a term of three years. The Company recognized a debt discount at the date of issuance in the aggregate amount of $49,339 related to the fair value of the warrants. The aggregate fair value of the warrants of $97,392 was based on a Black-Scholes option-pricing model with a stock price of $1.14, volatility of 101%, and a risk-free interest rate of 1.24%. During the year ended December 31, 2015, debt discount of $13,321 was amortized to interest expense. On December 31, 2016, the promissory note for $100,000 plus accrued interest of $8,836 was converted into 108,836 shares of preferred stock with a fair value of $159,626, resulting in a cost of extinguishment of $50,790. The remaining of unamortized debt discount was charged to interest expense.

As of December 31, 2014, the Company had outstanding promissory notes of $235,000, accrued interest of $18,158, and unamortized debt discount of $108,049. In August 2015, the Company issued 441,358 shares of its common stock valued at $503,149 upon the conversion of $260,900 of outstanding principal and interest. Upon conversion, the remaining unamortized debt discount was charged to interest expense. The Company recognized a loss on settlement of promissory notes of $242,249.

7.	Promissory Notes – Related Party

	December 31,
	2016	2015
Year of issuance:
2015 (due December 2015 through March 2016)	$-	$200,000
2016 (due September 2016)	14,000	-
Accrued interest	2,805	3,872
Total principal and interest	16,805	203,872
Debt discount – unamortized balance	-	(54,639)
Promissory notes payable – related party, net	$16,805	$149,233

F-31

2016 Issuances

In 2016, the Company issued $140,000 of promissory notes to various related party investors, with a weighted average term at issuance of approximately four months. The holders received 280,000 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three-year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $92,671 related to the relative fair value of the warrants. The aggregate fair value of the warrants of $272,748 was based on a Black-Scholes option-pricing model with a stock price of $1.00, volatility of 109 - 113%, and risk-free interest rates of 0.93 – 1.31%.

During 2016, $51,000 of the promissory notes were repaid. On December 31, 2016, $75,000 in principal plus $7,833 in accrued interest was converted into 82,834 shares of preferred stock with a fair value of $121,490, resulting in a cost of extinguishment of $38,657. Upon conversion, the remaining unamortized debt discount was charged to interest expense. The remaining $14,000 note is currently outstanding and past due, and $2,805 of accrued interest is recorded as of December 31, 2016.

2015 and Prior Issuances

In 2015, the Company issued $200,000 of promissory notes to a related party investor, with three month terms at issuance. The holder received 400,000 warrants to purchase shares of the Company’s common stock at a price per share of between $0.25 and $0.50 with three year terms. The Company recognized a debt discount at the dates of issuance in the aggregate amount of $132,237 related to the fair value of the warrants. The aggregate fair value of the warrants of $390,292 was based on a Black-Scholes option-pricing model with a stock price of $1.14, volatility of 100 - 105%, and risk-free interest rates of 0.92 – 1.33%. On December 31, 2016, $200,000 in principal plus $28,019 in accrued interest was converted into 228,021 shares of preferred stock with a fair value of $334,431, resulting in a cost of extinguishment of $106,412. Upon conversion, the remaining unamortized debt discount was charged to interest expense.

8.	Commitments and Contingencies

Operating Lease

In October 2012, the Company entered into a lease agreement for 9,605 square feet of office and warehouse space commencing March 1, 2013. As of December 31, 2016, remaining average monthly lease payments were $10,227 through July 2018. Upon entering into the agreement, the Company paid a deposit of $47,449, of which $36,979 represented prepaid rent. As of December 31, 2016, $10,470 remained on deposit under the lease agreement.

As of December 31, 2016 and 2015, the Company had accrued and deferred rent payable for its office and warehouse facilities under its lease agreement in the aggregate of $85,399 and $143,077, respectively.

The approximate future minimum lease payments under non-cancelable operating leases at December 31, 2016 are as follows:

Years ending December 31,

2017	$121,599
2018	72,710
$194,309

Rent expense was $106,217 and $106,217 for the years ended December 31, 2016 and 2015, respectively.

F-32

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

9.	Stockholders’ Deficit

As of December 31, 2016, the Company is authorized to issue is 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. At December 31, 2016, the Company had 25,046,438 shares of common stock issued and outstanding, and 1,705,154 shares of preferred stock issued and outstanding.

On October 30, 2015, the Company amended its Certificate of Incorporation to change the par value of its common stock and preferred stock from $0.0001 per share to $0.001 per share.

On June 30, 2015 the Company changed its form of organization from a limited liability company to a corporation under the laws of the State of Delaware and all LLC membership units were converted to common stock on a one for one basis. The Company was previously governed by the terms and conditions of the Guardion Health Sciences, LLC Second Amended and Restated Operating Agreement dated January 28, 2012 (the “Operating Agreement”) and had one authorized class of units, and one class of members which consisted of four members. The LLC’s business, property, and affairs were managed exclusively by the manager. Members’ voting rights were in direct proportion to their Membership Interests.

Preferred Stock

2016

During 2016, the Company sold 1,170,000 shares of the Company’s Series A Senior Convertible Preferred Stock to various investors. The purchase price of the stock was $1.00 per share, for an aggregate purchase price of $1,170,000. In addition, the Company issued 535,154 shares of its preferred stock with a fair value of $784,888 upon conversion of $535,149 of notes payable and accrued interest. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative.

At the option of the holder, the Preferred Stock (including accrued but unpaid dividends) may be converted into shares of the Company’s common stock commencing January 1, 2017 at $0.60 per share. The Preferred Stock (including accrued but unpaid dividends) shall automatically convert into shares of common stock in the event that the Company receives gross proceeds of at least $4,000,000 in one or more equity financing transactions subsequent to September 30, 2016, or if the ten (10) day Volume Weighted Average Price per share of common stock is $2.00 or more. If not converted by September 30, 2019, the Preferred Stock (including accrued but unpaid dividends) shall automatically and mandatorily convert into shares of common stock at $0.60 per share. Such mandatory conversion shall be subject to either a registration statement having been filed with the Securities and Exchange Commission, including the common stock underlying the Preferred Stock, and being in effect, or all shares of underlying common stock being saleable under Rule 144 pursuant to the Securities Act without regard to volume limitations.

The issuance of the 1,170,000 shares of convertible preferred stock gave rise to a beneficial conversion feature due to the stated conversion price of $0.60 per share being less than the market price of the shares at the issuance date as determined by a third-party valuation. The Company accounted for the beneficial conversion features in accordance with ASC 470-20, Accounting for Debt with Conversion and Other Options. The Company calculated a total deemed dividend on the Series A Senior Convertible Preferred Stock of $779,586 at December 31, 2016, which equals the amount by which the estimated fair value of the common stock issuable upon conversion of the issued preferred stock exceeded the proceeds from such issuances. The deemed dividend on the preferred stock is accreted using the effective interest method from the respective issuance dates through the earliest conversion date of January 1, 2017. The accretion of the deemed dividend for the year ended December 31, 2016 was $760,011. The remaining balance of $19,575, representing the amount allocable to the January 1, 2017 earliest conversion date, will be accreted in January 2017.

F-33

The Preferred Stock will vote with the common stock on an “as converted” basis and has standard anti-dilution rights, exclusive of price protection. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, no distribution shall be made to the holders of any shares of common stock of the Company unless, prior thereto, the holders of the Preferred Stock shall have received out of the available assets of the Company, whether capital or surplus, an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon. If the assets of the Company are insufficient to pay in full such amounts due the holders of the Preferred Stock, then the entire assets shall be distributed ratably among the holders of the Preferred Stock in accordance with the respective amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. The Preferred Stock will be senior to any other classes or series of preferred stock that may subsequently be issued.

Preferred shareholders have unlimited piggyback registration rights. Holders of a majority of the shares of Preferred Stock (based on the $1.00 stated value) outstanding shall have the right to one demand registration during the three (3) years following the effective date of the Company’s registration statement under the Securities Exchange Act of 1934, so long as at least $500,000 of Preferred Stock has been sold in this Preferred Stock private placement and $250,000 of Preferred Stock is still outstanding. This demand registration right will terminate when all shares of Preferred Stock have been converted into common stock.

In the event of a merger or acquisition or change in control of the Company, the Preferred Stock (including all accrued but unpaid dividends) will be deemed converted into shares of common stock immediately prior to the closing of such a transaction.

Sale of the Company’s Series A Senior Convertible Preferred Stock was completed on December 31, 2016. There was no preferred stock issued during the year ended December 31, 2015.

During the year ended December 31, 2016, the Company declared dividends of $35,018 to its preferred shareholders which were paid through the issuance of 58,377 shares of common stock.

Common Stock

2016

Prior to 2016, the Company issued 1,260,000 shares of restricted common stock to service providers valued at $1,435,024, of which $601,344 had been recognized as expense.

During 2016, the Company issued an additional 145,000 shares of restricted common stock for services rendered. These shares are subject to vesting requirements over 9 to 12 months and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock was $145,348 based on a valuation per share of $1.00 on the date of grant.

During 2016, the Company recorded $864,752 of expense related to the vested portion of restricted stock issued in 2015 and 2016. As of December 31, 2016, $111,369 is expected to be recorded in future periods related to the restricted stock.

Additional details of the Company’s restricted common stock are as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested, December 31, 2014	-	$-
Issued	1,260,000	1.14
Vested	(252,500)	1.14
Forfeited	-	-
Non-vested, December 31, 2015	1,007,500	1.14
Issued	145,000	1.00
Vested	(800,000)	1.12
Forfeited	-	-
Non-vested, December 31, 2016	352,500	$1.13

F-34

During 2016, the Company also issued 595,000 fully vested shares of common stock for services rendered. During the year ended December 31, 2016, the Company recognized $560,932 in stock compensation expense related to these shares.

During 2016, the Company issued 1,651,732 shares of common stock with a fair value of $1,385,515 upon conversion of notes payable and accrued interest of $687,368 resulting in a loss on conversion of $698,147.

On December 31, 2016, the Company issued 684,933 shares of common stock with a fair value of $602,741 to our CEO, Michael Favish, in settlement of $410,960 of previously accrued management and other fees earned by Mr. Favish from December 2013 through December 2016. The difference of $191,781 between the fair value of the shares issued and accrued fees was reflected as additional compensation expense in general and administrative expenses.

2015

During 2015, the Company sold 2,303,227 membership units to two consultants for aggregate cash consideration of $2,303. These membership units had a fair value of $2,625,679 or $1.14 per unit. Accordingly, the Company recognized $2,623,376 in stock compensation from this transaction in 2015. During 2015, the Company issued 1,459,091 shares of the Company’s common stock for services rendered. The shares were valued in total at $1,662,676, or $1.14 per share.

Warrants

2016

During 2016, in connection with a related party investor’s short-term loan agreements with maturity dates ranging from December 29, 2015 to April 24, 2016, the Company agreed to issue interest in the form of warrants (the “post-maturity warrants”) in addition to the continued accrual of the stated interest (12%) on these loans, for which principal and accrued interest had not been paid as of December 31, 2016. The loans were originally issued with accompanying warrants at a rate of 2 warrants for each dollar of investment. Additional post-maturity warrants were granted monthly, beginning December 30, 2015, at the rate of 1/10 of the number of original warrant shares held, until the related loans and interest are paid in full. Post-maturity warrants have an exercise price of $0.25, are immediately vested, and are exercisable for a period of three years. Accordingly, as of December 31, 2016, the Company has granted 585,000 post-maturity warrants to this investor. The warrants were valued at $575,673, based upon the Black-Scholes option-pricing model, with a stock price of $1.00, average volatility of 118% and average risk free interest rate of 1.01%. The Company recognized $575,673 of interest expense from this transaction.

In May 2016, the Company issued warrants to purchase 250,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered. The warrants were valued at $246,341, based upon the Black-Scholes option-pricing model, with a stock price of $1.00, volatility of 116% and a risk-free interest rate of 1.08%. The warrants are fully vested and non-forfeitable. The Company recognized $246,341 in stock compensation from this transaction, which was recorded in general and administrative expenses in the statement of operations.

In June 2016, the Company issued warrants to purchase 100,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered. The warrants were valued at $98,505, based upon the Black-Scholes option-pricing model, with a stock price of $1.00, volatility of 116% and a risk-free interest rate of 1.07%. The warrants are fully vested and non-forfeitable. The Company recognized $98,505 in stock compensation from this transaction, which was recorded in general and administrative expenses in the statement of operations.

F-35

A summary of the Company’s warrant activity is as follows:

Membership Units or Shares
December 31, 2014	1,317,894
Granted	1,832,916
Forfeitures	(782,307)
Exercised	(1,033,337)
December 31, 2015	1,335,166
Granted	1,588,500
December 31, 2016, all exercisable	2,923,666

Additional details of the Company’s outstanding and exercisable warrants are as follows:

Outstanding at:	Membership Units or Shares	Weighted Average Exercise Price
December 31, 2014	1,317,894	$0.37
December 31, 2015	1,335,166	$0.56
December 31, 2016	2,923,666	$0.37

As of December 31, 2016, the Company had an aggregate of 2,923,666 outstanding warrants to purchase shares of its common stock with a weighted average remaining life of 1.4 years and aggregate intrinsic value of $1,285,712, based upon a stock valuation of $0.88 per share. The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the warrants.

2015

During 2015, in connection with the issuance of notes payable of $42,500 convertible at a price of $0.50 per membership unit upon certain events, the Company issued 31,687 warrants to purchase membership units equal to 50% of the number of units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related notes.

On May 1 2015, the Company issued warrants valued at $506,857 to purchase 496,001 membership units at a weighted average exercise price of $0.21 per unit with 3 year terms, as inducements to convert notes payable, as more fully described at Note 5 and Note 6.

On May 1, 2015, the Company issued 450,000 membership units to a related party upon exercise of 450,000 warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of the warrants.

During 2015, the Company issued 250,001 shares of the Company’s common stock upon exercise of 250,001 warrants for aggregate cash consideration of $75,000. The Company also issued 333,336 shares of the Company’s common stock upon exercise of 333,336 warrants at an average exercise price of $0.01 per share. In lieu of the aggregate cash payment of $3,334, the holder applied $3,334 of accrued interest toward the exercise price of the warrants.

On August 10, 2015, the Company issued warrants to purchase 28,176 shares of its common stock at an exercise price of $0.01 per share and a three-year term in settlement of $15,497 of accounts payable. The warrants were valued at $31,853, based upon the Black-Scholes option-pricing model, with a stock price of $1.14, volatility of 105% and a risk-free interest rate of 1.09%. The Company recognized a loss on settlement of accounts payable of $16,357.

10.	Related Party Transactions

Due to and from related parties represents unreimbursed expenses and compensation incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of December 31, 2016 and 2015, the Company had $91,483 and $286,844, respectively, due to related parties.

F-36

The Company paid management fees directly to Michael Favish prior to the Company’s conversion to a corporation. During the first six months of 2015, the Company accrued management fees of $106,250 and paid $6,250. During the remaining six-month period ended December 31, 2015 (subsequent to conversion to a corporation in June of 2015), the Company accrued salary expense of $100,000 and paid $0. During the twelve-month period ended December 31, 2016, the Company accrued salary expense of $250,000 and paid $48,500. For all periods presented, accrued amounts are included in general and administrative expenses.

On December 31, 2016, the Company issued 684,933 shares of common stock with a fair value of 602,741 to our CEO, Michael Favish, in settlement of $410,960 of previously accrued management and other fees earned by Mr. Favish from 2013 through 2016. The difference of $191,781 between the fair value of the shares issued and accrued fees was reflected as additional compensation in general and administrative expenses.

On December 31, 2016, the Company awarded stock grants to its management and directors as compensation for services rendered. This included 50,000 shares each to Michael Favish, our CEO, Mark Goldstone, a Director, and Robert Weingarten, a Director. 20,000 shares were awarded to Gordon Bethwaite, our Vice President of Sales and Marketing, 15,000 shares were awarded to Vincent J. Roth, our General Counsel and Corporate Secretary, and 5,000 shares were awarded to John Townsend, our Controller. All of these shares were fully vested on December 31, 2016. The Company recorded $162,800 of stock-based compensation as a result of these awards.

As of December 31, 2016, $14,000 of principal and $2,085 of accrued interest was outstanding for a note held by Terrence Favish, son of our CEO, Michael Favish. The note carries a 12% interest rate.

For the year ended December 31, 2015, the Company recorded $2,485,450 of stock-based compensation, for services rendered, to individuals that were related parties at the time of issuance. This included $1,423,750 recorded for stock issued to Robert Weingarten, a director, $477,714 recorded for stock issued to Mark Goldstone, a director, $285,000 recorded for stock issued to Karen M. Favish, wife of CEO Michael Favish, $119,419 recorded for stock issued to Gordon Bethwaite, Vice President of Sales & Marketing, $171,000 recorded for stock issued to Vincent J. Roth, General Counsel and Corporate Secretary, and $8,557 recorded for stock issued to Marie Powell, mother of Karen M. Favish whose investment was purchased on Ms. Powell’s behalf by Mrs. Favish.

11.	Income Taxes

As of December 31, 2016 and 2015, significant components of the Company’s deferred tax assets were as follows:

	December 31,
	2016	2015
Net operating loss carryforwards	$3,356,000	$1,414,000
Stock-based compensation	2,016,000	1,131,000
Deferred rent	9,000	11,000
Accrued compensation due to related party	-	60,000
Depreciation	1,000	2,000
Total deferred tax assets	5,382,000	2,618,000
Valuation allowance	(5,382,000)	(2,618,000)
Net deferred tax assets	$-	$-

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2016, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No federal tax provision has been provided for the years ended December 31, 2016 and 2015, due to the losses incurred during the period. Prior to July 1, 2015, the Company operated as a limited liability company, and as such, all profits, losses, revenues, expenses and other income tax attributes were passed through to the limited liability company owners. Reconciled below is the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rates for the years ended December 31, 2016 and 2015:

F-37

	Year Ended December 31,
	2016	2015
U. S. federal statutory tax rate	(35.0)%	(35.0)%
Net losses passed through to owners while operating as a limited liability company	0.0%	18.5%
State taxes, net of Federal benefit	(6.0)%	(6.0)%
Change in valuation allowance	41.0%	22.5%
Effective tax rate	0.0%	0.0%

At December 31, 2016, the Company has available net operating loss carryforwards for federal income tax purposes of approximately $8,234,000 which, if not utilized earlier, will begin to expire in 2035. While the Company has not performed a formal analysis of the availability of its net operating loss carryforwards under Internal Revenue Code Sections 382 and 383, management expects that the Company’s ability to use its net operating loss carryforwards will be limited in future periods.

12.	Subsequent Events

On January 31, 2017, the Company borrowed $100,000 from a related party investor pursuant to an unsecured promissory note, with a 120-day term and a fixed interest charge of $6,000.

On March 1, 2017, the Company entered into a non-binding letter of intent (“LOI”) with Vector Vision, Inc., a Delaware corporation (“VectorVision”), whereby the parties set forth an outline of the terms and conditions pursuant to which the Company would acquire all of the outstanding shares of stock of VectorVision in exchange for a to be determined number of shares of common stock of the Company. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. The transaction is subject to significant conditions precedent to closing, including, but not limited to, the satisfactory completion of due diligence, the determination of the amount of purchase consideration, the negotiation of definitive transaction documents, the completion of an audit of VectorVision’s financial statements, and other matters, no later than the June 30, 2017 expiration date of the LOI.

On March 1, 2017, the Company issued 162,500 shares of restricted common stock to a consultant for services rendered.

Between January 1, 2017 and March 13, 2017, the Company issued 700,000 shares of Series B Preferred Stock to investors for an aggregate purchase price of $700,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 6% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.75 per share. The Series B Preferred Stock is convertible commencing December 31, 2017, or earlier upon the approval of the Board of Directors, by the holder into Common Stock at $0.75 per share. The stock is automatically convertible by the Company upon an equity financing of at least $5,000,000 subsequent to June 30, 2017, or is publicly traded for at least $2.00 per share for 10 consecutive trading days, or upon completion of a Major Transaction (as defined in the Certificate of Designation). Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The Series B Preferred Stock is senior to all Common Stock and junior to the Series A Preferred Stock. For investors in the Series B offering that previously invested in the Company’s Series A preferred stock offering in 2016, the Company issued a total of 60,000 warrants as additional incentive to invest. These warrants are fully vested, are immediately exercisable at $0.75 per share, and expire between March 6, 2020 and March 8, 2020.

F-38

VectorVision, Inc.

Condensed Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Current assets
Cash	$4,895	$7,160
Accounts receivable	50,106	18,301
Inventories	93,293	87,155
Prepaid expenses	550	2,537

Total current assets	148,844	115,153

Property and equipment, net	9,458	11,756

Total assets	$158,302	$126,909

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities
Accounts payable and accrued liabilities	$76,327	$74,365
Line of credit	32,395	32,760
Promissory notes payable related party	-	38,087

Total liabilities	108,722	145,212

Commitments and contingencies

Stockholders’ Equity (Deficiency)

Common stock, $0.00 par value; 750 shares authorized; 124 and 124 shares issued and outstanding at September 30, 2017 and December 31, 2016	-	-
Additional paid-in capital	89,497	51,410
Accumulated deficit	(39,917)	(69,713)

Total stockholders’ equity (deficiency)	49,580	(18,303)

Total liabilities and stockholders’ equity (deficiency)	$158,302	$126,909

See accompanying notes to condensed financial statements.

F-39

VectorVision, Inc.

Condensed Statements of Operations

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue	$386,679	$185,165

Cost of goods sold	121,748	44,167

Gross profit	264,931	140,998

Operating expenses
Research and development	34,000	-
Sales and marketing	21,821	10,817
General and administrative	173,947	121,893

Total operating expenses	229,768	132,710

Income from operations	35,163	8,288

Other expenses:
Interest expense	5,367	6,079

Net income	$29,796	$2,209

See accompanying notes to condensed financial statements.

F-40

VectorVision, Inc.

Condensed Statement of Stockholders’ Equity (Deficiency)

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
Balance at December 31, 2016	124	$-	$51,410	$(69,713)	$(18,303)
Conversion of notes payable to equity	-	-	38,087	-	38,087
Net income – January 1, 2017 through September 30, 2017	-	-	-	29,796	29,796
Balance at September 30, 2017	124	$-	$89,497	$(39,917)	$49,580

See accompanying notes to condensed financial statements.

F-41

VectorVision, Inc.

Condensed Statements of Cash Flows

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities
Net income	$29,796	$2,209
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,298	2,701
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(31,805)	(4,062)
Inventories	(6,138)	16,176
Prepaid expenses	1,987	1,715
Increase (decrease) in -
Accounts payable and accrued expenses	1,962	(27,213)

Net cash used in operating activities	(1,900)	(8,474)

Financing Activities
Line of credit	(365)	11,089

Net cash (used in) provided by financing activities	(365)	11,089

Cash:
Net (decrease) increase	(2,265)	2,615
Balance at beginning of period	7,160	5,698
Balance at end of period	$4,895	$8,313

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$3,982	$4,426
Income taxes	$-	$-

Non-cash financing activity:
Conversion of notes payable to equity	$38,087	$-

See accompanying notes to condensed financial statements.

F-42

VectorVision, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Nine Months Ended September 30, 2017 and 2016

1.	Organization and Business Operations

Organization and Business

VectorVision, Inc. (the “Company”) was formed in November 1987 as an Ohio-based S Corporation and was founded by David W. Evans, PhD, MBA. The Company develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors, in clinical trials, for real-world vision evaluation and industrial vision testing.

VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and Early Treatment Diabetic Retinopathy Study (“ETDRS”) acuity vision testing. The Company’s patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit.

On September 29, 2017, Guardion Health Sciences, Inc. (“Guardion”), through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc. in exchange for 3,050,000 shares of Guardion common stock, pursuant to the terms of an Asset Purchase and Reorganization Agreement. See Note 8 for additional details.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, and accruals for potential liabilities.

Interim Unaudited Financial Information

The accompanying financial statements for the nine months ended September 30, 2017 and 2016 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements included herein and include all adjustments, including normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The information disclosed in the notes to the financial statements for such interim periods is also unaudited. The unaudited financial statements should be read together with the Company’s historical audited financial statements, which were previously filed with Guardion’s Form 8-K on October 5, 2017.

Revenue Recognition

The Company’s revenue is comprised primarily of sales of medical device equipment and supplies to consumers both in the U.S. and internationally. Revenue is recognized when the risk of loss transfers to our customers and collection of the receivable is reasonably assured, which generally occurs when the product is shipped. A product is not shipped without an order from the customer and an appropriate credit evaluation.

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We review accounts receivable for uncollectible accounts and provide an allowance for doubtful accounts as needed, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. We write off delinquent receivables against our allowance for doubtful accounts based on individual credit evaluations, the results of collection efforts, and specific circumstances of customers. We record recoveries of accounts previously written off when received as an increase in the allowance for doubtful accounts. As of September 30, 2016 and December 31, 2016, we had no outstanding accounts receivable that we believed were at risk of non-collection.

The Company provides a standard one-year warranty that covers replacement for damaged parts. Product returns for the nine-month periods ended September 30, 2017 and 2016 were insignificant.

3.	Inventories, net

Inventories consisted of the following:

	September 30,	December 31,
	2017	2016
Raw materials	$78,934	$72,952
Finished goods	14,359	14,203
	$93,293	$87,155

Included in the above are reserves for slow-moving inventory totaling $48,000, as of September 30, 2017 and December 31, 2016.

4.	Property and Equipment, net

Property and equipment consisted of the following:

	September 30,	December 31,
	2017	2016
Leasehold improvements	$4,898	$4,898
Vehicles	42,630	42,630
Research and testing equipment	29,918	29,918
Furniture and fixtures	26,566	26,566
Computer equipment	19,242	19,242
Office equipment	25,303	25,303
	148,557	148,557
Less accumulated depreciation and amortization	(139,099)	(136,801)
	$9,458	$11,756

For the nine months ended September 30, 2017 and 2016, depreciation and amortization expense was $2,298 and $2,701, respectively, all of which was included in general and administrative expense.

5.	Line of Credit

The Company maintains a line of credit (“LOC”) with Chase Bank to meet short term liquidity requirements. Maximum borrowings under the LOC are $35,000 and are due on demand. The LOC is secured by the Company’s business assets, including accounts receivable, inventory, and equipment. The LOC carries an 8% interest rate, requires monthly payments due on the 25th of each month, and has an annual fee of $150 in addition to any interest accrued. Outstanding balances under the LOC were $32,395 and $32,760 as of September 30, 2017 and December 31, 2016, respectively.

6.	Commitments and Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

F-44

7.	Related Party Transactions

The Company periodically enters into unsecured loan agreements with the CEO and various family members to fund working capital needs. These loans do not have specific repayment terms and are not subject to interest charges. The Company pays back these loans as cash flows permit. At December 31, 2016, the Company held an outstanding loan balance of $38,087 with these related parties. In September 2017, the parties agreed to forgive the loan amounts owed, and the outstanding balance was reclassified to stockholders’ equity.

The Company leases its operating facilities from DWT Evans LLC, a company owned by VectorVision CEO David Evans. During the nine months ended September 30, 2017 and 2016, general and administrative costs included $14,250 and $12,150, respectively, under this lease arrangement.

8.	Sale of VectorVision, Inc.

On September 29, 2017, Guardion Health Sciences, Inc. (“Guardion”), through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc. in exchange for 3,050,000 shares of Guardion common stock, pursuant to the terms of an Asset Purchase and Reorganization Agreement. VectorVision’s assets acquired by Guardion pursuant to the agreement included, among others, accounts receivable, fixed assets, inventories, trademarks and copyrights. VectorVision’s liabilities assumed by Guardion included, among others, certain trade accounts payable to third parties and accrued liabilities, and amounts owed under an outstanding line of credit.

Guardion has consolidated VectorVision’s balance sheet with its balance sheet effective September 30, 2017, and will consolidate VectorVision’s statement of operations with its statement of operations commencing October 1, 2017.

F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VectorVision, Inc.

San Diego, California

We have audited the accompanying balance sheets of VectorVision, Inc. (the "Company") as of December 31, 2016 and 2015 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VectorVision, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced recurring net losses since inception and has a stockholders’ deficiency as of December 31, 2016. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Los Angeles, California
September 26, 2017

F-46

VectorVision, Inc.

Balance Sheets

	December 31,
	2016	2015

Assets

Current assets
Cash	$7,160	$5,698
Accounts receivable	18,301	9,656
Inventories	87,155	122,632
Prepaid expenses	2,537	2,884

Total current assets	115,153	140,870

Property and equipment, net	11,756	15,353

Total assets	$126,909	$156,223

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities
Accounts payable and accrued liabilities	$74,365	$79,394
Line of credit	32,760	20,173
Promissory notes payable to related party	38,087	37,317

Total liabilities	145,212	136,884

Commitments and contingencies

Stockholders’ Equity (Deficiency)

Common stock, $0.00 par value; 750 shares authorized; 124 and 124 shares issued and outstanding at December 31, 2016 and December 31, 2015	-	-
Additional paid-in capital	51,410	51,410
Accumulated deficit	(69,713)	(32,071)

Total stockholders’ equity (deficiency)	(18,303)	19,339

Total liabilities and stockholders’ equity (deficiency)	$126,909	$156,223

See accompanying notes to financial statements.

F-47

VectorVision, Inc.

Statements of Operations

	Years Ended December 31,
	2016	2015

Revenue	$231,458	$258,263

Cost of goods sold	84,520	90,368

Gross profit	146,938	167,895

Operating expenses
Sales and marketing	12,353	7,159
General and administrative	164,003	173,076

Total operating expenses	176,356	180,235

Loss from operations	(29,418)	(12,340)

Other expenses:
Interest expense	8,224	8,060

Net loss	$(37,642)	$(20,400)

See accompanying notes to financial statements.

F-48

VectorVision, Inc.

Statements of Stockholders’ Equity (Deficiency)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
Balance at December 31, 2014	125	$-	$51,410	$(11,671)	$39,739
Common stock retired	(1)	-	-	-	-
Net loss – January 1, 2015 through December 31, 2015	-	-	-	(20,400)	(20,400)
Balance at December 31, 2015	124	-	51,410	(32,071)	19,339
Net loss – January 1, 2016 through December 31, 2016	-	-	-	(37,642)	(37,642)
Balance at December 31, 2016	124	$-	$51,410	$(69,713)	$(18,303)

See accompanying notes to financial statements.

F-49

VectorVision, Inc.

Statements of Cash Flows

	Years Ended December 31,
	2016	2015

Operating Activities
Net loss	$(37,642)	$(20,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,597	10,215
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(8,645)	5,330
Inventories	35,477	16,663
Prepaid expenses	347	(2,779)
Increase (decrease) in -
Accounts payable and accrued expenses	(5,029)	(1,857)

Net cash (used in) provided by operating activities	(11,895)	7,172

Financing Activities
Proceeds from issuance of promissory notes, related party	38,087	10,000
Payments on promissory notes, related party	(37,317)	(8,270)
Line of credit	12,587	(14,931)

Net cash provided by (used in) financing activities	13,357	(13,201)

Cash:
Net increase (decrease)	1,462	(6,029)
Balance at beginning of period	5,698	11,727
Balance at end of period	$7,160	$5,698

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$8,224	$8,060
Income taxes	$-	$-

See accompanying notes to financial statements.

F-50

VectorVision, Inc.

Notes to Financial Statements

Years Ended December 31, 2016 and 2015

1.	Organization and Business Operations

Organization and Business

VectorVision, Inc. (the “Company”) was formed in November 1987 as an Ohio-based S Corporation and was founded by David W. Evans, PhD, MBA. The Company develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors, in clinical trials, for real-world vision evaluation and industrial vision testing.

VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and Early Treatment Diabetic Retinopathy Study (“ETDRS”) acuity vision testing. The Company’s patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit.

Going Concern and Liquidity

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $37,642 during the year ended December 31, 2016, and had a stockholders’ deficiency of $18,303 as of December 31, 2016. The Company expects to continue to incur cash outflows from operations that will prevent or limit growth in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued.

The Company’s auditors have also included explanatory language in their opinion that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant manufacturing, promotional, and administrative expenses associated with its current product line. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of new products. If the Company is unable to generate sufficient revenues and margins or access supplemental capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations. There is no assurance that the Company will be able to generate sufficient revenues, or be able to access any capital resources.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, and accruals for potential liabilities.

F-51

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as noted below. Disclosure as to transfers into and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded, non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company believes the carrying amount of its financial instruments (consisting of cash, accounts receivable, and accounts payable and accrued liabilities) approximates fair value due to the short-term nature of such instruments. The fair value of the Company’s line of credit and promissory notes approximates their carrying value given the interest rates of such notes.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash balances are maintained at a large, well-established financial institution. At times, cash balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Insurance coverage limits are $250,000 per depositor at each financial institution. All cash balances were fully insured at December 31, 2016 and 2015.

Inventories

The Company’s inventories are stated at the lower of weighted-average cost or market. The cost of finished goods and raw materials is determined on a first-in, first-out basis. The Company evaluates its inventories for obsolescence and recoverability at each reporting period.

Property and Equipment

Property and equipment are initially recorded at their historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from five to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

F-52

Impairment of Long-Lived Assets

The Company reviews long-lived assets, consisting of property and equipment, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of December 31, 2016 and 2015, the Company had not deemed any long-lived assets as impaired, and was not aware of the existence of any indicators of impairment at such dates.

Revenue Recognition

The Company’s revenue is comprised primarily of sales of medical device equipment and supplies to consumers both in the U.S. and internationally. Revenue is recognized when the risk of loss transfers to our customers and collection of the receivable is reasonably assured, which generally occurs when the product is shipped. A product is not shipped without an order from the customer and an appropriate credit evaluation.

We review accounts receivable for uncollectible accounts and provide an allowance for doubtful accounts as needed, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. We write off delinquent receivables against our allowance for doubtful accounts based on individual credit evaluations, the results of collection efforts, and specific circumstances of customers. We record recoveries of accounts previously written off when received as an increase in the allowance for doubtful accounts. As of December 31, 2016, we had no outstanding accounts receivable that we believed were at risk of non-collection.

The Company provides a standard one-year warranty that covers replacement for damaged parts. Product returns for the years ended December 31, 2016 and 2015 were insignificant.

Income Taxes

The Company operates as an “S” Corporation. As such, it is taxed as a pass-through entity whereby substantially all income tax attributes are passed through to the individual members except for the minimum state income tax.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The adoption of ASU 2014-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

F-53

In March 2016, the FASB issued Accounting Standards Update No. 2016-09 (ASU 2016-09), Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires, among other things, that all income tax effects of awards be recognized in the statement of operations when the awards vest or are settled. ASU 2016-09 also allows for an employer to repurchase more of an employee's shares than it can today for tax withholding purposes without triggering liability accounting and allows for a policy election to account for forfeitures as they occur. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted for any entity in any interim or annual period. The adoption of ASU 2016-09 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.	Inventories, net

Inventories consisted of the following:

	December 31,
	2016	2015
Raw materials	$72,952	$111,517
Finished goods	14,203	11,115
	$87,155	$122,632

Included in the above are reserves for slow-moving inventory of $28,000 and $20,000, recorded by the Company in 2016 and 2015, respectively.

4.	Property and Equipment, net

Property and equipment consisted of the following:

	December 31,
	2016	2015
Leasehold improvements	$4,898	$4,898
Vehicles	42,630	42,630
Research and testing equipment	29,918	29,918
Furniture and fixtures	26,566	26,566
Computer equipment	19,242	19,242
Office equipment	25,303	25,303
	148,557	148,557
Less accumulated depreciation and amortization	(136,801)	(133,204)
	$11,756	$15,353

For the years ended December 31, 2016 and 2015, depreciation and amortization expense was $3,597 and $10,215, respectively, all of which was included in general and administrative expense.

5.	Line of Credit

The Company maintains a line of credit (“LOC”) with Chase Bank to meet short term liquidity requirements. Maximum borrowings under the LOC are $35,000 and are due on demand. The LOC is secured by the Company’s business assets, including accounts receivable, inventory, and equipment. The LOC carries an 8% interest rate, requires monthly payments due on the 25th of each month, and has an annual fee of $150 in addition to any interest accrued. Outstanding balances under the LOC were $32,760 and 20,173 as of December 31, 2016 and 2015, respectively.

F-54

6.	Commitments and Contingencies

Operating Lease

The Company leases approximately 12,000 of office and warehouse space for $1,350 per month. The space is owned by DWT Evans LLC, a company owned David Evans, VectorVision’s CEO. A new 10-year lease agreement was executed in February 2017, to commence March 1, 2017. As of December 31, 2016, remaining average monthly lease payments (including the new 2017 lease) were $1,882 through February 2027.

The approximate future minimum lease payments under non-cancelable operating leases at December 31, 2016 are as follows:

Years ending December 31,

2017	$19,200
2018	20,290
2019	20,898
2020	21,520
After 2020	147,748
$229,656

Rent expense was $16,200 and $16,200 for the years ended December 31, 2016 and 2015, respectively.

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

7.	Related Party Transactions

The Company periodically enters into unsecured loan agreements with related parties, mostly family members of the CEO, to fund working capital needs. These loans do not have specific repayment terms and are not subject to interest charges. The Company pays back these loans as cash flows permit. As of December 31, 2016 and 2015, the Company held outstanding loan balances of $38,087 and $37,317, respectively, with these related parties.

As discussed in Note 6, the Company leases its operating facilities from DWT Evans LLC, a company owned by VectorVision CEO David Evans.

In December 2015, A. W. Evans, Jr., Uncle of CEO David Evans, gifted his one share of VectorVision common stock back to the Company. No additional consideration was transferred pursuant to this transaction. The Company retired this common stock.

8.	Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an “S” corporation. In lieu of corporation income taxes, the shareholders of an “S” corporation are taxed on their proportional share of the Company’s taxable income. Therefore, no provision, or liability for federal income taxes has been included in these financial statements.

F-55

9.	Subsequent Events

On March 1, 2017, the Company entered into a non-binding letter of intent (“LOI”) with Guardion Health Sciences, Inc. a Delaware corporation (“Guardion”), whereby the parties set forth an outline of the terms and conditions pursuant to which the Guardion would acquire all of the outstanding shares of stock of VectorVision in exchange for a to be determined number of shares of common stock of Guardion. The transaction is subject to significant conditions precedent to closing, including, but not limited to, the satisfactory completion of due diligence, the determination of the amount of purchase consideration, the negotiation of definitive transaction documents, and other matters, no later than the August 31, 2017 expiration date of the LOI, as amended.

F-56

18,807,812 Shares
Common Stock

GUARDION HEALTH SCIENCES, INC.

PROSPECTUS

    , 2017

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Securityholders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$2,547.12
Legal fees and expenses	75,000.00
Accounting fees and expenses	6,000.00
Miscellaneous	0.00
TOTAL	$83,547.12

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The following securities were sold pursuant to the exemption afforded under Section 4(a)(2) of the Securities Act of 1933.  There were no placement agents or underwriters for any of the following private placements.

2017

During the three months ended March 31, 2017 the Company declared dividends of $36,077 to its Series A and Series B preferred shareholders which were paid through the issuance of 59,321 shares of common stock.

During the three months ended June 30, 2017 the Company declared dividends of $45,106 to its Series A and Series B preferred shareholders which were paid through the issuance of 71,492 shares of common stock.

During the three months ended September 30, 2017 the Company declared dividends of $78,616 to its Series A and Series B preferred shareholders which were paid through the issuance of 116,307 shares of common stock. Additionally, the Company issued 205,242 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through November 3, 2017, representing the payment in full of all Preferred Stock dividend obligations.

Between January 1, 2017 and July 31, 2017, the Company issued 3,105,000 shares of Series B Preferred Stock to investors for an aggregate purchase price of $3,105,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 6% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.75 per share. The Series B Preferred Stock is convertible commencing December 31, 2017, or earlier upon the approval of the Board of Directors, by the holder into Common Stock at $0.75 per share. The stock is automatically convertible by the Company upon an equity financing of at least $5,000,000 subsequent to June 30, 2017, or is publicly traded for at least $2.00 per share for 10 consecutive trading days, or upon completion of a Major Transaction (as defined in the Certificate of Designation). Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The Series B Preferred Stock is senior to all Common Stock and junior to the Series A Preferred Stock.

During the three months ended March 31, 2017, in connection with the Series B Convertible Preferred Stock offering, the Company issued a total of 60,000 warrants as additional incentive to investors who had previously invested in the Company’s Series A Senior Convertible Preferred Stock offering in 2016. These warrants are fully vested, are immediately exercisable at $0.75 per share, and expire between March 6, 2020 and March 8, 2020. The warrants were valued at $51,796, based upon the Black-Scholes option-pricing model, with a stock price of $0.88, volatility of 135%, and an average risk-free interest rate of 1.61%.

During the three months ended March 31, 2017, the Company issued 162,500 shares of restricted common stock to a service provider. These shares are subject to vesting requirements over 4 months and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock was $143,000 based on a valuation per share of $0.88 on the date of grant.

During April and June 2017, the Company issued 295,000 shares of fully vested restricted common stock to consultants for services rendered. The aggregate fair value of the stock was $259,600 based on a valuation per share of $0.88 on the date of grant.

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc., in exchange for 3,050,000 shares of our common stock pursuant to the terms of an Asset Purchase and Reorganization Agreement, dated as of September 29, 2017.

All of the above shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and 10R Rule 506 of Regulation D promulgated thereunder where noted, based on the representations and warranties contained in subscription agreements, purchase agreements, or investment letters. No commissions were paid and no underwriter or placement agent was involved in these transactions, except as noted.

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 4,347,827 shares of common stock (the “Shares”) at a purchase price of $1.15 per Share (or a purchase price of $5,000,001.05 in the aggregate), in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017. The Shares issued pursuant to the Stock Purchase Agreement were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) and Rule 903 of Regulation S promulgated under the Securities Act.

2016

In January, 2016, the Company commenced a private placement in which it offered to accredited investors (1) convertible promissory notes that will automatically convert into the Common Stock of the Company upon the occurrence of certain events related to the Company becoming a public reporting company with the SEC, and (2) warrants to purchase one share of Common Stock of the Company for each dollar invested, whereby such warrant is immediately exercisable at one dollar ($1.00) per share for a period of three (3) years from the date of issue. As of February 11, 2016, an aggregate of $76,000.00 of convertible promissory notes had been sold. No placement agents or underwriters are involved in this offering and no sales commissions or other compensation is being paid.

During 2016, the Company sold 1,170,000 shares of the Company’s Series A Senior Convertible Preferred Stock to various investors. The purchase price of the stock was $1.00 per share, for an aggregate purchase price of $1,170,000. In addition, the Company issued 535,154 shares of its preferred stock with a fair value of $784,888 upon conversion of $535,149 of notes payable and accrued interest. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $0.60 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative.

During the year ended December 31, 2016, the Company declared dividends of $35,018 to its preferred shareholders which were paid through the issuance of 58,377 shares of common stock.

During 2016, the Company issued an additional 145,000 shares of restricted common stock for services rendered. These shares are subject to vesting requirements over 9 to 12 months and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock was $145,348 based on a valuation per share of $1.00 on the date of grant.

During 2016, the Company also issued 595,000 fully vested shares of common stock for services rendered. During the year ended December 31, 2016, the Company recognized $560,932 in stock compensation expense related to these shares.

During 2016, the Company issued 1,651,732 shares of common stock with a fair value of $1,385,515 upon conversion of notes payable and accrued interest of $687,368 resulting in a loss on conversion of $698,147.

On December 31, 2016, the Company issued 684,933 shares of common stock with a fair value of $602,741 to our CEO, Michael Favish.

During the period January 1, 2016 through December 31, 2016, the Company granted 585,000 post-maturity warrants to a related party investor. The warrants are exercisable at $0.25 per share for a period of three years.

During the period January 1, 2016 through December 31, 2016, the Company granted warrants, to various investors, to purchase 653,500 shares of its common stock. The warrants are exercisable at a weighted average price of $0.46 per share for a period of three years.

On May 18, 2016, the Company issued warrants to purchase 250,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered.

On June 1, 2016, the Company issued warrants to purchase 100,000 shares of its common stock, with an exercise price of $0.25 per share, as compensation for services rendered.

2015

During the period January 1, 2015 through March 31, 2015, in connection with the issuance of notes payable of $42,500 convertible at a price of $0.50 per membership unit upon certain events, the Company issued 31,687 warrants to purchase membership units equal to 50% of the number of units issued upon conversion of the notes, at a price per unit of $0.60 for 50% of the warrants and a price per unit of $0.75 for the remaining 50% of the warrants, with three year terms and contingent upon the conversion of the related notes.

During the period April 1, 2015 through June 30, 2015, the Company sold 2,303,227 membership units to two consultants for aggregate cash consideration of $2,303.

On May 1, 2015, the Company issued warrants valued at $506,857 to purchase 496,001 membership units with 3 year terms, as inducements to convert notes payable, as more fully described at Note 5 and Note 6 of Notes to Consolidated Financial Statements.

On May 1, 2015, the Company issued 450,000 membership units to a related party upon exercise of 450,000 warrants at a weighted average exercise price of $0.20 per unit. In lieu of the aggregate cash payment of $90,000, the holder applied $90,000 of accrued interest towards the exercise price of warrants.

On August 10, 2015, we issued common stock purchase warrants in connection with an investor’s issuance of a convertible promissory note. Warrant coverage was provided to each investor in a number of shares equal to 50% of the shares of stock the investor would receive on conversion of their note. Of the warrants, half were issued with an exercise price of $0.75 per share and half were issued with and exercise price of $0.60 per share. A total of 106,899 warrants to purchase common stock are outstanding from this round of investment.

On August 10, 2015, the Company issued warrants to purchase 28,176 shares of its common stock at an exercise price of $0.01 per share and a three-year term in settlement of $15,497 of accounts payable.

During the period August 1, 2015 through September 30, 2015, the Company issued 250,001 shares of the Company’s common stock upon exercise of 250,001 warrants for aggregate cash consideration of $75,000.

During this period, the Company also issued 333,336 shares of the Company’s common stock upon exercise of 333,336 warrants at an average exercise price of $0.01 per share. In lieu of the aggregate cash payment of $3,334, the holder applied $3,334 of accrued interest toward the exercise price of the warrants.

The shares of common stock represented by membership units converted to common stock during the merger or issuable upon conversion of a promissory note or exercise of a warrant are all included in this Registration Statement.

The Company did not conduct any specific private placement during calendar year 2015.  During calendar year 2015, the Company conducted four unrelated transactions.  In one transaction, the Company sold 1,053,227 units of its membership interest while the Company was a California limited liability company to an advisor assisting the Company with developing certain strategic relationships.  These units were sold at par value. In a second transaction, the Company sold a promissory note for $500,000 convertible into the Company’s common stock based on approximately 1,137,933 shares of the Company’s common stock issuable depending upon interest and certain other factors as set forth in the promissory note. In a third transaction, the Company sold 1,250,000 units of its membership interest while the Company was a California limited liability Company to an advisor assisting the Company with financial affairs.  These units were sold at par value.   In a fourth transaction, the Company issued a total of 32,728 units of membership interest to an investor at a price of $0.04 per unit by converting the interest accrued on a short term loan from that investor.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
2.1	Asset Purchase and Reorganization Agreement dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017 and incorporated herein by reference)
3.1	Articles of Organization of P4L Health Sciences, LLC and restatement changing name to Guardion Health Sciences, LLC filed in California*
3.2	Articles of Conversion; Delaware and California*
3.3	Certificate of Incorporation in Delaware and amendment thereto*
3.4	Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock with Certificate of Correction (filed on Form 8-K on January 5, 2017 and incorporated herein by reference)
3.5	Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock (filed on Form 8-K on March 23, 2017 and incorporated herein by reference)
3.6	Bylaws*
4.1	May 1, 2015 Promissory Note Purchase Agreement*
4.2	May 1, 2015 Promissory Note*
4.3	November 30, 2015 Amendment to May 1, 2015 Promissory Note*
4.4	November 30, 2015 Promissory Note*
4.5	November 30, 2015 Warrant Agreement*
4.6	Form of Preferred Stock Purchase Agreement (filed on Form 8-K on January 5, 2017 and incorporated herein by reference)
4.7	Restricted Stock Purchase Agreement by and between Michael Favish Living Trust dated January 31, 2007 and Guardion Health Sciences, Inc. (filed on Form 8-K on January 5, 2017 and incorporated herein by reference)
4.8	Form of Series B Preferred Stock Purchase Agreement (filed on Form 8-K on March 23, 2017 and incorporated herein by reference)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP**
10.1	Lease for 15150 Avenue of the Sciences, Suite 200, San Diego California and amendments thereto*
10.2	Form of Restricted Unit Purchase Agreement from Round 3 Funding in 2013*
10.3	Form of Bridge Loan from September 30, 2015 - January 25, 2016*
10.4	Form of Indemnification Agreement*
10.5	Intellectual Property Assignment Agreement with David W. Evans and VectorVision, Inc. dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017 and incorporated herein by reference)
10.6	Consulting Agreement with David W. Evans dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017 and incorporated herein by reference)
10.7	Intellectual Property Purchase Agreement with David W. Evans dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017 and incorporated herein by reference)
10.8	Stock Purchase Agreement dated as of November 3, 2017 (filed on Form 8-K on November 7, 2017 and incorporated herein by reference)
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (to be included in Exhibit 5.1)**
23.2	Consent of Weinberg & Company, P.A., independent registered public accounting firm for Guardion Health Sciences, Inc.**
23.3	Consent of Weinberg & Company, P.A., independent registered public accounting firm for VectorVision, Inc.**

* filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016 and incorporated herein by reference

** filed herewith

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 21st day of December, 2017.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Michael Favish
Name:	Michael Favish
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Favish	CEO, President and	December 21, 2017
Michael Favish	Chairman of the Board
(Principal Executive Officer)

*	Chief Accounting Officer and	December 21, 2017
John Townsend	Controller
(Principal Accounting and Financial Officer)

*	Director	December 21, 2017
Robert N. Weingarten

*	Director	December 21, 2017
Mark Goldstone

*	Director	December 21, 2017
David W. Evans

* By:	/s/ Vincent J. Roth
Vincent J. Roth, as Attorney-in-Fact

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